Exhibit 10.1

SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of November 1, 2018, and effective as of October 30, 2018 (for purposes hereof, the “Seventh Amendment Effective Date”), by and among HARVEST CAPITAL CREDIT CORPORATION, a Delaware corporation (“Harvest”), HCAP Equity Holdings, LLC, a Delaware limited liability company (“Attached Equity Holder”), and HCAP ICC, LLC, a Delaware limited liability company (“ICC Loan Subsidiary”), and each other Subsidiary of Harvest from time to time party hereto as a “Borrower” (together with Attached Equity Holder and ICC Loan Subsidiary, each individually a “Subsidiary Borrower” and collectively the “Subsidiary Borrowers” and together with Harvest, each individually and collectively, jointly and severally, the “Borrower”), each of the financial institutions from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and PACIFIC WESTERN BANK (successor-by-merger to CapitalSource Bank), a California state-chartered bank and, as administrative, payment and collateral agent for itself, as a Lender, and for the other Lenders (together with its successors and assigns in such capacities, “Agent”).

R E C I T A L S:

WHEREAS, Borrower, Agent and the Lenders have entered into that certain Loan and Security Agreement, dated as of October 29, 2013 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), as amended by (i) that certain First Amendment to Loan and Security Agreement, dated as of December 30, 2013, (ii) that certain Second Amendment to Loan and Security Agreement, dated as of December 17, 2014, (iii) that certain Third Amendment to Loan and Security Agreement, dated as of September 22, 2015, (iv) that certain Fourth Amendment to Loan and Security Agreement and Joinder and Limited Waiver and Consent, dated as of August 4, 2016, (v) that certain Fifth Amendment to Loan and Security Agreement, dated as of April 28, 2017, and (vi) that certain Sixth Amendment to Loan and Security Agreement, dated as of November 28, 2017 (the “Sixth Amendment” and together with each of the other amendments to the Loan Agreement referenced in clauses (i) through (v) above, collectively, the “Prior Amendments”), pursuant to which Agent and Lenders made certain financial accommodations to Borrower in a maximum principal amount of $55,000,000.00 (the “Loan”); and

WHEREAS, Borrower has informed Agent that HCAP Advisors has replaced JMPCA as Administrator;

WHEREAS, HCAP Advisors, in its capacity as Administrator, is engaging U.S. Bank National Association as a delegee of certain “Delegated Functions” (as such term is defined in the Loan Agreement (as amended hereby)) and as Borrower’s agent (in such capacity, the “Sub-Administrator” (as such term is defined in the Loan Agreement (as amended hereby))), pursuant to the Loan Servicing Agreement, dated as of January 11, 2018, by and between Administrator and Sub-Administrator;

WHEREAS, Harvest has also informed Agent that, effective as of March 28, 2018, Richard Buckanavage has stepped down as Chief Executive Officer of Harvest and has been replaced by Joseph Jolson in such capacity;

WHEREAS, consistent with clause (iii) of the definition of “Key Person Event” in the Loan Agreement, Agent and Lenders desire to memorialize their acknowledgement that Joseph Jolson is an “Approved Replacement” for purposes of replacing Richard Buckanavage; and

WHEREAS, Borrower, Agent and Lenders desire to amend the Loan Agreement as set forth herein.

NOW, THEREFORE, in consideration of the above-premises and other good and valuable consideration, the parties hereto covenant and agree as follows:

1.     The foregoing recitals are incorporated herein by reference.

2.     All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement (as amended hereby).

3.     Amendments to Loan Agreement.

(a)     Effective as of the Seventh Amendment Effective Date, the Loan Agreement (as of the Seventh Amendment Effective Date, including all amendments and updates thereto pursuant to the Prior Amendments through the previously executed Sixth Amendment) is hereby amended (i) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (ii) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Loan Agreement, along with those certain exhibits, schedules and appendices to the Loan Agreement, attached as Exhibit A hereto and made a part hereof for all purposes.

(b)     Effective as of the Seventh Amendment Effective Date, the Loan Agreement is hereby amended to delete Schedule 5.18B thereto and replace it with Schedule 5.18B attached hereto and incorporated herein by reference.

4.     Agent and the Requisite Lenders hereby memorialize and acknowledge their approval of Joseph Jolson as an Approved Replacement for Richard Buckanavage as Chief Executive Officer of Harvest, for purposes of the definitions of “Approved Replacement” and “Key Person Event” and all other relevant terms and provisions of the Loan Agreement and the other Loan Documents.

5.     All references in the Loan Documents to the “Loan Agreement” shall be deemed to refer to the Loan Agreement as amended by this Amendment.

6.     Borrower covenants and agrees with and represents and warrants to Agent and Lenders as follows:

(a)     Borrower’s obligations under the Loan Agreement, as modified hereby, are and shall remain secured by, inter alia, the Loan Agreement and the other Security Documents;

(b)     (i) Borrower possesses all of the powers requisite for it to enter into and carry out the transactions of Borrower referred to herein and to execute, enter into and perform the terms and conditions of this Amendment, the Loan Documents and any other documents contemplated herein that are to be performed by Borrower; (ii) any and all actions required or necessary pursuant to Borrower’s organizational documents or otherwise have been taken to authorize the due execution, delivery and performance by Borrower of the terms and conditions of this Amendment, the Loan Documents and said other documents; (iii) such execution, delivery and performance will not conflict with, constitute a default under or result in a breach of any applicable law or any agreement, instrument, order, writ, judgment, injunction or decree to which Borrower is a party or by which Borrower or any of its properties are bound; (iv) all consents, authorizations and/or approvals required or necessary from any third parties in connection with the entry into, delivery and performance by Borrower of the terms and conditions of this Amendment, the Loan Documents, the said other documents and the transactions contemplated hereby have been obtained by Borrower and are in full force and effect;

(c)     This Amendment and the Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and by general equitable principles, whether enforcement is sought by proceedings at law or in equity;

(d)     All representations and warranties made by Borrower in the Loan Documents are true and correct in all material respects, with the same force and effect as if all such representations and warranties were fully set forth herein and made as of the date hereof;

(e)     This Amendment is not a substitution, novation, discharge or release of the Borrower’s obligations under the Loan Agreement or any of the other Loan Documents, all of which shall and are intended to remain in full force and effect;

(f)     (i) No Default or Event of Default has occurred and is continuing under the Loan Documents; and (ii) there exist no defenses, offsets, counterclaims or claims with respect to Borrower’s obligations and liabilities under the Loan Agreement or any of the other Loan Documents; and

(g)     Borrower hereby ratifies and confirms in full its duties and obligations under the Loan Agreement and the other Loan Documents.

7.     The following are conditions precedent to this Amendment:

(a)     Borrower shall have executed and delivered to Agent this Amendment;

(b)     Agent shall have received (i) the Charter or Certificate of Formation and Good Standing Documents of each Borrower, all in form and substance acceptable to Agent in its sole discretion and (ii) a certificate of the corporate secretary or assistant secretary of each Borrower in his or her capacity as such and not in his or her individual capacity dated on or about the Seventh Amendment Effective Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of each such Borrower in form and substance acceptable to Agent in its sole discretion;

(c)     Agent shall have received (i) the Administration Agreement, dated as of April 29, 2018, by and between HCAP Advisors and Harvest, (ii) the Loan Servicing Agreement, dated as of January 11, 2018, by and between HCAP Advisors and U.S. Bank National Association, (iii) the Loan Servicing and Disbursement Agreement, by and among Agent, HCAP Advisors, Harvest, and U.S. Bank National Association, and (iv) the Amended and Restated Multi-Party Agreement, by and among HCAP Advisors, Harvest and Agent;

(d)     The representations and warranties contained in the Loan Documents and in any certificates delivered to Agent in connection with the closing of this Amendment shall be true and correct in all material respects, and all covenants and agreements required to have been complied with and performed by Borrower shall have been fully complied with and performed to the satisfaction of Agent;

(e)     All actions taken in connection with the execution and delivery of this Amendment shall be completely satisfactory to Agent and its counsel. Agent and its counsel shall have received copies of all such documents, instruments, and other items as Agent or its counsel may reasonably request in connection therewith, all in form and substance satisfactory to Agent and its counsel, in their sole discretion;

(f)     There has been no occurrence of any Default or Event of Default that is continuing and/or the exercise by Agent or any Lender of any and all of its available rights and remedies with respect thereto;

(g)     Borrower shall have paid to Agent, on or about the Seventh Amendment Effective Date (i) an amendment fee (the “Amendment Fee”) in an amount equal to the product of (x) the aggregate amount of Commitments as of the Seventh Amendment Effective Date, multiplied by (y) one-quarter of one percent (0.25%), which Amendment Fee shall be deemed fully-earned and non-refundable as of the Seventh Amendment Effective Date, and (ii) all other fees and out-of-pocket costs, expenses, and disbursements, including without limitation, reasonable fees and expenses of counsel (whether in house counsel or retained counsel) incurred by Agent in connection with the development, preparation, execution, administration, interpretation, or performance of this Amendment and the documents to be entered into and/or reviewed in connection therewith; and

(h)     Such other matters as Agent shall reasonably require.

8.     THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK IN RELIANCE ON NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION; EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, FEDERAL LAW OR THE LAW OF THE STATE OF NEW YORK, AS APPLICABLE, SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY Applicable LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE Applicable LAW OF ANY OTHER JURISDICTION GOVERNS THIS AMENDMENT.

9.     This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

10.     Except as specifically modified herein, the Loan Agreement and the other Loan Documents are hereby ratified and confirmed. Borrower and Agent agree that the Loan Agreement and the other Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Borrower agrees (i) that this Amendment is not intended to constitute, and does not constitute or give rise to, and shall not cause any novation, cancellation or extinguishment of any or all of the Obligations or of any interests owned or held by Agent (and not previously released) in and to any of the Collateral, and (ii) to pay the Loan and all related expenses, as and when due and payable in accordance with the Loan Agreement and the other Loan Documents (as amended hereby), and to observe and perform the Obligations, and do all things necessary which are not prohibited by law to prevent the occurrence of any Event of Default.

11.     This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf), or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

12.     Borrower HEREBY ACKNOWLEDGES AND AGREES THAT AS OF THE DATE HEREOF IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE OBLIGATIONS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, Borrower HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES EACH LENDER AND AGENT AND EACH OF THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, AFFILIATES, ATTORNEYS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL CLAIMS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED THAT Borrower MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND THAT ARISE FROM ANY OF THE LOANS, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND/OR THE NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE. Borrower ACKNOWLEDGES THAT THE FOREGOING RELEASE IS A MATERIAL INDUCEMENT TO AGENT AND LENDERS’ DECISION TO EXTEND TO SUCH CREDIT PARTY THE FINANCIAL ACCOMMODATIONS HEREUNDER AND HAS BEEN RELIED UPON BY AGENT IN AGREEING TO MAKE THE LOAN. Borrower HEREBY FURTHER SPECIFICALLY WAIVES ANY RIGHTS THAT IT MAY HAVE UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE (TO THE EXTENT APPLICABLE), WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,” AND FURTHER WAIVES ANY SIMILAR RIGHTS UNDER APPLICABLE LAWS.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the Borrower, Agent and Lenders have executed this Seventh Amendment to Loan and Security Agreement as of the date first above written.

BORROWER:

HARVEST CAPITAL CREDIT
CORPORATION,
a Delaware corporation

By:	/s/ William E. Alvarez, Jr.
Name:	William E. Alvarez, Jr.
Title:	Chief Financial Officer

HCAP Equity Holdings, LLC,
a Delaware limited liability company

By:	Harvest Capital Credit Corporation,
its sole Member

By:	/s/ William E. Alvarez, Jr.
Name:	William E. Alvarez, Jr.
Title:	Chief Financial Officer

HCAP ICC, LLC,
a Delaware limited liability company

By:	Harvest Capital Credit Corporation,
its sole Member

By:	/s/ William E. Alvarez, Jr.
Name:	William E. Alvarez, Jr.
Title:	Chief Financial Officer

[Signature Page]

Seventh Amendment to Loan and Security Agreement

ADMINISTRATIVE AGENT, COLLATERAL
AGENT, PAYMENT AGENT AND LENDER:

PACIFIC WESTERN BANK
(successor-by-merger to CapitalSource Bank),
a California state-chartered bank

By:	/s/ David Zimmerman
Name:	David Zimmerman
Title:	SVP, Portfolio Manager

[Signature Page]

Seventh Amendment to Loan and Security Agreement

LENDER:

CITY NATIONAL BANK,
as a Lender

By:	/s/ Eric Lo
Name:	Eric Lo
Title:	Senior Vice President

[Signature Page]

Seventh Amendment to Loan and Security Agreement

EXHIBIT A

TO SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

Conformed Loan and Security Agreement

(See attached.)

~~Conformed Version~~

~~First Amendment to Loan and Security Agreement, dated December 20, 2013~~

~~Second Amendment to~~

~~Loan and Security Agreement, dated December 17, 2014 Third Amendment to Loan and Security Agreement, dated~~

~~September 22, 2015 Fourth Amendment to Loan and Security Agreement and Joinder and Limited Waiver and Consent,~~

~~dated August 4, 2016~~

~~Fifth Amendment to Loan and Security Agreement, dated April 28, 2017~~

~~Sixth Amendment to Loan and Security Agreement and Joinder and Limited Waiver and Consent, dated November 28, 2017~~

LOAN AND SECURITY AGREEMENT

by and among

HARVEST CAPITAL CREDIT CORPORATION,

HCAP EQUITY HOLDINGS, LLC,

HCAP ICC, LLC, and

each other Subsidiary Borrower from time to time party hereto,

as Borrower,

PACIFIC WESTERN BANK,

as Agent and a Lender,

and each of the other Lenders from time to time party hereto

Dated as of

October 29, 2013

TABLE OF CONTENTS

Page

I.	DEFINITIONS		1
	1.1	General Terms	1

II.	LOAN, PAYMENTS, INTEREST AND COLLATERAL		~~39~~44
	2.1	The Loan	~~39~~44
	2.2	Interest on the Loan	~~41~~46
	2.3	Loan Disbursements; Requirement to Deliver Borrowing Certificate	~~41~~46
	2.4	Loan Collections; Repayment	~~42~~47
	2.5	Promise to Pay; Manner of Payment	~~43~~49
	2.6	Repayment of Excess Advances	~~45~~51
	2.7	Other Mandatory Prepayments	~~46~~52
	2.8	Payments by Agent; Protective Advances	~~46~~52
	2.9	Grant of Security Interest; Collateral	~~47~~53
	2.10	Collateral Administration	~~49~~56
	2.11	Power of Attorney	~~51~~58
	2.12	Increase of Maximum Loan Amount.	~~52~~59
	2.13	Letters of Credit.	~~52~~59

III.	FEES AND OTHER CHARGES		~~53~~60
	3.1	Commitment Fee	~~53~~60
	3.2	Early Termination Fee	~~53~~60
	3.3	Unused Line Fee	~~54~~62
	3.4	Computation of Fees; Lawful Limits	~~54~~63
	3.5	Default Rate of Interest	~~54~~63
	3.6	Increased Costs; Capital Adequacy	~~55~~63
	3.7	Standby Letters of Credit Fee	~~55~~64

IV.	CONDITIONS PRECEDENT		~~56~~65
	4.1	Conditions to the Initial Advance and Closing	~~56~~65
	4.2	Conditions to Each Advance	~~58~~67

V.	REPRESENTATIONS AND WARRANTIES		~~60~~68
	5.1	Organization and Authority	~~60~~68
	5.2	Loan Documents	~~60~~69
	5.3	Subsidiaries, Capitalization and Ownership Interests	~~61~~70
	5.4	Properties	~~61~~70
	5.5	Other Agreements	~~61~~70
	5.6	Litigation	~~62~~71
	5.7	Hazardous Materials	~~62~~71
	5.8	Tax Returns; Governmental Reports; Taxes	~~62~~71
	5.9	Financial Statements and Reports	~~63~~71
	5.10	Compliance with Law; Business	~~63~~72
	5.11	Intellectual Property	~~64~~72

[Harvest] Loan and Security Agreement (Conformed)

i

	5.12	Licenses and Permits; Labor	~~64~~73
	5.13	No Default; Solvency	~~64~~73
	5.14	Disclosure	~~65~~73
	5.15	Existing Indebtedness; Investments, Guarantees and Contracts; Contractual Obligations	~~65~~74
	5.16	Affiliated Agreements	~~65~~74
	5.17	Insurance	~~65~~74
	5.18	Names; Location of Offices, Records and Collateral; Deposit Accounts	~~66~~74
	5.19	Non-Subordination	~~66~~75
	5.20	Pledged Loans	~~66~~75
	5.21	Administrator; Investment Adviser	~~67~~75
	5.22	Legal Investments; Use of Proceeds	~~67~~76
	5.23	Broker’s or Finder’s Commissions	~~67~~76
	5.24	Licensing, Permits, Etc.	~~67~~76
	5.25	Anti-Terrorism; OFAC	~~68~~77
	5.26	Environmental Matters	~~68~~77
	5.27	Survival	~~68~~77
	5.28	Regulated Entities; Investment Company Act	~~68~~77
	5.29	Material Contracts	~~69~~78

VI.	AFFIRMATIVE COVENANTS		~~69~~78
	6.1	Financial Statements, Reports and Other Information	~~69~~78
	6.2	Payment of Obligations	~~72~~81
	6.3	Conduct of Business and Maintenance of Existence and Assets	~~72~~82
	6.4	Compliance with Legal and Other Obligations	~~73~~82
	6.5	Insurance	~~73~~82
	6.6	True Books	~~74~~83
	6.7	Inspection; Periodic Audits; Quarterly Review	~~74~~83
	6.8	Further Assurances; Post Closing	~~74~~83
	6.9	Payment of Indebtedness	~~75~~84
	6.10	Other Liens	~~75~~84
	6.11	Use of Proceeds	~~75~~84
	6.12	Collateral Documents; Security Interest in Collateral	~~75~~84
	6.13	Attached Equity Interests and Retained Equity Interests	~~76~~85
	6.14	Portfolio Collateral Documents	~~76~~85
	6.15	Administration Agreement; Sub-Administration Agreement; Backup Administrator; Advisory Agreement	~~76~~86
	6.16	BDC Status	~~77~~87
	6.17	Refinancing Right of First Refusal	~~77~~87
	6.18	Portfolio Requirements	~~78~~87

VII.	NEGATIVE COVENANTS		~~79~~89
	7.1	Indebtedness	~~80~~89
	7.2	Liens	~~80~~89
	7.3	Investment Property; Collateral; Subsidiaries	~~81~~90
	7.4	Dividends; Redemptions; Equity	~~82~~91
	7.5	Transactions with Affiliates	~~82~~92

[Harvest] Loan and Security Agreement (Conformed)

	7.6	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names	~~83~~92
	7.7	Transfer of Collateral	~~83~~93
	7.8	Guarantees	~~83~~93
	7.9	Truth of Statements	~~84~~93
	7.10	Sale of Collateral	~~84~~93
	7.11	Credit Policy	~~84~~94
	7.12	Anti-Terrorism; OFAC	~~85~~94
	7.13	Deposit Accounts	~~85~~95
	7.14	Change in Business	~~85~~95
	7.15	Administration Agreement; Sub-Administration Agreement; Advisory Agreement	~~86~~95
	7.16	Valuation Policy.	~~86~~96
	7.17	RIC Status.	~~86~~96
	7.18	Tangible Net Worth	~~86~~96
	7.19	Debt Service Coverage Ratio	~~86~~96
	7.20	Minimum Liquidity	~~86~~96
	7.21	Maximum Leverage Ratio	~~86~~97
	7.22	SBIC Guarantee.	~~86~~97
	7.23	Payments of Unsecured Longer-Term Indebtedness.	~~87~~97

VIII.	EVENTS OF DEFAULT		~~87~~97

IX.	RIGHTS AND REMEDIES AFTER DEFAULT		~~90~~100
	9.1	Rights and Remedies	~~90~~100
	9.2	Application of Proceeds	~~91~~101
	9.3	Rights to Appoint Receiver	~~91~~102
	9.4	Attorney-in-Fact	~~92~~102
	9.5	Rights and Remedies not Exclusive	~~92~~102

X.	WAIVERS AND JUDICIAL PROCEEDINGS		~~92~~102
	10.1	Waivers	~~92~~102
	10.2	Delay; No Waiver of Defaults	~~92~~103
	10.3	Jury Waiver	~~93~~103
	10.4	Amendment and Waivers	~~93~~104

XI.	EFFECTIVE DATE AND TERMINATION		~~94~~104
	11.1	Effectiveness and Termination	~~94~~104
	11.2	Survival	~~94~~105

XII.	MISCELLANEOUS		~~95~~105
	12.1	Governing Law; Jurisdiction; Service of Process; Venue	~~95~~105
	12.2	Successors and Assigns; Assignments and Participations	~~96~~106
	12.3	Application of Payments	~~99~~109
	12.4	Indemnity	~~99~~110
	12.5	Notice	~~100~~111
	12.6	Severability; Captions; Counterparts; Electronic Signatures	~~101~~111

[Harvest] Loan and Security Agreement (Conformed)

	12.7	Expenses	~~101~~111
	12.8	Entire Agreement	~~102~~112
	12.9	Approvals and Duties	~~102~~113
	12.10	Confidential/Publicity	~~102~~113
	12.11	Release of Collateral	~~104~~115
	12.12	Appointment of Servicer	~~105~~115

XIII.	AGENT PROVISIONS; SETTLEMENT		~~106~~116
	13.1	Agent	~~106~~116
	13.2	Amendments, Waivers and Consents	~~111~~121
	13.3	Set-off and Sharing of Payments	~~112~~122
	13.4	Disbursement of Funds	~~113~~123
	13.5	Settlements; Payments; and Information	~~113~~124
	13.6	Dissemination of Information	~~115~~125
	13.7	Defaulting Lender	~~115~~125
	13.8	Taxes	~~116~~126
	13.9	Inability to Determine Rates	~~120~~130
	13.10	Patriot Act	~~120~~131

EXHIBITS

Exhibit A	Borrowing Certificate
Exhibit B	Request for Advance
Exhibit C	Credit and Collection Policies and Procedures
Exhibit D	Form of Promissory Note

SCHEDULES

Schedule A	Commitments; Account Information
Schedule 5.1	Organization and Authority
Schedule 5.3	Directors and Officers
Schedule 5.4	Properties
Schedule 5.8	Tax Returns; Governmental Reports
Schedule 5.11	Intellectual Property
Schedule 5.15	Investments
Schedule 5.16	Affiliated Agreements
Schedule 5.17	Insurance
Schedule 5.18A	Location of Offices, Records and Collateral
Schedule 5.18B	Deposit Accounts
Schedule 5.29	Operating Contracts
Schedule 6.8	Further Assurances and Post Closing Deliverables
“Broker Schedule”	Broker’s, Finder’s or Placement Fees

[Harvest] Loan and Security Agreement (Conformed)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”) dated as of October 29, 2013, is entered into by and among HARVEST CAPITAL CREDIT CORPORATION, a Delaware corporation (“Harvest”), HCAP EQUITY HOLDINGS, LLC, a Delaware limited liability company (“Attached Equity Holder”), and HCAP ICC, LLC, a Delaware limited liability company (“ICC Loan Subsidiary”), and each other Subsidiary of Harvest from time to time party hereto as a “Borrower” (together with Attached Equity Holder and ICC Loan Subsidiary, each individually a “Subsidiary Borrower” and collectively the “Subsidiary Borrowers” and together with Harvest, each individually and collectively, jointly and severally, the “Borrower”), each of the financial institutions from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and PACIFIC WESTERN BANK (successor-by-merger to CapitalSource Bank), a California state-chartered bank (“Pacific Western”), as administrative, payment and collateral agent for itself, as a Lender and for the other Lenders (together with its successors and assigns in such capacities, “Agent”).

WHEREAS, Borrower has requested that Lenders make available to Borrower a revolving credit facility in a maximum principal amount of up to the Maximum Loan Amount, which, as of the Closing Date is Fifty-Five Million and No/100 Dollars $55,000,000, subject at all times to Availability, the proceeds of which shall be used by Borrower to provide Underlying Loans to Underlying Borrowers (the “Business”), to pay closing expenses related to the Loan, for payments to Agent and Lenders and otherwise in accordance with this Agreement;

WHEREAS, Borrower is willing to grant Agent, for the benefit of Agent and Lenders, a lien on and security interest in the Collateral to secure the Loan and other financial accommodations being granted by Lenders to Borrower; and

WHEREAS, Lenders are willing to make the Loan available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent and Lenders hereby agree as follows:

I.      DEFINITIONS

1.1     General Terms

For purposes of the Loan Documents and all Annexes thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require). All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified, references in this Agreement or any of the appendices to a Section, subsection, or clause refer to such Section, subsection, or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, as the same may from time to time be amended, restated, modified, or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex. Any term which is defined by reference to any agreement, instrument, or document shall have the meaning ascribed to such term in such other agreement, instrument, or document as amended, restated, supplemented, or otherwise modified from time to time and, in each case such meaning shall not be affected if any such document is terminated. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders. The words “including”, “includes”, and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Person, such words are intended to signify that such Person has actual knowledge or awareness of a particular fact or circumstance or that such Person, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless otherwise specified herein, this Agreement and any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in this Article I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of, or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

“Acquired Start-Up” shall mean, as of any date of determination, any Person (a) that any Underlying Borrower has, in any transaction or series of transactions consummated as of a date that is less than twelve (12) months prior to such date of determination, (x) merged with, purchased, owned, held, invested in or otherwise acquired any obligations or Equity Interests or securities thereof, or any other interest in, or (y) otherwise acquired all or substantially all of the assets thereof and (b) that (x) was organized or incorporated (as applicable) as of a date that is less than twelve (12) months prior to such date of determination or (y) otherwise has business operations for a period less than twelve (12) months prior to such date of determination.

“Advance” shall mean any borrowing under and advance of the Loan. Any amounts paid by Agent on behalf of Borrower under any Loan Document shall be an Advance for purposes of this Agreement.

[Harvest] Loan and Security Agreement (Conformed)

“Adjusted Fixed Charge Coverage Ratio” shall mean, with respect to any Eligible Agreed Asset Loan, (a) as of any date prior to the twelve (12) month anniversary of the date that the related Eligible Agreed Asset Underlying Borrower is in existence, the Fixed Charge Coverage Ratio for such Eligible Agreed Asset Loan, as measured on an annualized basis for each of the initial three (3) fiscal quarters for which financial statements are provided, and (b) as of any date of determination on or after the twelve (12) month anniversary of the date that the related Eligible Agreed Asset Underlying Borrower is in existence, the Fixed Charge Coverage Ratio for such Eligible Agreed Asset Loan, as measured on a trailing twelve (12) month basis.

“Adjusted Principal Balance” shall mean, with respect to any Pledged Loan as of any date of determination, the outstanding principal amount of such Pledged Loan as of such date; provided, however, that the Adjusted Principal Balance of any Pledged Loan that defers or capitalizes interest shall exclude such deferred or capitalized interest, and the Adjusted Principal Balance shall exclude any protective advances made in respect of such Pledged Loan.

“Administration Agreement” shall mean (a) as of any date prior to April 29, 2018, that certain Administration Agreement, dated as of April 29, 2013, by and ~~among Administrator~~between JMPCA and Harvest, and (b) as of any date on or after April 29, 2018, that certain Administration Agreement, dated as of April 29, 2018, by and between HCAP Advisors and Harvest, as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Administrator” shall mean ~~JMP Credit~~(a) as of any date prior to April 29, 2018, JMPCA, and (b) as of any date on or after April 29, 2018, HCAP Advisors ~~LLC, a Delaware limited liability company~~, or any other Person serving as administrator for Harvest pursuant to the terms of the Administration Agreement or otherwise.

“Administrator Default” shall mean any material breach, as determined by the Agent in its Permitted Discretion, of the terms of the Administration Agreement or the Multi-Party Agreement by Administrator, including without limitation (and for the avoidance of doubt), to the extent that any Delegated Functions have been (and during such time as such Delegated Functions are) delegated to the Sub-Administrator, any Sub-Administrator Default which has the effect of causing a material breach by Administrator of the Administration Agreement.

“Advisory Agreement” shall mean that certain Investment Advisory and Management Agreement, dated as of April 29, 2013, by and among Investment Adviser and Harvest, as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Advisory Fee” shall mean that certain Base Management Fee (as defined in the Advisory Agreement) payable to Investment Adviser pursuant to the Advisory Agreement in an amount not to exceed 2% of the gross assets of Harvest up to $350,000,000, 1.75% of the gross assets of Harvest greater than $350,000,000 but less than $1,000,000,000, and 1.5% of the gross assets of Harvest greater than $1,000,000,000.

“Affiliate” or “affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common

[Harvest] Loan and Security Agreement (Conformed)

control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting Equity Interests, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise; provided, however, that notwithstanding anything herein to the contrary, for purposes of Article V, Section 6.1(c), and Section 12.4 of this Agreement, the terms “Affiliate” and “affiliate” in relation to any Borrower shall not include any other Person whose Attached Equity Interests or Retained Equity Interests are held by any Borrower in the ordinary course of business.

“Affiliated Underlying Borrower” shall mean an Underlying Borrower that satisfies all of the requirements for an “Eligible Underlying Borrower” other than those provided in clause (c) of the definition thereof.

“Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Aggregate Principal Balance” shall mean, when used with respect to the Pledged Loans in the Financed Portfolio, the sum of the Adjusted Principal Balances of all or of such portion (as applicable) of the Eligible Loans.

“Agreed Asset Collateral” shall mean Underlying Collateral that (a) secures an Eligible Agreed Asset Loan, (b) is physically located in (x) the United States or Canada, or (y) a Permitted Foreign Jurisdiction, and (c) to the extent such Underlying Collateral does not satisfy all of the requirements for Underlying Collateral securing an Eligible Loan, such Underlying Collateral is approved by Agent in its sole discretion.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Allocated Loan Amount” shall mean, as it relates to any Pledged Loan, the outstanding principal balance of the Loan allocated to such Pledged Loan as described in the most recent Borrowing Certificate delivered to Agent, whether pursuant to Section 6.1(b) hereof or otherwise.

“Amortization Period” shall mean the period beginning on the day after the last day of the Revolving Period and ending on the last day of the Term.

“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable, as the context may require, (i) to the Loan, the Loan Documents, Borrower, Investment Adviser, Administrator, Sub-Administrator, or the Collateral or any portion thereof or (ii) an Underlying Borrower, its business or operations, an Underlying Loan, the Underlying Loan Documents or the Underlying Collateral.

[Harvest] Loan and Security Agreement (Conformed)

“Applicable Rate” shall mean the interest rate applicable to the Obligations from time to time in accordance with the terms of this Agreement.

“Approved Bank” shall have the meaning assigned to it in the definition of “Cash Equivalents”.

“Approved Replacement” shall mean any employee of or advisor to Borrower who is replacing a Person of like qualification and experience and which has been approved in such capacity in writing by the Requisite Lenders, such approval not to be unreasonably withheld.

“Approved Syndicated Loan” shall mean an Underlying Loan constituting a syndicated loan transaction or a loan participation transaction (i) that is held by two (2) or more lenders; (ii) that has been fully consummated prior to such Underlying Loan becoming a Pledged Loan; (iii) where, as it relates to any such Underlying Loans that were not originated by Borrower, all required notifications, assignments and consents, if any, have been given to the applicable collateral agent, paying agent, administrative agent and any other parties required by the Underlying Loan Documents in relation to such Pledged Loan, have been obtained and/or given with respect to Borrower’s acquisition of the applicable interest in the Pledged Loan; (iv) where the right to control the actions of and replacement of the applicable collateral agent, paying agent and/or administrative agent in relation to such Pledged Loan may be exercised by at least a majority in interest of all holders of such Pledged Loan; (v) in relation to which all underlying Indebtedness of the Underlying Borrower is of the same priority, all such underlying Indebtedness of the Underlying Borrower relating to such syndicated loan transaction or loan participation transaction is cross-defaulted, and all holders of such underlying Indebtedness (A) have an undivided interest in the Underlying Collateral and (B) may transfer or assign their right, title and interest in the Underlying Loan and the Underlying Collateral, and (vi) that provides for standard, market restrictions on (A) the ability of any agent and/or lenders in relation to such Underlying Loan to release any guarantor or material portion of any Underlying Collateral without the approval of at least a majority in interest of all holders of such Underlying Loan and/or (B) the ability of any agent and/or lenders in relation to such Underlying Loan to take any action that would (1) materially and adversely affect or increase, as applicable, the rights, duties or obligations of any lender (including any participant lender) thereunder, (2) alter the interest rate payable in relation to such Underlying Loan or (3) extend the maturity date or the due date for any required payments in relation to such Underlying Loan, in each case without the approval of each such affected lender (including any participant lender); provided, however, that Approved Syndicated Loans may consist of loan participation transactions so long as the sum of (I) the Adjusted Principal Balance of such Approved Syndicated Loans consisting of loan participation transactions, plus (II) the Adjusted Principal Balance of any Broadly Syndicated Loans consisting of loan participation transactions (in the aggregate), does not exceed the greater of (x) ten percent (10%) of the Aggregate Principal Balance and (y) $5,000,000.

“Attached Equity Holder” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Attached Equity Interest” shall mean any Equity Interests in an Underlying Borrower or any Affiliate issued to the Borrower in connection with, or as condition to, entering into the related Underlying Loan.

[Harvest] Loan and Security Agreement (Conformed)

“Availability” shall have the meaning assigned to it in Section 2.1 hereof.

“Available Amounts” shall mean, as of any Payment Date, the sum of (a) all payments (including any prepayments (both voluntary and mandatory)) of principal, interest or fees collected from any of the Collateral during the related month, (b) all liquidation proceeds from the sale or disposition of any Pledged Loan and/or any property related thereto during the related month, whether to a third party purchaser or an Affiliate of Borrower, (c) all other amounts of any and every description payable to Borrower by or on behalf of such Underlying Borrower pursuant to the applicable Underlying Loan Documents, (d) all other proceeds of the Collateral received by Borrower, Investment Adviser, Administrator, Sub-Administrator, Agent or any Lender during the related month, including, but not limited to, judgment awards or settlements, late charges, insurance proceeds, refinancing proceeds, condemnation proceeds and other income collected from any source arising in connection with the Collateral, and (e) all interest earned on the amounts on deposit in the Blocked Account since the previous Payment Date.

“Backup Administrator” shall mean any Person engaged by Agent to perform services in accordance with a Backup Administration Agreement.

“Backup Administrator Fee” shall mean any fee payable monthly to a Backup Administrator, as specified in the applicable Backup Administration Agreement.

“Backup Administration Agreement” shall mean any backup administration agreement entered into by Agent, Backup Administrator and/or Harvest from time to time that provides for the provision of backup administration by a Backup Administrator , as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Balance Register” shall have the meaning assigned to it in Section 2.1(a)(ii) hereof.

“Bank Products Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management or depositary arrangements entered into between Borrower and Lender or an Affiliate of Lender, in its separate capacity as a party to such Bank Products Agreement, as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101 et. seq., as amended from time to time.

“BDC” shall mean a “business development company” under the Investment Company

Act.

“BDC Leverage Ratio” shall mean the ratio of (a) total Indebtedness of Borrower (calculated on a consolidated basis) to (b) the Tangible Net Worth of Borrower (on a consolidated basis).

“Blocked Account” shall have the meaning assigned to it in Section 2.4(a) hereof.

[Harvest] Loan and Security Agreement (Conformed)

“Blocked Account Agreement” shall mean that certain Blocked Account Agreement, dated as of the Closing Date, by and among Agent, ~~Administrator,~~ Harvest and Blocked Account Bank, which pledges the Blocked Account and all funds and sums contained therein to Agent, for the benefit of Agent and Lenders, and provides for disposition of funds therefrom, as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof and hereof.

“Blocked Account Bank” shall mean US Bank, National Association, together with its successors and permitted assigns and any financial institution replacing the named financial institution acceptable to Agent in its sole discretion.

“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof. “Borrower’s Investible Capital” shall mean, as of any date of determination, an amount equal to Harvest’s Tangible Net Worth plus Availability.

“Borrower Loan Clearing Account” shall mean those certain Deposit Accounts of Borrower or Administrator (and/or any subaccounts thereof (which, for the avoidance of doubt, may be ledger or book entry accounts and not actual accounts)) designated as such on Schedule 5.18B attached hereto and incorporated herein by reference (as may be updated from time to time (prior to the occurrence and continuance of any Event of Default) by written notice of Borrower to Agent pursuant to the terms and provisions of Section 2.10(h)).

“Borrower Loan Clearing Account Agreement” shall mean that certain Blocked Account Agreement, dated as of the Seventh Amendment Effective Date, by and among Agent, Administrator and Blocked Account Bank, which pledges the Borrower Loan Clearing Account and all funds and sums contained therein to Agent, for the benefit of Agent and Lenders, and provides for disposition of funds therefrom, as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof and hereof.

“Borrower Prepayment Charges” shall mean, with respect to any Indebtedness of Borrower (other than the Obligations), any charges actually paid by Borrower (pursuant to the terms and provisions of the documents, instruments, and agreements evidencing such Indebtedness) in cash during the relevant period of determination in conjunction with the purchase, redemption, retirement or other acquisition of or voluntary payment or prepayment of the principal of or interest on, such Indebtedness (excluding, for the avoidance of doubt, (x) any amounts paid by Borrower with respect to regularly scheduled payments, prepayments or redemptions of principal and interest in respect of any such Indebtedness as required pursuant to the instruments evidencing such Indebtedness, and/or (y) any amounts paid by Borrower with respect to the payment or prepayment of the principal of or interest on such Indebtedness in conjunction with the exercise of remedies or of any right to accelerate the maturity thereof by the holder of such Indebtedness).

“Borrowing Base” shall mean, as of any date of determination, the sum (without duplication) of: (a) with respect to each Pledged Loan constituting an Eligible Senior Secured Loan, the product of (i) sixty-five percent (65%), multiplied by (ii) the lesser of (A) the Adjusted Principal Balance of such Pledged Loan or (B) the Fair Value of such Pledge Loan, plus (b) with

[Harvest] Loan and Security Agreement (Conformed)

respect to each Pledged Loan constituting an Eligible Senior Secured Last-Out Loan, the product of (i) sixty percent (60%), multiplied by (ii) the lesser of (A) the Adjusted Principal Balance of such Pledged Loan or (B) the Fair Value of such Pledge Loan, plus (c) with respect to each Pledged Loan constituting an Eligible Junior Secured Loan, the product of (i) fifty-five percent (55%), multiplied by (ii) the lesser of (A) the Adjusted Principal Balance of such Pledged Loan or (B) the Fair Value of such Pledge Loan, plus (d) with respect to each Pledged Loan constituting an Eligible Junior Secured Subordinated Loan, the product of (i) fifty percent (50%), multiplied by (ii) the lesser of (A) the Adjusted Principal Balance of such Pledged Loan or (B) the Fair Value of such Pledge Loan, plus (e) with respect to each Pledged Loan constituting an Eligible Secured Subordinated Loan or an Eligible Covenant-Lite Loan, the product of (i) forty percent (40%), multiplied by (ii) the lesser of (A) the Adjusted Principal Balance of such Pledged Loan or (B) the Fair Value of such Pledge Loan, plus (f) with respect to each Pledged Loan constituting an Eligible Allowed Affiliated Interest Loan, the product of (i) the lesser of (x) to the extent such Underlying Loan satisfies the criteria of an Eligible Secured Subordinated Loan or Eligible Covenant-Lite Loan, the advance rate that such Underlying Loan would otherwise be subject to as set forth in clause (e) above (as applicable), or (y) fifty percent (50%), multiplied by (ii) the lesser of (A) the Adjusted Principal Balance of such Pledged Loan or (B) the Fair Value of such Pledge Loan, plus (g) with respect to each Pledged Loan constituting an Eligible Allowed Controlling Interest Loan, the product of (i) forty percent (40%), multiplied by (ii) the lesser of (A) the Adjusted Principal Balance of such Pledged Loan or (B) the Fair Value of such Pledge Loan, plus (h) with respect to each Pledged Loan constituting an Eligible Agreed Asset Loan, (i) to the extent the Agreed Asset Collateral securing such Underlying Loan is physically located in the United States or Canada, (A) the percentage agreed to by Agent with respect to such Underlying Loan in its sole discretion (which shall in any case be equal to or greater than fifty percent (50%)), multiplied by (B) the lesser of (x) the Adjusted Principal Balance of such Pledged Loan or (y) the Fair Value of such Pledge Loan, and (ii) to the extent the Agreed Asset Collateral securing such Underlying Loan is physically located in a Permitted Foreign Jurisdiction, (A) forty percent (40%)), multiplied by (B) the lesser of (x) the Adjusted Principal Balance of such Pledged Loan or (y) the Fair Value of such Pledge Loan. Notwithstanding the foregoing, the advance rates may be decreased in accordance with the terms of this Agreement.

“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A hereto.

“Borrowing Date” shall have the meaning assigned to it in Section 2.3 hereof.

“Broadly Syndicated Loan” shall mean an Underlying Loan constituting a syndicated loan transaction or a loan participation transaction (i) that is held by five (5) or more lenders; (ii) that has been fully consummated prior to such Underlying Loan becoming a Pledged Loan; (iii) where, as it relates to any such Underlying Loans that were not originated by Borrower, all required notifications, assignments and consents, if any, have been given to the applicable collateral agent, paying agent, administrative agent and any other parties required by the Underlying Loan Documents in relation to such Pledged Loan, have been obtained and/or given with respect to Borrower’s acquisition of the applicable interest in the Pledged Loan; (iv) where the right to control the actions of and replacement of the applicable collateral agent, paying agent and/or administrative agent in relation to such Pledged Loan may be exercised by at least a majority in interest of all holders of such Pledged Loan; (v) in relation to which all underlying

[Harvest] Loan and Security Agreement (Conformed)

Indebtedness of the Underlying Borrower is of the same priority, all such underlying Indebtedness of the Underlying Borrower relating to such syndicated loan transaction or loan participation transaction is cross-defaulted, and all holders of such underlying Indebtedness (A) have an undivided interest in the Underlying Collateral and (B) may transfer or assign their right, title and interest in the Underlying Loan and the Underlying Collateral, (vi) the EBITDA of the Underlying Borrower with respect to such Underlying Loan shall be greater than $40,000,000, (vii) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest on all or substantially all of the assets of the respective Underlying Borrower, (viii) that is traded with at least one (1) desk publishing both bid and offer prices, (ix) that has a maximum original term to maturity of eighty-five (85) months or less, and (x) that provides for standard, market restrictions on (A) the ability of any agent and/or lenders in relation to such Underlying Loan to release any guarantor or material portion of any Underlying Collateral without the approval of at least a majority in interest of all holders of such Underlying Loan and/or (B) the ability of any agent and/or lenders in relation to such Underlying Loan to take any action that would (1) materially and adversely affect or increase, as applicable, the rights, duties or obligations of any lender (including any participant lender) thereunder, (2) alter the interest rate payable in relation to such Underlying Loan or (3) extend the maturity date or the due date for any required payments in relation to such Underlying Loan, in each case without the approval of each such affected lender (including any participant lender); provided, however, that Broadly Syndicated Loans may consist of loan participation transactions so long as the sum of (I) the Adjusted Principal Balance of such Broadly Syndicated Loans consisting of loan participation transactions, plus (II) the Adjusted Principal Balance of any Approved Syndicated Loans consisting of loan participation transactions (in the aggregate), does not exceed the greater of (x) ten percent (10%) of the Aggregate Principal Balance and (y) $5,000,000.

“Business” shall have the meaning assigned to it in the recitals of this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which (a) commercial banks in California or New York City are authorized or required by law to remain closed or (b) banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition, or (iii) Pacific Western (any bank meeting the qualifications specified in clauses (b)(i), (ii) or (iii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the

[Harvest] Loan and Security Agreement (Conformed)

types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 3.6 by any lending office of such Lender or by such holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following, unless such action has been consented to in advance in writing by the Requisite Lenders (at their sole option):

(i) any Person acquires the direct or indirect ownership of more than thirty-five percent (35%) of the issued and outstanding voting Equity Interests of Harvest;

(ii) Harvest ceases to own one-hundred percent (100%) of the issued and outstanding voting Equity Interests of each Subsidiary Borrower;

(iii) during the Revolving Period, Sponsor shall at any time for any reason cease to own, directly or indirectly through a wholly-owned subsidiary, the issued and outstanding Equity Interests of Harvest (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units) in at least the same number of shares as owned by Sponsor as of the Closing Date; provided, however, that Sponsor may, directly or indirectly through a wholly-owned Subsidiary, without the prior consent of Agent or the Requisite Lenders, make (and the term “Change of Control” shall not include) a transfer of issued and outstanding Equity Interests of Harvest (the aggregate amount of which shall not exceed 15,000 shares in any one (1) calendar year) to employees of Harvest, the Administrator, or HCAP Advisors, as applicable, on an annual basis;

(iv) ~~a greater~~(A) Sponsor owns directly or indirectly less than ~~ten~~fifty-one percent (~~10%) change in the direct or indirect ownership~~51%) of the Equity

[Harvest] Loan and Security Agreement (Conformed)

Interests of HCAP Advisors~~, LLC, provided that the Person having control of HCAP Advisors, LLC pursuant to its organizational documents shall not change~~ or (B) Sponsor shall otherwise cease to control, directly or indirectly (through a wholly-owned Subsidiary), HCAP Advisors;

(v) fifty percent (50%) or more of the members of the Board of Directors (or other applicable governing body) of Harvest on any date shall not have been (x) members of the Board of Directors (or other applicable governing body) of Harvest on the date twelve (12) months prior to such date or (y) approved (by recommendation, nomination, election or otherwise) by Persons who constitute at least a majority of the members of the Board of Directors (or other applicable governing body) of Harvest as constituted on the date twelve (12) months prior to such date;

(vi) a Key Person Event;

(vii) Harvest’s Equity Interests cease to be traded on a major United States stock exchange; or

(viii) any “change in/of control” or “sale” or “disposition” or “merger” or similar event as defined in any certificate of incorporation or formation or statement of designations or bylaws or operating agreement, as applicable, of Borrower or in any document governing Material Indebtedness of Borrower (other than any Loan Documents), individually or in the aggregate which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof.

“Charter and Good Standing Documents” shall mean, for the applicable Person, (i) a copy of the certificate of incorporation (or other applicable charter document) certified as of a date not more than five (5) Business Days before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation of such Person, (ii) a copy of the bylaws or operating agreement certified as of the Closing Date by the corporate secretary or assistant secretary of such Person, (iii) an original certificate of good standing as of a date not more than five (5) Business Days before the Closing Date issued by the applicable Governmental Authority of the jurisdiction of incorporation of such Person and of every other jurisdiction in which such Person has an office or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors (or other applicable governing body) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person, as applicable, is a party, certified by an authorized officer of such Person as of the Closing Date.

“Claims” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, litigation, proceedings, investigations, judgments, suits, fees, costs, expenses, charges, advances and disbursements of any kind (including, without limitation, reasonable fees, costs, expenses and charges of counsel (including in-house counsel)).

[Harvest] Loan and Security Agreement (Conformed)

“Closing” shall mean the satisfaction, or written waiver by Agent and Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall mean, collectively and each individually, all collateral and/or security granted and/or securities pledged to Agent and/or Lenders pursuant to the Loan Documents, including, without limitation, the items described in Section 2.9 of this Agreement.

“Collection Account” shall mean that certain account in the name of Agent, at Bank of America, N.A. with account number XXXXXXXXXXXX.

“Controlled Accounts” shall mean, individually or collectively as the context may require, the Blocked Account, each Borrower Loan Clearing Account, and the Lockbox Account (if established in accordance with the terms of this Agreement).

“Controlling Interest Loan Co-Investor” shall mean, with respect to any Controlled Underlying Borrower, any co-investor other than Borrower or any Affiliate of Borrower holding Equity Interests of such Controlled Underlying Borrower (other than any Attached Equity Interests).

“Commitment” or “Commitments” shall mean, (i) with respect to the Loan, as to any Lender, the aggregate commitment of such Lender to make Advances as set forth on Schedule A hereto or in the most recent Lender Addition Agreement, if any and (ii) as to all Lenders, the aggregate commitments of all Lenders to make Advances in an amount not to exceed the Maximum Loan Amount, in each case as the same may be increased, reduced, modified or terminated pursuant to this Agreement.

“Commitment Fee” shall mean the fee payable in accordance with Section 3.1.

“Confidential Information” shall have the meaning assigned to it in Section 12.10(c) hereof.

“Contract Right” shall mean any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Controlled Underlying Borrower” shall mean an Affiliated Underlying Borrower with respect to which (a) the Attached Equity Interests of such Underlying Borrower (i) represent a majority of the aggregate Equity Interests of such Underlying Borrower, or (ii)(x) represent more than twenty-five percent (25%) of the aggregate voting Equity Interest of the Underlying Borrower, and (y) such ownership is equal to the largest percentage of Equity Interests of the Underlying Borrower owned by any Person or group of Affiliated Persons, or (b) regardless of the percentage of Equity Interests of the Underlying Borrower owned by Borrower, Borrower has

[Harvest] Loan and Security Agreement (Conformed)

the power, direct or indirect, to direct or cause the direction of the management and policies of such Underlying Borrower whether by ownership of Equity Interests, by contract, or otherwise.

“Copyrights” shall mean all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title, and interest in and to: (i) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) all renewals of any of the foregoing.

~~“Core Net Investment Income” shall mean Net Investment Income plus incentive fees attributed to the capital gains incentive fee.~~

“Credit Policy” shall mean, individually and collectively, (i) Investment Adviser’s credit and underwriting policies and procedures and guidelines as set forth in the Credit Policies and Procedures, a copy of which is attached hereto as Exhibit C, as such guidelines may be amended, modified, changed, supplemented or rescinded from time to time in accordance with the terms of this Agreement and (ii) Administrator’s customary collections procedures.

“Custodial Agreement” shall mean that certain Tri-Party Agreement by and among Harvest, Custodian and Agent, dated as of the Closing Date.

“Custodian” shall mean U.S. Bank, National Association or such other Person as Agent, in its sole discretion, engages from time to time, at Borrower’s sole cost and expense, to maintain custody of all Underlying Loan Documents, original promissory notes and other instruments with respect to such Underlying Loan Documents, original certificates representing Attached Equity Interests or Retained Equity Interests, and certain documents and instruments related thereto, and take certain actions in connection therewith, including issuance to Agent of a Custodian Certificate.

“Custodian Certificate” shall mean the certificate in the form annexed to the Custodial Agreement, duly completed and signed by the Custodian.

“Custodian Deliverables” shall have the meaning assigned to it in the Custodial Agreement.

“Debt Service” shall mean, for any period of time, the sum of (i) all scheduled principal payments on ~~the Loan~~any Indebtedness that are due and payable during such period of time (excluding the final “balloon” payment due on the Maturity Date), plus (ii) all scheduled fees that are due and payable during such period of time (including (for the avoidance of doubt) any scheduled fees payable with respect to any Unsecured Longer-Term Indebtedness), plus (iii) all interest payments on ~~the Loan~~any Indebtedness that are due and payable during such period of time based on the interest rate applicable to the Loan hereunder as in effect on such date of determination.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio calculated by Agent of (i) the Modified ~~Core~~ Net Investment Income of Borrower (on a

[Harvest] Loan and Security Agreement (Conformed)

consolidated basis) for the most-recently completed twelve (12) calendar months to (ii) the Debt Service payable by Borrower (calculated on a consolidated basis) for the most-recently completed twelve (12) calendar months. For the purpose of determining Debt Service Coverage Ratio, all calculations of Debt Service Coverage Ratio shall be determined by Agent in its Permitted Discretion utilizing the most recent quarterly results as reported pursuant to Section 6.1 hereof; provided, that if Borrower fails to provide the quarterly reporting as required pursuant to Section 6.1, then in such case, and without limiting any rights that Agent has due to such failure, in making any calculation with respect to Debt Service Coverage Ratio, Agent shall be entitled, in Agent’s sole discretion, to utilize the most recent information on monthly reporting received from Borrower or such other information as Agent shall determine or elect in its reasonable discretion. Agent’s determination shall be binding upon Borrower absent manifest error.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, in each case as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 3.5 hereof.

“Defaulting Lender” shall mean any Lender that, as determined by Agent: (a) has failed to fund any of its obligations to make Advances within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified Agent or Borrower that it does not intend to comply with such funding obligations or has made a public statement to that effect with respect to such funding obligations hereunder or under other agreements in which it commits to extend credit or (c) has, or has a direct or indirect parent company that has, become subject to an Insolvency Event or an event that, with notice or the passage of time or both, will become an Insolvency Event; provided, that a Lender shall not be deemed to be a Defaulting Lender hereunder solely by virtue of any control of or ownership interest in, or the acquisition of any ownership interest in, such Lender (or its direct or indirect parent company) or the exercise of control over such Lender (or its direct or indirect parent company) by a Governmental Authority thereof if and for so long as such ownership interest does not result in or provide such Lender (or its direct or indirect parent company) with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or its direct or indirect parent company) or such Governmental Authority to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement.

“Delegated Functions” shall mean, collectively, as of any date of determination, those roles and functions as to any Pledged Loans otherwise performed by Administrator pursuant to the terms and provisions of the Administration Agreement and the Multi-Party Agreement, that Administrator and/or Harvest has delegated to the Sub-Administrator from time to time, to be

[Harvest] Loan and Security Agreement (Conformed)

performed by such Sub-Administrator in accordance with the terms of the Sub-Administration Agreement and the Sub-Administrator Multi-Party Agreement.

“Deposit Account” shall mean, individually and collectively, any bank or other depository accounts of Borrower (or if referring to another Person, such other Person’s).

“Dollars” and “$” shall mean lawful money of the United States of America.

“Early Termination Fee” shall have the meaning assigned to it in Section 3.2(a) hereof.

“EBITDA” shall mean Net Income for the applicable period plus Interest Expense, taxes, depreciation and amortization for such period; provided, however, that any additional add-backs permitted under the applicable Underlying Loan Documents may be included in the calculation of EBITDA without the prior consent of Agent to the extent such add-backs (other than any Un-Restricted Add-Backs) do not exceed twenty percent (20%) of EBITDA (determined prior to any adjustment) with respect to the applicable Underlying Borrower (it being understood that to the extent such additional add-backs exceed twenty percent (20%) of EBITDA (determined prior to any adjustment) with respect to the applicable Underlying Borrower, any such add-backs (other than any Un-Restricted Add-Backs) in excess of twenty percent (20%) of EBITDA (determined prior to any adjustment) shall be subject to the approval of Agent in its Permitted Discretion).

“Eligible Agreed Asset Loan” shall mean an Underlying Loan (a) with respect to which the Underlying Borrower is an Eligible Agreed Asset Underlying Borrower, (b) that is secured by Agreed Asset Collateral, (c) with respect to which (i) the ratio of (x) the Obligor Indebtedness of the related Eligible Agreed Asset Underlying Borrower, to (y) the Enterprise Value of the related Eligible Agreed Asset Underlying Borrower (as calculated by the most recently delivered third-party valuation report acceptable to Agent in its Permitted Discretion) is less than eighty-five percent (85%), and (ii) the Adjusted Fixed Charge Coverage Ratio for such Underlying Loan, as measured on a trailing twelve (12) month basis, is equal to or greater than 1.00:1.00; (d) that (except with respect to those criteria related to the Underlying Collateral) satisfies the criteria of an Eligible Loan, and (e) that otherwise satisfies such other criteria reasonably required by Agent in its Permitted Discretion; provided, however, that the aggregate Allocated Loan Amount of any such Eligible Agreed Asset Loans included in the Financed Portfolio (including (for the avoidance of doubt) any Underlying Loans satisfying the criteria of an “Eligible Agreed Asset Loan” included in the Financed Portfolio prior to the Fifth Amendment Effective Date) shall not exceed $15,000,000 unless otherwise approved by Agent in writing in its sole discretion.

“Eligible Agreed Asset Underlying Borrower” shall mean an Underlying Borrower that (a) satisfies all of the requirements for an “Eligible Underlying Borrower” other than those provided in (i) clause (a) of the definition thereof (provided, that such Underlying Borrower is organized under the laws of a Permitted Foreign Jurisdiction), and/or (ii) clause (e) of the definition thereof, (b) is a special purpose entity created for the sole purpose of owning the Agreed Asset Collateral securing the related Eligible Agreed Asset Loan, and (c) otherwise satisfies such other criteria reasonably required by Agent in its Permitted Discretion.

[Harvest] Loan and Security Agreement (Conformed)

“Eligible Allowed Affiliated Interest Loan” shall mean an Underlying Loan (i) with respect to which (A) the Underlying Borrower thereunder is an Affiliated Underlying Borrower, and (B) Agent shall have received satisfactory results of its various due diligence examinations of such Affiliated Underlying Borrower, as determined by Agent in its reasonable discretion, to confirm that such Affiliated Underlying Borrower (x) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (y) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise associate with any such Person in any manner violative of Section 2 of such executive order, or (z) is not a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order, and (ii) that, other than with respect to clause (i)(A) above, otherwise satisfies the definition of Eligible Loan; provided, however, that the aggregate Allocated Loan Amount of any such Eligible Allowed Affiliated Interest Loans (including, for the avoidance of doubt, any Eligible Allowed Controlling Interest Loans) included in the Financed Portfolio shall not exceed an amount that is equal to the product of (x) the Aggregate Principal Balance of all Pledged Loans included in the Financed Portfolio, multiplied by (y) twenty-five percent (25%).

“Eligible Allowed Controlling Interest Loan” shall mean an Underlying Loan (i) with respect to which (A) the Underlying Borrower thereunder is a Controlled Underlying Borrower, (B) Agent shall have received satisfactory results of its various due diligence examinations, as determined by Agent in its reasonable discretion, of such Controlled Underlying Borrower to confirm that both (x) such Controlled Underlying Borrower, and (y) any Controlling Interest Loan Co-Investor of such Controlled Underlying Borrower that holds more than twenty percent (20%) of the Equity Interests of such Controlled Underlying Borrower (I) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (II) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise associate with any such Person in any manner violative of Section 2 of such executive order, or (III) is not a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order, and (C) the form and substance of each of (x) the Underlying Loan Documents evidencing such Underlying Loan to the Controlled Underlying Borrower that Borrower proposes to pledge, (y) all documents, instruments, and agreements evidencing or otherwise executed in conjunction with the Attached Equity Interests held by Borrower and the Equity Interests in the Controlled Underlying Borrower held by each Controlling Interest Loan Co-Investor, and (z) any other documents, instruments, and agreements executed by Borrower or any Controlling Interest Loan Co-Investor in the Controlled Underlying Borrower related to such Underlying Loan, are (in each case) acceptable to Agent in its reasonable discretion, (ii) that otherwise satisfies the definition of Eligible Loan, and (iii) that otherwise satisfies such additional criteria reasonably required by Agent in its Permitted Discretion; provided, however, that the aggregate Allocated Loan Amount of any such Eligible Allowed Controlling Interest Loans included in the Financed Portfolio shall not exceed $10,000,000 unless otherwise approved by Agent in writing in its sole discretion.

[Harvest] Loan and Security Agreement (Conformed)

“Eligible Covenant-Lite Loan” shall mean (a) an Underlying Loan that (i) does not contain at least one financial maintenance covenant that is either (A) a maximum total Indebtedness to EBITDA ratio of no more than (x) 8.00:1.00 for Broadly Syndicated Loans or (y) 5.00:1:00 for all other Underlying Loans or (B) a minimum Fixed Charge Coverage Ratio of at least 1.00:1.00, (ii) otherwise constitutes an Eligible Senior Secured Loan, an Eligible Senior Secured Last-Out Loan, an Eligible Junior Secured Loan or an Eligible Junior Secured Subordinated Loan and (iii) otherwise satisfies the definition of Eligible Loan and (b) with the prior written consent of Agent and the Requisite Lenders in their Permitted Discretion (which consent may be delivered by electronic mail), any Eligible Structured Equity Interests.

“Eligible Junior Secured Loan” shall mean an Underlying Loan (i) that is entitled to the benefit of a subordinate lien and subordinate priority perfected security interest on all or substantially all of the assets of the respective Underlying Borrower, (ii) [intentionally omitted], (iii) in relation to which there is a remedies standstill period applicable to such Pledged Loan of no more than 180 days during which Borrower is prevented from exercising rights and remedies in relation to such Pledged Loan, (iv) in relation to which there is no restriction on the payment of accrued interest and/or principal that is due and owing by the Underlying Borrower at any time, including during any such standstill period, (v) that does not otherwise constitute an Eligible Senior Secured Last-Out Loan or an Eligible Senior Secured Loan and (vi) that otherwise satisfies the definition of Eligible Loan.

“Eligible Junior Secured Subordinated Loan” shall mean an Underlying Loan (i) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest on all or substantially all of the assets of the respective Underlying Borrower, (ii) with respect to which an intercreditor agreement between Borrower and the Underlying Borrower’s senior lender has been entered into which stipulates a standstill period of no more than 180 days during which Borrower is prevented from exercising rights and remedies in relation to such Pledged Loan and which restricts the Underlying Borrower’s ability to make interest payments and/or principal payments that are due and owing in connection with such Pledged Loan for a period of no more than 180 days during such standstill period, (iii) that does not otherwise constitute an Eligible Senior Secured Loan, an Eligible Senior Secured Last-Out Loan or an Eligible Junior Secured Loan and (iv) that otherwise satisfies the definition of Eligible Loan.

“Eligible Loan” shall mean each Pledged Loan that satisfies (x) the definition of “Eligible Covenant-Lite Loan”, “Eligible Junior Secured Loan”, “Eligible Junior Secured Subordinated Loan”, “Eligible Secured Subordinated Loan”, “Eligible Senior Secured Last-Out Loan” or “Eligible Senior Secured Loan”, as applicable, and (y) each of the following eligibility requirements:

(a) the Underlying Borrower is an Eligible Underlying Borrower, an AffiliatedUnderlying Borrower, or an Eligible Agreed Asset Underlying Borrower;

(b) all information, representations and warranties provided in writing by Borrower, Investment Adviser ~~and the~~, Administrator, and the Sub-Administrator with respect to such Pledged Loan are true, correct and complete in all material respects;

[Harvest] Loan and Security Agreement (Conformed)

(c) such Pledged Loan (i) is a Purchased Loan or was originated (except as it relates to an Approved Syndicated Loan or Broadly Syndicated Loan) and underwritten by the Borrower in the ordinary course of its business, including, without limitation, the completion of a due diligence audit and collateral assessment and otherwise in compliance with the Credit and Collection Policy, (ii) is properly documented by the Underlying Loan Documents, (iii) has been serviced and administered by the Investment Adviser and the Administrator (or Administrator and the Sub-Administrator (to the extent that any Delegated Functions have been (and during such time as such Delegated Functions are) delegated to the Sub-Administrator)) at all times (since the origination of such Pledged Loan by the Borrower) in accordance with the Credit Policy, the Advisory Agreement, and the Administration Agreement (or the Administration Agreement and the Sub-Administration Agreement (to the extent that any Delegated Functions have been (and during such time as such Delegated Functions are) delegated to the Sub-Administrator), and (iv) represents (x) a direct loan from Borrower to the Underlying Borrower and (y) other than an Approved Syndicated Loan or Broadly Syndicated Loan, is not in the nature of a participation or any similar transaction;

(d) such Pledged Loan, together with the Underlying Loan Documents, (i) represents an undisputed bona fide transaction created by the lending of money and is in full force and effect and constitutes the legal, valid and binding obligation of the Underlying Borrower enforceable against such Underlying Borrower in accordance with its terms, including the unconditional obligation to pay the indebtedness from time to time created thereunder as and when due, except as such enforceability may be limited by Debtor Relief Laws and by principles of equity, (ii) is not subject to any litigation, material dispute, claim of rescission, usury or offset, or other defense to the enforceability thereof and the Underlying Borrower(s) shall have no other claim to any defense, set off, or counter claim with respect to the Underlying Loan, (iii) contains provisions substantially to the effect that the Underlying Borrower’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason and (iv) unless otherwise agreed to by the Requisite Lenders, represents the full-recourse obligation of such Underlying Borrower;

(e) with respect to such Pledged Loan, Borrower (or, in the case of an Approved Syndicated Loan or Broadly Syndicated Loan, the collateral agent in relation to such Pledged Loan) has taken the steps necessary to secure its Lien and/or security interest in substantially all of the assets of the Underlying Borrower, including without limitation, (i) duly filing financing statements with respect to any Underlying Collateral which may be perfected by the filing of a financing statement against the Underlying Borrower and any related guarantor and/or pledgor in all jurisdictions where necessary to perfect Borrower’s Lien in all such Underlying Collateral and (ii) the recording of a mortgage, deed of trust, deed to secure debt or such similar document in the appropriate real property records to secure its Lien on any real property collateral;

(f) is Dollar denominated and is not convertible by the Underlying Borrower into any other currency;

(g) such Pledged Loan provides for periodic payments (on at least a quarterly basis) of accrued and unpaid interest in readily-available Dollars on a current basis (provided, that to the extent allowed in accordance with the Underlying Loan Documents, interest accrued

[Harvest] Loan and Security Agreement (Conformed)

on such Pledged Loan may be added to the principal amount of such Pledged Loan instead of being paid as it accrues);

(h) the Underlying Borrower (i) is in compliance with all financial covenants and any other material terms of the Underlying Loan Documents, and (ii) no default or event of default with respect to any financial covenant or other material term exists under the Underlying Loans or has occurred in the ninety (90) days prior to the date on which such Underlying Loan was pledged to Lender, except to the extent Borrower may agree to an amendment, modification, or waiver, or grant forbearance or consent, with respect to such noncompliance, default, or event of default pursuant to subsection (j) below;

(i) ~~the Underlying Borrower~~(A) the Underlying Borrower has been directed in writing to remit payments to the applicable Loan Clearing Account or the Blocked Account (as applicable) or, if required hereunder, the Lockbox Account or (B) with respect to any Third Party Agented Loan, the Third Party Credit Agent has been directed in writing to remit payments to the Blocked Account or, if required hereunder, the Lockbox Account;

(j) the terms of the Underlying Loan Documents have not been amended, modified or waived in relation to any material terms (including any prepayment provisions or financial covenants) or otherwise in connection with a payment, financial or other material defaults, nor has the Underlying Borrower been granted a forbearance or consent to non-compliance with any material terms of the Underlying Loan Documents, in either case, unless otherwise approved by the Requisite Lenders or pursuant to a payment plan acceptable to the Requisite Lenders; provided, however, that ~~the Underlying Loans for which Borrower agrees to any such~~notwithstanding the foregoing, nothing in this clause (j) shall prohibit (or be deemed to prohibit) Borrower from undertaking or otherwise consenting to any amendment, modification ~~or waiver, or grants such forbearance or consents to noncompliance in~~, waiver, or other consent to non-compliance with respect to the terms and provisions of any Underlying Loan Documents ~~with respect to an Underlying Borrower, without the consent of the Requisite Lenders, shall~~(each, an “Underlying Modification”) consisting of: (i) Underlying Modifications with respect to any financial covenants to the extent (x) such Underlying Modification represents a deviation from the applicable financial covenant that (A) is beneficial to Borrower or (B) is in an amount less than or equal to twenty-five percent (25%) of the applicable financial covenant under the terms and provisions of the original Underlying Loan Documents, (ii) Underlying Modifications to extend the original term to maturity for such Underlying Loan, (iii) Underlying Modifications resulting in a change to the Principal Balance of such Underlying Loan, (iv) Underlying Modifications that would alter the interest rate payable in relation to such Underlying Loan (other than Underlying Modifications (x) to change the mechanism for (A) paying interest in relation to such Underlying Loan or (B) calculating the amount of interest payable with respect thereto from interest paid in cash to “paid-in-kind” or “PIK” interest or (y) that would otherwise result in a reduction in the aggregate amount of interest payable in cash with respect to such Underlying Loan as of the required payment date for any interest payment with respect thereto), (v) without duplication of the foregoing, Underlying Modifications of any affirmative or negative covenants thereunder solely to the extent (A) such covenant is not a material covenant (as determined by Agent in its Permitted Discretion), (B) the deviation from the applicable covenant to be permitted with such Underlying Modification is not a material deviation from such covenant (as determined by Agent in its Permitted Discretion), and (C) the documents giving

[Harvest] Loan and Security Agreement (Conformed)

effect to (or otherwise evidencing) such Underlying Modification are executed by each of the Persons party thereto prior to the occurrence of any breach or violation of the applicable covenant by the Underlying Borrower (provided, however, in the event Borrower delivers to Agent prior written notice of any proposed Underlying Modification of any affirmative or negative covenants that Borrower believes does not relate to a material covenant or represent a material deviation and is subject to the exception afforded under this clause (v), such proposed Underlying Modification referenced in the notice delivered by Borrower to Agent pursuant to this proviso shall be deemed (x) not to relate to a material covenant or represent a material deviation and (y) to be subject to the exception afforded under this clause (v) to the extent that, on or before the date that is three (3) Business Days after the date upon which Borrower delivers notice to Agent of the proposed Underlying Modification, Agent (A) delivers written notice to Borrower acknowledging such proposed Underlying Modification does not relate to a material covenant or represent a material deviation, or (B) fails to deliver, within such three (3) Business Day period, written notice to Borrower acknowledging or disputing the determination of Borrower that such proposed Underlying Modification does not relate to a material covenant or represent a material deviation, and (vi) Underlying Modifications with respect to Underlying Loans the combined Adjusted Principal Balance of which do not exceed fifteen percent (15.0%) of the Aggregate Principal Balance at ~~any~~the time of such Underlying Modification; provided further, that ~~no such amendment, modification or waiver, or grant of forbearance or consent to noncompliance,~~notwithstanding the foregoing, (I) any such Underlying Modification shall be made in accordance with the Credit Policy and (II) no such Underlying Modification shall be a Material Modification;

(k) the related Underlying Loan Documents require the Underlying Borrower thereof (i) to deliver financial information no less frequently than quarterly, (ii) to maintain insurance against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties, (iii) along with the Underlying Collateral, to comply in all material respects with all Applicable Laws (including Environmental Laws), and (iv) to make customary and appropriate representations and warranties as to itself, its operations and the Underlying Collateral (including as to compliance with Applicable Laws (including Environmental Laws));

(l) such Pledged Loan and the related Underlying Loan Document and Underlying Collateral comply in all material respects with all Applicable Laws;

(m) the proceeds of such Pledged Loan are not used to prevent or cure a default under such Pledged Loan;

(n) such Pledged Loan does not contain a confidentiality provision that restricts or purports to restrict the ability of Borrower, Agent or any Lender to exercise its rights under any Underlying Loan Document, including, without limitation, its rights to review the Underlying Loan Documents;

(o) such Pledged Loan is permitted to have a security interest therein granted to Agent, for the benefit of Agent and Lenders, and such Pledged Loan does not contain any restrictions that would prohibit the pledge or further assignment or transfer of such Pledged Loan by Borrower;

[Harvest] Loan and Security Agreement (Conformed)

(p) all consents, Permits or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Underlying Loan have, to Borrower’s knowledge, been duly obtained, effected or given and are in full force and effect;

(q) other than with respect to any Pledged Loan owing by an Underlying Borrower organized under the laws of Canada or that otherwise is based in Canada for which Administrator and Sub-Administrator (as applicable) shall comply with any withholding requirements in accordance with all Applicable Laws such Pledged Loan is not subject to U.S. withholding tax and is not subject to any foreign withholding tax, and the related Underlying Borrower thereof is required under the terms of the related Underlying Loan Documents to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis in the event of a change of tax law that would result in any withholding tax;

(r) (i) Underlying Borrower has granted to Borrower (or, in the case of an Approved Syndicated Loan or Broadly Syndicated Loan, the collateral agent in relation to such Pledged Loan) a valid and subsisting senior or junior security interest in Underlying Borrower’s assets, free and clear of all other Liens (except in the case of a junior security interest, subject to the applicable senior security interest) other than Permitted Liens or transfer restrictions prior in right with respect to such Underlying Loan, (ii) Borrower has good and marketable title to, is the sole owner of 100% of and has granted to Agent a valid first-priority perfected security interest in, free and clear of all other Liens, such Pledged Loan and the Underlying Loan Documents, for the benefit of Agent and Lenders; provided, that in the case of an Approved Syndicated Loan or Broadly Syndicated Loan, Borrower shall have good and marketable title to, and shall be the sole owner of 100% of and has granted to Agent a valid first-priority perfected security interest in, free and clear of all other Liens, Borrower’s syndicated portion of such Pledged Loan and the Underlying Loan Documents, for the benefit of Agent and Lenders, and (iii) the Custodian Deliverables required to be delivered to the Custodian, with respect to such Pledged Loan (other than as it relates to any Approved Syndicated Loan or Broadly Syndicated Loan), have been or will be delivered to the Custodian within five (5) Business Days after the applicable Borrowing Date and certified by the Custodian pursuant to the Custodian Certificate;

(s) if the related Underlying Borrower is excepted from the definition of an “investment company” solely by reason of Section 3(c)(1) of the Investment Company Act, then either (i) such security does not constitute a “voting security” for purposes of the Investment Company Act or (ii) the aggregate amount of such security held by Borrower is less than 10% of the entire issue of such security;

(t) none of the proceeds of the Pledged Loan have been or will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security;

(u) such Pledged Loan and the related Underlying Loan Documents do not utilize an administrative agent or collateral agent structure, unless such loan is an Approved Syndicated Loan or Broadly Syndicated Loan, or is otherwise approved by Agent in writing in its sole discretion;

[Harvest] Loan and Security Agreement (Conformed)

(v) all, or substantially all, of the related Underlying Collateral is located in one or more domestic jurisdictions in which Borrower currently has all applicable licenses and in which Borrower is otherwise in full regulatory compliance;

(w) the Pledged Loan, together with the Underlying Loan Documents, constitute an “instrument,” a “general intangible,” an “account” or “chattel paper” within the meaning of the Uniform Commercial Code as adopted in each jurisdiction that governs the perfection of a security interest granted therein;

(x) the Pledged Loan is not secured by a Lien on real property where material value is attributed to such real property and relied upon in the underwriting of such Pledged Loan;

(y) the Underlying Loan Documents related to such Loan have only one original counterpart to the extent such Underlying Document is Chattel Paper or an Instrument;

(z) the Allocated Loan Amount of such Pledged Loan and all other Pledged Loans payable by such Underlying Borrower or its Affiliates shall not exceed ten percent (10.0%) of the Maximum Loan Amount unless otherwise approved by the Requisite Lenders in writing in their sole discretion (provided, however, that solely for purposes of determining compliance with this clause (z), the WBL Entities shall not be considered “Affiliates”); provided, that Borrower may treat as an Eligible Loan the amount of any such Allocated Loan Amount of such Pledged Loan and all other Pledged Loans payable by such Underlying Borrower or its Affiliates that is less than or equal to ten percent (10.0%) of the Maximum Loan Amount;

(aa)     the Adjusted Principal Balance of such Pledged Loan and all other Pledged Loans payable by such Underlying Borrower or its Affiliates shall not exceed, in the aggregate, ten percent (10%) of Borrower’s Investible Capital, unless otherwise approved by the Requisite Lenders in writing in their sole discretion (provided, however, that solely for purposes of determining compliance with this clause (aa), the WBL Entities shall not be considered “Affiliates”); provided, that Borrower may treat as an Eligible Loan the amount of any such Adjusted Principal Balance of such Pledged Loan and all other Pledged Loans payable by such Underlying Borrower or its Affiliates that is less than or equal to ten percent (10.0%) of Borrower’s Investible Capital;

(bb)     the ratio of total Obligor Indebtedness to Enterprise Value of such Underlying Borrower shall not exceed 80.0%;

(cc)     the ratio of total Obligor Indebtedness to EBITDA of such Underlying Borrower shall not exceed 6.00:~~100,~~1.00, as measured on a trailing twelve (12) month basis unless otherwise approved by the Requisite Lenders in writing in their sole discretion (provided, however, that solely with respect to any Broadly Syndicated Loan, the amount of “Obligor Indebtedness” for purposes of determining whether such Underlying Loan complies with this clause (cc) shall be calculated such that “Obligor Indebtedness” is reduced by the amount of unrestricted cash on the balance sheet of the related Underlying Borrower with respect to such Broadly Syndicated Loan);

[Harvest] Loan and Security Agreement (Conformed)

(dd)     the Fixed Charge Coverage Ratio for such Underlying Loan, as measured on a trailing twelve (12) month basis, shall be equal to or greater than 0.90:1.00;

(ee)     the maximum original term to maturity for any Underlying Loan (other than any Broadly Syndicated Loan) shall not exceed sixty-six (66) months;

(ff)     all sales taxes, corporate taxes and property taxes (if applicable) with respect to such Underlying Loan shall be paid current as of the date such Underlying Loan is pledged to Agent hereunder, and shall remain current thereafter to the best of the Borrower’s knowledge; and

(gg)     no Underlying Loan shall be greater than or equal to thirty days (30) days contractually delinquent on the date pledged to Agent hereunder, nor shall it become greater than sixty (60) days contractually delinquent thereafter.

“Eligible Secured Subordinated Loan” shall mean an Underlying Loan (i) that is entitled to the benefit of a subordinate lien and subordinate priority perfected security interest on all or substantially all of the assets of the respective Underlying Borrower, (ii) that does not otherwise constitute an Eligible Senior Secured Loan, an Eligible Senior Secured Last-Out Loan, an Eligible Junior Secured Loan, an Eligible Junior Secured Subordinated Loan or an Eligible Covenant-Lite Loan, (iii) in relation to which there is no permanent remedies standstill period during which Borrower is prevented from exercising rights and remedies under such Underlying Loan, (iv) in relation to which there is no permanent restriction on the payment of accrued interest and/or principal that is due and owing on such Underlying Loan and (v) that otherwise satisfies the definition of Eligible Loan

“Eligible Senior Secured Last-Out Loan” shall mean an Underlying Loan that satisfies the definition of Eligible Senior Secured Loan except that (i) there is a remedies standstill period applicable to such Pledged Loan of no more than 180 days during which Borrower is prevented from exercising rights and remedies in relation to such Pledged Loan and/or (ii) there are restrictions on the payment of accrued interest and/or principal that is due and owing by the Underlying Borrower, not to exceed 180 days in the aggregate, following the occurrence of certain events described in the Underlying Loan Documents.

“Eligible Senior Secured Loan” shall mean an Underlying Loan (i) that is entitled to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the Underlying Borrower and which has the most senior pre-petition priority with respect to any indebtedness of the Underlying Borrower in any proceeding under any Debtor Relief Law; provided, however, that in the case of accounts receivable and inventory of the applicable Underlying Borrower, such lien and security interest may be second in priority to a Permitted Working Capital Loan, (ii) in relation to which there are no restrictions on the exercise of any rights and remedies by Borrower or any holder of such Underlying Loan, whether following the occurrence and continuance of a default under such Pledged Loan or otherwise, (iii) in relation to which there are no restrictions on the Underlying Borrower’s ability to make interest and/or principal payments in connection with such Underlying Loan, whether following the occurrence and continuance of a default under such Pledged Loan or otherwise and (iv) that otherwise satisfies the definition of Eligible Loan. As used herein, a “Permitted Working Capital

[Harvest] Loan and Security Agreement (Conformed)

Loan” shall mean a loan facility (i) made by a third-party lender secured solely by such Underlying Borrower’s “accounts,” “inventory,” machines and “equipment” and related assets (including “general intangibles”) (as such terms are defined in the UCC) (with Borrower having a second lien perfected security interest on such “accounts” and “inventory”) and (ii) with an outstanding principal balance (as of the date of determination) less than or equal to fifteen percent (15%) of the Underlying Borrower’s enterprise value, as determined in accordance with the terms of this Agreement.

“Eligible Structured Equity Interests” shall mean any Attached Equity Interests (i) the terms and provisions of which are substantially similar to those that would otherwise govern Indebtedness obligations of a similarly situated Underlying Borrower, including without limitation (A) terms providing for “current cash pay” dividends or distributions (as applicable) to Borrower at rates specified in the Underlying Loan Documents evidencing or otherwise executed in connection with the issuance of such Attached Equity Interests, and (B) terms providing Borrower the right to require that the related Underlying Borrower issuing such Attached Equity Interests repurchase or otherwise redeem such Attached Equity Interests as of (x) a certain specified date, or (y) the occurrence of specified circumstances or conditions, in each case pursuant to the terms and provisions of the Underlying Loan Documents evidencing or otherwise executed in connection with the issuance of such Attached Equity Interests and (ii) with respect to which Borrower has otherwise satisfied the terms and provisions of this Agreement with respect thereto.

“Eligible Underlying Borrower” shall mean an Underlying Borrower:

(a) that is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization (which jurisdiction shall be in the United States of America or Canada);

(b) that has not entered into an Underlying Loan primarily for personal, family or household purposes;

(c) (i) that is not an Affiliate or agent of, or is otherwise employed by, Borrower, Sponsor, Investment Adviser ~~or~~, Administrator, or Sub-Administrator, or (ii) with respect to any Underlying Borrower in which any Attached Equity Interests represent a portion of the Equity Interests of such Underlying Borrower, such Attached Equity Interests represent a portion of the total issued and outstanding Equity Interests of such Underlying Borrower equal to an amount lesser than the Maximum Equity Threshold;

(d) that is not either (i) the United States or any department, agency or instrumentality of the United States, (ii) any state of the United States, or (iii) the government of any foreign country or sovereign state, or of any state, province, municipality or other political subdivision thereof, or of any department, agency, public corporation or other instrumentality thereof;

(e) or the business enterprise owned by the Underlying Borrower, that has an operating history of at least three (3) years;

[Harvest] Loan and Security Agreement (Conformed)

(f) that is not (and has not been for at least three (3) years been) subject to a bankruptcy, reorganization or other proceeding or liquidation pursuant to any Debtor Relief Law, unless otherwise approved by the Requisite Lenders in writing in their sole discretion; and

(g) that has not experienced a Material Adverse Effect in its condition, financial or otherwise, such as to affect the collectability of the Underlying Loan or Underlying Collateral.

“Enterprise Value” shall mean, as it relates to any Underlying Borrower, the “enterprise value” assigned to such Underlying Borrower pursuant to the most recent valuation report received by Agent pursuant to Section 6.1(j) hereof; provided, that to the extent such Underlying Loan has not yet been included in any such valuation report, “Enterprise Value” shall mean the value assigned to such Underlying Borrower by Borrower (absent manifest error as determined by Agent in good faith) in accordance with GAAP and its general valuation practices and procedures.

“Environmental Laws” shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, occupational health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the legally-binding rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII.

“Excess Availability” shall mean, the amount, as determined by Agent in its discretion, calculated at any date, equal to Availability, minus the amount of all then outstanding and unpaid Obligations of Borrower.

[Harvest] Loan and Security Agreement (Conformed)

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“Fair Value” shall mean (i) as it relates to any Underlying Loan that is a Level 3 Asset (as defined in FAS 157), the “fair value” assigned to such Underlying Loan pursuant to the most recent valuation report received by Agent pursuant to Section 6.1(j) hereof; provided, that to the extent such Underlying Loan has not yet been included in any such valuation report, “Fair Value” shall mean the value assigned to such Underlying Loan by Borrower (absent manifest error as determined by Agent in good faith) in accordance with GAAP and its general valuation practices and procedures and (ii) as it relates to any Underlying Loan that is not a Level 3 Asset (as defined in FAS 157), the quoted value of such Underlying Loan pursuant to a quotation methodology satisfactory to Agent in its Permitted Discretion. Notwithstanding anything herein to the contrary, the Fair Value of a Purchased Loan shall not exceed par for such Purchased Loan.

“FAS 157” shall mean the Statement of the Financial Accounting Standards No. 157, promulgated by the Financial Accounting Standards Board.

“Fee Letter” shall mean that certain fee letter agreement entered into as of the Closing Date between Harvest and Agent.

“Fifth Amendment Effective Date” shall mean April 28, 2017.

“Financed Portfolio” shall mean, collectively, the portfolio of all Eligible Loans which constitute Pledged Loans and, at the time of determination, comprise the Borrowing Base except to the extent that, so long as no Default of Event of Default has occurred and is continuing, Borrower elects, by written notice to Agent, to exclude certain Eligible Loans from the Borrowing Base to satisfy, or to cure or prevent any noncompliance with, the provisions of Section 6.18, Section 7.19 or any other provisions hereof.

“Financing Subsidiary” shall mean an SPE Subsidiary or an SBIC Subsidiary.

“Fixed Charge Coverage Ratio” shall mean, for any period of determination, the ratio of (i)     EBITDA minus all capital expenditures during such period to (ii) the sum for such period of (A) Interest Expense paid in cash during such period, plus (B) scheduled payments of principal of Obligor Indebtedness paid in cash during such period, plus (C) scheduled payments (excluding any portion that is Interest Expense) in connection with Capital Leases for such period, plus (iv) all income taxes paid in cash during such period, plus (v) any management fees paid in cash to during such period as permitted by the Underlying Loan Documents.

“Fourth Amendment Effective Date’” shall mean August 4, 2016.

[Harvest] Loan and Security Agreement (Conformed)

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States of America or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guarantee” shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) to otherwise assure or hold harmless the primary obligor against loss in respect of such Indebtedness or other obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements or terms entered into in the ordinary course of business. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Harvest” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

“HCAP Advisors” shall mean HCAP Advisors, LLC, a Delaware limited liability company.

[Harvest] Loan and Security Agreement (Conformed)

“Historical EBITDA” shall mean, solely with respect to the calculation of EBITDA for any Underlying Borrower for any purpose hereunder, with respect to any Acquired Start-Up acquired by such Underlying Borrower, the EBITDA of such Person, determined for the period during which such Person continues to satisfy the requirements for an Acquired Start-Up pursuant to the definition thereof, excluding in each case the amount of any pro forma adjustments.

“ICC Loan Subsidiary” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Incentive Advisory Fee” shall mean the Incentive Fee (as defined in the Advisory Agreement) payable to Investment Adviser pursuant to the Advisory Agreement.

“Increased Leverage Refinancing Offer” shall have the meaning assigned to it in Section 3.2(b)(ii) hereof.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, Equity Interests, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable (including, without limitation, any Guarantee).

“Indemnified Persons” shall have the meaning assigned to it in Section 12.4 hereof.

“Ineligible Loan” shall mean any Pledged Loan that was not on the related Borrowing Date, or ceases at any time to be, an Eligible Loan.

“Initial Advance” shall have the meaning assigned to it in Section 4.1 hereof.

“Insolvency Event” shall mean, with respect to any Person, the occurrence of any of the following: (i) such Person shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, (v) such Person shall take any corporate or limited liability company action to authorize any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for

[Harvest] Loan and Security Agreement (Conformed)

(A)     its dissolution or reorganization or (B) the appointment of a receiver, trustee, custodian or liquidator, and the case of clause (A) or (B) of this clause (vi), (I) such proceeding is not dismissed or stayed within sixty (60) days or (II) an order for relief in respect of such Person shall have been entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Insured Event” shall have the meaning assigned to it in Section 12.4 hereof.

“Intangible Assets” shall mean such property classified as intangible assets in accordance with GAAP, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

“Intellectual Property” shall mean all present and future: trade secrets, know-how and other proprietary information; Trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs, but excluding commercially available off-the-shelf software and any Intellectual Property rights relating thereto) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom, books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Expense” shall mean, as it relates to any Person, total interest expense generated during the period in question (including attributable to conditional sales contracts, capital leases and other title retention agreements in accordance with GAAP) of such Person with respect to all outstanding Indebtedness including accrued interest and interest paid in kind and capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing, and net costs under any interest rate agreements.

“Interest Settlement Date” shall have the meaning assigned to it in Section 13.5(a)(ii).

“Investment Adviser” shall mean HCAP Advisors, ~~LLC, a Delaware limited liability company,~~ or any other Person serving as an investment adviser to Harvest (within the meaning of the Investment Advisers Act) pursuant to the terms of the Advisory Agreement or otherwise.

“Investment Adviser Default” shall mean any material breach, as determined by the Agent in its Permitted Discretion, of the terms of the Advisory Agreement by Investment Adviser.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended from time to time.

[Harvest] Loan and Security Agreement (Conformed)

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time.

“JMPCA” shall mean JMP Credit Advisors LLC, a Delaware limited liability company.

“Key Person Event” shall mean the occurrence of any of the following, unless such action is consented to in advance in writing by the Requisite Lenders~~: (i)~~ Joseph Jolson shall (i) no longer serve in the capacity of Chairman of the Board of Directors of Harvest, unless he is replaced with an Approved Replacement within ninety (90) days thereof or within one hundred and twenty (120) days thereof in the case of his death or disability; or (ii) ~~Joseph Jolson shall~~ cease to actively and materially participate in Harvest’s investment committee, in the reasonable judgment of Agent, unless Joseph Jolson is replaced with an Approved Replacement within ninety (90) days or within one hundred and twenty (120) days thereof in the case of his death or disability~~; and (iii) Richard Buckanavage shall no longer serve in all current material capacities with Harvest, unless he is replaced with an Approved Replacement within ninety (90) days thereof or within one hundred and twenty (120) days thereof in the case of his death or disability.~~

“Landlord Waiver and Consent” shall mean a waiver/consent in form and substance satisfactory to Agent in its sole discretion from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Agent access to such Collateral.

“L/C Issuer” shall mean (a) Pacific Western, if Pacific Western (in its capacity as a Lender) agrees in its sole discretion to become an L/C Issuer for purposes of issuing a Standby Letter of Credit pursuant to Section 2.13, or (b) such other Person (which may be a Lender) that, at the request of Agent (in its sole discretion), agrees (in such other Person’s sole discretion), to become an L/C Issuer for purposes of issuing a Standby Letter of Credit pursuant to Section 2.13.

“Lead Investor” shall mean, with respect to any Underlying Borrower as of any date of determination, the venture capital firm or other institutional investor, if any, that owns the highest percentage of the outstanding Equity Interests of such Person.

“Lender” and “Lenders” shall have the meanings assigned to them in the introductory paragraph hereof.

“Lender Addition Agreement” shall have the meaning assigned to it in Section 12.2(a)

hereof.

“Lending Office” shall mean the office or offices of any Lender set forth opposite its name on the signature page hereto, as updated from time to time.

“Letter of Credit Usage” shall mean, as of any date of determination, the sum, without duplication, of (i) the aggregate, undrawn face amount of all outstanding Standby Letters of Credit, plus (ii) the aggregate, unreimbursed amount of all drawn Standby Letters of Credit, in each case as of such date of determination.

“Leverage Ratio” shall mean the ratio of (a) the amount equal to (i) total Indebtedness of Borrower (calculated on a consolidated basis) ~~less,~~ minus (ii) the aggregate amount of (x) any

[Harvest] Loan and Security Agreement (Conformed)

Subordinated Debt, plus (y) any Unsecured Longer-Term Indebtedness, to (b) the Tangible Net Worth of Borrower (on a consolidated basis).

“Leverage Ratio Request” shall have the meaning assigned to it in Section 3.2(b) hereof.

“Leverage Ratio Response” shall have the meaning assigned to it in Section 3.2(b) hereof.

“Leverage Refinancing Deadline” shall have the meaning assigned to it in Section 3.2(b)(ii)(1) hereof.

“LIBOR Rate” shall mean a rate per annum rounded upwards, if necessary, to the nearest 1/1000 of 1% (3 decimal places) equal to the rate of interest which is identified and normally published by Bloomberg Professional Service page USD-LIBOR-ICE as the offered rate for loans in Dollars for a one (1) month period or three (3) month period, as applicable pursuant to the terms of this Agreement. The rate shall be the rate set by the ICE Benchmark Administration Limited as of 11:00 a.m. (London time) as of the date that is two (2) full Business Days prior to the first day of such one (1) month period or three (3) month period selected by Borrower pursuant to the terms of this Agreement.If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Agent) no longer reports the LIBOR Rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or if such index no longer exists or if page USD-LIBOR-ICE no longer exists or accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index or replacement page, as the case may be. Any such replacement index or replacement page shall be based upon such other indication of the prevailing equivalent rate of interest as chosen by Agent in its sole discretion required to make such equivalent rate of interest equal to the LIBOR Rate as of such date until such time as the situations described above are no longer in effect, or as otherwise provided herein. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than one-half of one percent (0.5%) at any time.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, or pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Liquidity” shall mean, at any date of determination, an amount equal to unrestricted cash reserves on hand, plus Cash Equivalents (other than Cash Equivalents subject to a Lien or security interest in favor of any Person other than Agent) plus Excess Availability.

“Loan” shall mean, collectively, as of any date of determination, the sum of (a) all Advances made by Agent, on behalf of Lenders, to Borrower, plus (b) the Letter of Credit Usage then in effect, plus (c) any other amounts advanced by Agent or Lenders pursuant to the terms hereof), plus (d) all Obligations related thereto.

“Loan Clearing Account” shall mean each Borrower Loan Clearing Account and each Syndicated Loan Clearing Account.

[Harvest] Loan and Security Agreement (Conformed)

“Loan Documents” shall mean, collectively and each individually, this Agreement, the Notes, if any, the Security Documents, the Multi-Party Agreement, the Custodial Agreement, the Administration Agreement, the Sub-Administration Agreement, the Sub-Administrator Multi-Party Agreement, any Backup Administration Agreement, the Landlord Waiver and Consents, each Borrowing Certificate, the Blocked Account Agreement, the Borrower Loan Clearing Account Agreement, the Lockbox Agreement (if any), the Fee Letter, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent and/or Lenders in connection with any of the foregoing or the Loan, as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Loan Servicer” shall have the meaning assigned to it in Section 12.12 hereof. “Lockbox Account” shall have the meaning assigned to such term in Section 2.4(b).

“Lockbox Agent” shall mean such Person as designated by Agent in writing from time to time, as Agent’s exclusive agent for the provision of services related to any lockbox and the Lockbox Account.

“Lockbox Agreement” shall mean a lockbox agreement governing the terms of a Lockbox Account established in accordance with the terms of this Agreement, pursuant to which Lockbox Agent is engaged, at Borrower’s sole cost and expense, as Agent’s exclusive agent to receive, deposit, and disburse all amounts paid by each Underlying Borrower, as well as certain financial reporting services, as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Material Adverse Effect” shall mean any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which:

(a) has, had or reasonably could be expected to have a material adverse effect upon or material adverse change in (i) the legality, validity or enforceability of any Loan Document (other than the Sub-Administration Agreement and the Sub-Administrator Multi-Party Agreement), (ii) the perfection or priority of any Lien granted to Agent or any Lender under any of the Security Documents or (iii) the value, validity, enforceability or collectability of the Pledged Loans or any of the other Collateral;

(b) has been or reasonably could be expected to be material and adverse to the value of any of the Collateral or to the business, operations, prospects, properties, assets, liabilities or condition (financial or otherwise) of Harvest (on a consolidated basis with the Subsidiary Borrowers), Investment Adviser or Administrator, either individually or taken as a whole; or

(c) has materially impaired or reasonably could be expected to materially impair the ability of Borrower, Investment Adviser, or Administrator to perform any of the Obligations or its obligations, or to consummate the transactions, under the Loan Documents (other than the Sub-Administration Agreement and the Sub-Administrator Multi-Party Agreement).

[Harvest] Loan and Security Agreement (Conformed)

“Material Contract” shall mean, with respect to Borrower, each contract or agreement to which Borrower is a party that is deemed to be a material contract or material definitive agreement under any Securities Laws as applied to Borrower.

“Material Indebtedness” shall mean, subject at all times to Section 7.1, Indebtedness (other than the Obligations) of Borrower in an aggregate amount in excess of $2,500,000.

“Material Modification” shall mean any amendment or waiver of, or modification or supplement to, any Underlying Loan Document related to a Pledged Loan, executed or effected on or after the date on which the Borrower acquired such Pledged Loan that:

(a) reduces or waives any or all of the principal amount of such Pledged Loan;

(b) reduces (other than due to automatic changes in grid pricing existing at the time such Pledged Loan is acquired by the Borrower) the amount of interest due with respect to such Pledged Loan (provided, however, that for the avoidance of doubt, ~~a change in the required payment date for any interest payment shall not be considered a reduction in the amount of interest due~~the following shall not be considered a reduction in the amount of interest due with respect to any Pledged Loan: (i) a change in the required payment date for any interest payment and (ii) a change in the mechanism for paying interest in relation to such Pledged Loan or calculating the amount of interest payable with respect thereto from interest paid in cash to “paid-in-kind” or “PIK” interest, so long as such change would not result in a reduction in the aggregate amount of interest ultimately payable in cash (as interest or as interest converted to principal) with respect to such Pledge Loan);

(c) contractually or structurally subordinates such Pledged Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Underlying Borrower or the granting of Liens (other than customary permitted Liens) on any of the Underlying Collateral; or

(d) releases all or substantially all (other than as permitted by such Underlying Loan Documents) of the Underlying Collateral securing such Pledged Loan, and each such substitution, alteration or release, as determined in the Permitted Discretion of the Agent, materially and adversely affects the value of such Pledged Loan.

~~“Material Indebtedness” shall mean, subject at all times to Section 7.1, Indebtedness (other than the Obligations) of Borrower in an aggregate amount in excess of $2,500,000.~~

“Maturity Date” shall mean the earliest of (i) the occurrence of an Event of Default if amounts outstanding under the Loan Documents and other Obligations shall be due and payable in connection therewith or as a result thereof as required by this Agreement, (ii) Agent’s demand upon an Event of Default of payment of amounts outstanding under the Loan Documents and other Obligations, and (iii) the last day of the Term.

“Maximum Equity Threshold” shall mean, with respect to any Underlying Borrower that has issued Attached Equity Interests, with respect to the aggregate amount of such Attached Equity Interests as a percentage of the Equity Interests of the Underlying Borrower, a percentage equal to ten percent (10%).

[Harvest] Loan and Security Agreement (Conformed)

“Maximum Loan Amount” shall mean an amount equal to $55,000,000, as may be increased pursuant to and in accordance with Section 2.12 hereof.

“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Loan, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Loan and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum nonusurious and lawful interest rate than would any Applicable Laws now allow.

“Modified ~~Core Net Investment Income” shall mean Core Net Investment Income minus any net reductions in Fair Value during the relevant period of determination thereof on Underlying Loans in the Financed Portfolio, to the extent such reduction is not the result of market yield adjustments.~~Net Investment Income” shall mean an amount, as of any date of determination, equal to (a) Net Investment Income for the relevant period of determination thereof, plus (b) with respect to any Indebtedness of Borrower (other than the Obligations), any Borrower Prepayment Charges actually paid by Borrower (pursuant to the terms and provisions of the documents, instruments, and agreements evidencing such Indebtedness) during the relevant period of determination, plus (c) reasonable, documented, out-of-pocket transaction costs paid by Borrower during the relevant period of determination (in an aggregate amount not to exceed $1,000,000 during the period commencing as of the Seventh Amendment Effective Date and ending as of the Maturity Date) in conjunction with any proposed (i) purchase or acquisition by Borrower of (x) the Equity Interests or securities of, or any other interest in, any Person or joint venture, or (y) all or substantially all of the assets of any Person or joint venture, (ii) sale, transfer, or other conveyance by Borrower of (x) any Equity Interests of Borrower, or (y) all or substantially all of the assets of Borrower, (iii) merger of Borrower into and with any other Person, or (iv) similar transaction or series of transactions (provided, however, that nothing in this clause (c) shall be deemed to permit Borrower to undertake any such transaction described herein except to the extent such transaction is otherwise permitted pursuant to the terms and provisions hereof).

“Moody’s” shall have the meaning assigned to it in the definition of “Cash Equivalents”.

“Multi-Party Agreement” ~~shall mean~~(a) as of any date prior to the Seventh Amendment Effective Date, that certain Multi-Party Agreement, dated as of the Closing Date, by and among ~~Administrator~~JMPCA, Harvest and Agent, and (b) as of any date on or after the Seventh Amendment Effective Date, that certain Amended and Restated Multi-Party Agreement, by and among HCAP Advisors, Harvest and Agent, as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Net Income” shall mean the net income (or loss) of any Person for such period taken as a single accounting period determined in conformity with GAAP.

“Net Investment Income” shall mean the amount of net investment income appearing as a line item in Harvest’s most recent financial statements as filed with the SEC.

“New Lending Office” shall have the meaning assigned to it in Section 13.8(g) hereof.

[Harvest] Loan and Security Agreement (Conformed)

“Non-Consenting Lender” shall have the meaning assigned to it in Section 13.2(d) hereof.

“Non-Funding Lender” shall have the meaning assigned to it in Section 13.7 hereof.

“Non-U.S. Lender” shall have the meaning assigned to it in Section 13.8(f) hereof.

“Note(s)” shall mean, individually and collectively, any promissory notes payable to the order of a Lender executed by Borrower evidencing the Loan and the Advances thereunder, as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower to Agent, L/C Issuer, and Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or un-matured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to this Agreement, any Standby Letters of Credit, any Notes and/or the Loan, or under or in respect of any Bank Products Agreement, including, without limitation, interest, all applicable fees (including without limitation any Standby Letter of Credit Fee), charges and expenses and/or all amounts paid or advanced by Agent or a Lender on behalf of or for the benefit of Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

“Obligor Indebtedness” shall mean, as of any date of determination and without duplication, all accrued but unpaid (x) Indebtedness or other obligations of such Underlying Borrower owing to Borrower as of such date, and (y) Indebtedness or other obligations of such Underlying Borrower senior to those referenced in clause (x) owing to other Persons as of such date.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Other Lender” shall have the meaning assigned to it in Section 13.7.

“Other Permitted Indebtedness” shall mean (a) accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower’s business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Borrower’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Credit Policy; provided, that such Indebtedness does not arise in connection with the purchase of Investments other than Cash Equivalents and U.S. Government Obligations and (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under Article VIII.

“Other Taxes” shall have the meaning assigned to it in Section 13.8(b) hereof.

[Harvest] Loan and Security Agreement (Conformed)

“Pacific Western” shall have the meaning assigned to it in the introductory paragraph hereof.

“Participant” shall have the meaning assigned to it in Section 12.2(b) hereof.

“Patents” shall mean all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Payment Date” shall mean (x) the fifteenth (15th) day of each calendar month (or, if such date is not a Business Day, then the next Business Day to occur), commencing on November 15, 2013, or (y) such earlier date determined by Agent in its Permitted Discretion.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Discretion” shall mean a determination made in the good faith exercise of reasonable (from the perspective of a senior secured lender) business judgment.

“Permitted Foreign Jurisdiction” shall mean, with respect to any specific Underlying Loan, such jurisdiction other than the United States or Canada (or any political subdivision thereof) approved in writing by Agent in its sole discretion.

“Permitted Indebtedness” shall have the meaning assigned to it in Section 7.1 hereof.

“Permitted Liens” shall mean Liens of Borrower permitted under Section 7.2 hereof.

“Permitted ULTI Refinancing” shall mean any one (1) refinancing by Borrower of any Unsecured Longer-Term Indebtedness outstanding as of the Fifth Amendment Effective Date with new Indebtedness of Borrower that satisfies the requirements of Unsecured Longer-Term Indebtedness.

“Permitted SBIC Guarantee” shall mean any guarantee by the Borrower of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form; provided, that the recourse to the Borrower thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in clause (o) of Article VII, it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).

[Harvest] Loan and Security Agreement (Conformed)

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledged Loan” shall mean all Underlying Loans owned by Borrower; provided, that as it relates to any Approved Syndicated Loan or Broadly Syndicated Loan, any reference to such “Approved Syndicated Loan” or “Broadly Syndicated Loan” shall be interpreted to refer to Borrower’s applicable holding percentage of such Approved Syndicated Loan or Broadly Syndicated Loan (including, without limitation, as it relates to the calculation of the Borrowing Base in relation to such Approved Syndicated Loan or Broadly Syndicated Loan).

“Power of Attorney” shall mean that certain Power of Attorney, dated as of the Closing Date, by Borrower in favor of Agent, as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Principal Balance” shall mean, with respect to any Pledged Loan as of any date of determination, the outstanding principal amount of such Pledged Loan as of such date; provided, however, that the Principal Balance of any Pledged Loan that defers or capitalizes interest shall exclude such deferred or capitalized interest, and the Principal Balance shall exclude any protective advances made in respect of such Pledged Loan.

“Pro Rata Share” shall mean, with respect to all payments, computations and other matters relating to the Commitment or Advances of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders.

“Purchased Loan” shall mean a whole-loan debt obligation that has been purchased by Borrower in the ordinary course of its business and that is currently owned by Borrower (and in which no participation or other ownership or economic interest has been granted to, or held by, any other Person with respect to any portion of the Purchased Loan, other than the interests granted to Agent pursuant to the Loan Documents); provided, that (i) Agent has approved the form of the purchase documentation relating to such Purchased Loan, in each case in its Permitted Discretion and (ii) such purchase documentation had been collaterally assigned to Agent, for the benefit of Lenders, pursuant to documentation satisfactory to Agent in its Permitted Discretion.

“Receipt” shall have the meaning assigned to it in Section 12.5 hereof.

“Receiving Party” shall have the meaning assigned to it in Section 12.10(c) hereof.

“Register” shall have the meaning assigned to it in Section 12.2(c) hereof.

“Related Fund” shall mean (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of its business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment adviser that manages a Lender or (iv) an Affiliate of an investment adviser that manages a Lender, or (b) any finance company, insurance company or other financial institution which temporarily warehouses Loans for any Lender or any Person described in clause (a) above.

[Harvest] Loan and Security Agreement (Conformed)

“Reorganization Effective Date” shall mean March 12, 2015.

“Request for Advance” shall have the meaning assigned to it in Section 2.3 hereof.

“Requisite Lenders” shall mean (i) during the Revolving Period, Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the aggregate Revolving Exposure at such time and (ii) on and after the expiration of the Revolving Period, Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the aggregate unpaid principal amount of the Loans at such time; provided, however, that the Commitments and any outstanding Advances of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders; provided, that if there are less than four (4) unaffiliated Lenders at such time, “Requisite Lenders” shall mean all Lenders.

“Reporting Date” shall mean, with respect to any Payment Date, the second (2nd) Business Day preceding such Payment Date.

“Responsible Officer” shall mean the chief executive officer, chief financial officer or the president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of Borrower, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to Agent, in form and substance acceptable to Agent in its sole discretion.

“Retained Equity Interests” shall mean Equity Interests issued by any Person to Borrower with respect to which (a) such Equity Interests were previously Attached Equity Interests issued to Borrower in conjunction with an Underlying Loan that was previously included in the Financed Portfolio, (b) the Underlying Loan which such Equity Interests were issued to Borrower in connection with is no longer included in the Financed Portfolio, and (c) Borrower has retained all right, title, and interest in such Equity Interests notwithstanding that the related Underlying Loan is no longer included in the Financed Portfolio.

“Revolving Exposure” shall mean, with respect to any Lender as of any date of determination, (a) prior to the termination of the Commitments, that Lender’s Commitment, and (b) after the termination of the Commitments the aggregate outstanding principal amount of all Advances made by that Lender.

“Revolving Period” shall mean the period commencing on the Closing Date and ending on the earlier of (x) the occurrence of an Event of Default or (y) ~~October~~April 30, ~~2018.~~2020.

“RIC” shall mean a regulated investment company as defined under Section 851 of the Code.

“S&P” shall have the meaning assigned to it in the definition of “Cash Equivalent”.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002, as amended from time to time.

[Harvest] Loan and Security Agreement (Conformed)

“SBA” shall mean the United States Small Business Administration.

“SBIC Equity Commitment” shall mean a commitment by the Borrower to make one or more capital contributions to an SBIC Subsidiary.

“SBIC Subsidiary” shall mean any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of Harvest licensed as a small business investment company under the Small Business Investment Act of 1958, as amended, and which is designated by Harvest (as provided below) as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by Borrower (other than a Permitted SBIC Guarantee), (ii) is recourse to or obligates any Borrower in any way (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guarantee), or (iii) subjects any property of Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (b) Borrower does not have any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by Harvest shall be effected pursuant to a certificate of a financial officer delivered to the Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.

“SEC” shall mean the Securities and Exchange Commission and any successor federal agency having similar powers.

“Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, in each case, as amended from time to time.

“Security Documents” shall mean this Agreement, UCC financing statements, agreements related to Deposit Accounts, the Power of Attorney, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Settlement Date” shall have the meaning assigned to it in Section 13.5(a)(ii) hereof.

“Seventh Amendment Effective Date” shall mean October 30, 2018.

“Sixth Amendment Effective Date” shall mean November 28, 2017.

“Solvency Certificate” shall have the meaning assigned to it in Section 4.1(e) hereof.

“SPE Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower to which Borrower sells, conveys or otherwise transfers (whether directly or indirectly) investments, which engages in no material activities other than in connection with the purchase or financing of such assets and which is designated by the Borrower (as provided below) as an SPE Subsidiary:

[Harvest] Loan and Security Agreement (Conformed)

(a)     no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by Borrower (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates Borrower in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(b)     with which Borrower does not have any Material Contract or other material ~~contract, agreement,~~ arrangement or understanding other than on terms no less favorable to Borrower than those that might be obtained at the time from Persons that are not Affiliates of Borrower, other than fees payable in the ordinary course of business in connection with servicing receivables, and

(c)     to which Borrower does not have any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to Agent, which certificate shall include a statement to the effect that such designation complies with the foregoing conditions. Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.

“Sponsor” shall mean, collectively, (x) at all times prior to the Reorganization Effective Date, JMP Group, Inc, a Delaware corporation, and (y) at all times on or after the Reorganization Effective Date, JMP Group, LLC, a Delaware limited liability company.

“Standard Securitization Undertakings” shall mean, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) (i) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectibility of the assets sold or the creditworthiness of the associated account debtors) or (ii)     options to substitute conforming assets for non-conforming assets and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable securitizations or loan securitizations.

“Standby Letters of Credit” shall mean any standby letter of credit issued by the L/C Issuer for the account of Borrower.

“Standby Letter of Credit Application” shall have the meaning given such term in Annex I.

“Standby Letter of Credit Fee” shall have the meaning given such term in Section 3.7(a).

“Sub-Administration Agreement” shall mean that certain Loan Servicing Agreement, dated as of January 11, 2018, by and between Administrator and Sub-Administrator, as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

[Harvest] Loan and Security Agreement (Conformed)

“Sub-Administrator” shall mean (a) U.S. Bank National Association or (b) any Person engaged by Administrator or Harvest, with the prior written consent of Agent (which, prior to the occurrence and continuance of an Event of Default, shall not be unreasonably withheld, conditioned, or delayed), to perform specified services (in accordance with a sub-administration agreement) otherwise conducted by the Administrator.

“Sub-Administrator Default” shall mean any material breach of the terms and provisions of the Sub-Administration Agreement by Sub-Administrator.

“Sub-Administrator Multi-Party Agreement” shall mean that certain Loan Servicing and Disbursement Agreement, dated on or about the Seventh Amendment Effective Date, by and among Administrator, Sub-Administrator, and Agent, as such may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Subordinated Debt” shall mean unsecured Indebtedness of Borrower that is subordinated, pursuant to documentation acceptable to the Requisite Lenders in their sole discretion, in right of payment and remedies to all of the Obligations and all of the Agent’s and Lender’s rights, Liens and remedies in form and substance satisfactory to the Requisite Lenders in their sole discretion.

“Subsidiary” shall mean, as to any Person, any other Person in which more than fifty percent (50%) of all Equity Interests is owned directly or indirectly by such Person or one or more of its Subsidiaries.

“Subsidiary Borrower” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Syndicated Loan Clearing Account” shall mean those certain Deposit Accounts of Borrower or Administrator (and/or any subaccounts thereof (which, for the avoidance of doubt, may be ledger or book entry accounts and not actual accounts)) designated as such on Schedule 5.18B attached hereto and incorporated herein by reference (as may be updated from time to time (prior to the occurrence and continuance of any Event of Default) by written notice of Borrower to Agent).

“Tangible Net Worth” shall mean, for any measurement period, the amount by which any Person’s total assets (excluding Intangible Assets, prepaid expenses and accrued interest) exceeds such Person’s total liabilities as determined, in each case, on a consolidated basis in accordance with GAAP.

“Taxes” shall have the meaning assigned to it in Section 13.8(a) hereof.

“Term” shall mean the period commencing on the Closing Date and ending upon the earlier of (x) ~~April~~October 30, ~~2020,~~2021, or (y) the date that is six (6) months prior to the maturity of any of Borrower’s outstanding Unsecured Longer-Term Indebtedness as of such date of determination.

“Termination” shall have the meaning assigned to it in Section 3.2(a) hereof.

[Harvest] Loan and Security Agreement (Conformed)

“Third Party Agented Loan” shall mean any Approved Syndicated Loan or Broadly Syndicated Loan (as applicable) with respect to which the applicable collateral agent, paying agent and/or administrative agent in relation to such Approved Syndicated Loan or Broadly Syndicated Loan (as applicable) is a Person other than Borrower.

“Third Party Credit Agent” shall mean, with respect to any Third Party Agented Loan, as of any date of determination, the Person serving in the capacity as collateral agent, paying agent and/or administrative agent (or equivalent thereof) in relation to such Third Party Agented Loan.

“Trademarks” shall mean all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title, and interest in and to: (i) all of Borrower’s (or if referring to another Person, such other Person’s) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; (ii) all renewals thereof, and (iii) all designs and general intangibles of a like nature.

“Transaction Persons” shall have the meaning assigned to it in Section 5.25(a) hereof.

“Transferee” shall have the meaning assigned to it in Section 12.2(a) hereof.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Underlying Borrower” shall mean, with respect to an Underlying Loan, the issuer(s) or obligor(s) and any guarantor thereof pursuant to the terms of the related Underlying Loan Documents.

“Underlying Collateral” shall mean all collateral and assets collateralizing, or otherwise securing payment and performance of, an Underlying Loan.

“Underlying Loan” shall mean (a)(i) a Purchased Loan or (ii) a whole-loan debt obligation or Approved Syndicated Loan or Broadly Syndicated Loan that was originated by the Borrower in the ordinary course of its business and that is currently owned by Borrower (and in which no participation or other ownership or economic interest has been granted to, or is held by, any other Person with respect to any portion of the Underlying Loan, other than the interests granted to Agent pursuant to the Loan Documents) and (b) any Eligible Structured Equity Interests.

“Underlying Loan Documents” shall mean the credit agreement or other agreement or instrument pursuant to which an Underlying Loan has been issued or created and each and every other agreement that governs the terms of or secures the obligations represented by such

[Harvest] Loan and Security Agreement (Conformed)

Underlying Loan or of which the holders (or any agent therefor) of such Underlying Loan are the beneficiaries.

“Underlying Modification” shall have the meaning assigned to it in clause (j) of the definition of “Eligible Loan” herein.

“Un-Restricted Add-Backs” shall mean, solely with respect to the calculation of EBITDA for any Underlying Borrower for any purpose hereunder, the aggregate amount of any of the following, to the extent any such items would otherwise be added back to the calculation of EBITDA for such Underlying Borrower: (a) with respect to any Acquired Start-Up, the Historical EBITDA of such Person, (b) with respect to any Underlying Borrower utilizing the proceeds of the related Underlying Loan, in whole or in part, for the purpose of financing the consummation by such Underlying Borrower of a transaction or series of transactions pursuant to which such Underlying Obligor has, in any transaction or series of transactions, (x) merged with, purchased, owned, held, invested in or otherwise acquired any obligations or Equity Interests or securities of, or any other interest in any Person, or (y) otherwise acquired all or substantially all of the assets of any Person, the amount of any reasonable, documented, out-of-pocket transaction costs paid in conjunction therewith using the proceeds of such Underlying Loan, and (c) the amount of any non-cash (i) amortization, write-downs or write-offs of goodwill or other Intangible Assets or (ii) charges paid by the Underlying Borrower during the relevant period of determination in conjunction with the purchase, redemption, retirement or other acquisition of or voluntary payment or prepayment of the principal of or interest on, the related Underlying Loan or any portion thereof (excluding, for the avoidance of doubt, (x) any amounts paid by such Underlying Borrower with respect to regularly scheduled payments, prepayments or redemptions of principal and interest in respect of any such Indebtedness as required pursuant to the instruments evidencing such Indebtedness, and/or (y) any amounts paid by such Underlying Borrower with respect to the payment or prepayment of the principal of or interest on such Indebtedness in conjunction with the exercise of remedies or of any right to accelerate the maturity thereof by Borrower).

“Unsecured Longer-Term Indebtedness” shall mean any Indebtedness of Borrower that (a) has no amortization prior to, and a final maturity date not earlier than, six (6) months after the Maturity Date, (b) is incurred pursuant to documentation that is substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as determined by the Borrower in its good faith, reasonable judgment, (c) is not secured by any assets of Borrower, and (d) does not exceed, in the aggregate, fifty percent (50%) of the Maximum Loan Amount.

“Unused Line Fee” shall mean the fee payable in accordance with Section 3.3.

“U.S. Government Obligations” shall mean (i) obligations of, or obligations guaranteed as to principal and interest by, the government of the United States or any agency or instrumentality thereof, when these obligations are backed by the full faith and credit of the United States and (ii) certain obligations of government-sponsored agencies that are not backed by the full faith credit of the United States which are limited to: Federal Home Loan Mortgage Corp. debt obligations; Farm Credit System (formerly Federal Land Banks, Federal Intermediate Credit Banks, and Banks for Cooperatives) consolidated system-wide bonds and notes; Federal

[Harvest] Loan and Security Agreement (Conformed)

Home Loan Banks consolidated debt obligations; Federal National Mortgage Association debt obligations; Financing Corp. debt obligations; and Resolution Funding Corp. debt obligations.

“Valuation Policy” shall mean the written valuation policy of Harvest as described in Harvest’s most recent SEC filing, as the same may be amended or modified from time to time in accordance with this Agreement.

~~“Voluntary Termination Date” shall have the meaning assigned to it in Section 11.1 hereof.~~

~~“Voluntary Termination Fee” shall mean, with respect to any Voluntary Termination (a) on or after November 1, 2017, but on or before April 30, 2018, a non-refundable fee in an amount equal to one percent (1.0%) of the Maximum Loan Amount, and (b) on or after May 1, 2018, but on or before October 31, 2018, a non-refundable fee in an amount equal to one-half of one percent (0.5%) of the Maximum Loan Amount, and in each case payable in accordance with Section 3.2; provided, however, that no Voluntary Termination Fee shall be due after in connection with any Voluntary Termination after October 31, 2018.~~

“WBL Entities” shall mean, collectively, WBL SPE I, LLC, a Delaware limited liability company, and WBL SPE II, LLC, a Delaware limited liability company.

II.      LOAN, PAYMENTS, INTEREST AND COLLATERAL

2.1      The Loan

Subject to the provisions of this Agreement, each Lender, severally agrees to make Advances to Borrower under the Loan from time to time during the Revolving Period; provided, that (i) the Advances of such Lender at any time outstanding under the Loan shall not exceed an amount equal to such Lender’s Pro Rata Share of the lesser of (such aggregate amount as applicable to all Lenders being referred to herein as “Availability”): (A) the sum of (x) the Maximum Loan Amount, minus (y) the Letter of Credit Usage in effect at such time, and (B) the sum of (x) the value, in Dollars, of one hundred percent (100%) of the aggregate Borrowing Base, minus (y) the Letter of Credit Usage in effect at such time. The Loan is a revolving credit facility which may be drawn, repaid and redrawn from time to time during the Revolving Period as permitted under this Agreement. Any determination of Availability for requested Advances shall be made by Agent in its sole discretion and is final and binding upon Borrower, absent manifest error. Unless otherwise permitted by Agent, each Advance shall be in an amount of at least Two Hundred Fifty Thousand Dollars ($250,000). No more than one (1) Advance may be made in any calendar week, unless otherwise permitted by Agent. Subject to the provisions of this Agreement, Borrower may request Advances up to and including the value, in Dollars, of one hundred percent (100%) of Availability.

(a)      Evidence of Loans.

(i) Agent shall maintain, in accordance with its usual practice, true, correct and complete electronic or written records evidencing the Indebtedness and Obligations owed by Borrower to Lenders, in which it will record (A) the amount of all Advances made under this Agreement, (B) the amount of any principal and/or interest due

[Harvest] Loan and Security Agreement (Conformed)

and payable and/or to become due and payable from Borrower and payable to Lenders under the Loan Documents and (C) all amounts received by Agent under this Agreement from Borrower.

(ii) The entries made in the electronic or written records maintained pursuant to subsection (i) of this Section 2.1(a) (the “Balance Register”) shall be prima facie evidence of the existence and amounts of the Obligations and Indebtedness therein recorded; provided, however, that the failure of Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the correct amounts owed pursuant to the Loan, including all Advances made by Lenders, and all other Obligations in accordance with the terms of this Agreement and all other Loan Documents.

(iii) Agent will account to Borrower monthly with a written statement of the Advances under the Loan, and any charges and payments made pursuant to this Agreement, provided, however, that the failure of Agent to provide such written statement shall not constitute a default or breach by Agent or any Lender of this Agreement or any other Loan Document and in the absence of manifest error, such accounting rendered by Agent shall be deemed final, binding and conclusive unless Agent is notified by Borrower in writing to the contrary within sixty (60) Business Days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(b)      Notes. Borrower agrees that:

(i) upon written request by any Lender to Borrower for a promissory note or other evidence of indebtedness is requested by Agent for the benefit of all or any Lender to evidence the Loan and other Obligations owing or payable to, or to be made by such Lender, Borrower shall promptly (and in any event within ten (10) Business Days of any such request) execute and deliver to such Lender an appropriate promissory note or notes substantially in the form attached hereto as Exhibit D;

(ii) all references to Note or Notes in the Loan Documents shall mean the Note or Notes, if any, to the extent issued (and not returned to Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented and/or restated from time to time;

(iii) upon written request by any Lender, and in any event within ten (10) Business Days of any such request, Borrower shall execute and deliver to such Lender new Notes (on substantially the same terms and in substantially the same form) and/or divide the Notes in exchange for then existing Notes in such smaller amounts or denominations as Agent shall specify in its sole discretion; provided, that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and returned to Borrower within ten (10) days after Agent’s receipt of the replacement Notes; and

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(iv) upon receipt of evidence reasonably satisfactory to Borrower of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, Borrower shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to Borrower after delivery of the replacement Notes.

(c)      Payment at Maturity Date. All amounts outstanding under the Loan and all other Obligations under the Loan shall be due and payable by Borrower in full, if not earlier in accordance with this Agreement, on the Maturity Date.

2.2      Interest on the Loan

(a)     Borrower agrees to pay interest in respect of the outstanding principal amount of the Loan, monthly in arrears to Agent for the account of Lenders, from the date the proceeds thereof are made available to the Borrower until paid, at a rate per annum equal to the lesser of (i) the LIBOR Rate, plus three and one-quarter of one percent (3.25%) per annum (such rate, the “Calculated Rate”) and (ii) the Maximum Rate. All such payments of interest shall be made on each Payment Date for the immediately preceding calendar month in accordance with Section 2.5. If Lenders are prevented from charging or collecting interest at the Calculated Rate, then the interest rate shall continue to be the Maximum Rate until such time as Lenders have charged and collected the full amount of interest that would be chargeable and collectable if interest at the Calculated Rate had always been lawfully chargeable and collectible.

(b)      Borrower shall be permitted to request that the LIBOR Rate for any calendar month be based on the offered rate for loans in United States dollars for either a one (1) month or three (3) month period upon a written request to Agent received no later than two (2) Business Days prior to the start of such calendar month. Absent any written request by Borrower, the LIBOR Rate shall be deemed to be based on the offered rate for loans in United States dollars for a one (1) month period. To the extent Borrower chooses (or is deemed to choose) the LIBOR Rate to be based on the offered rate for loans in United States dollars for a one (1) month period, the applicable LIBOR Rate with respect to such one (1) month period shall be determined by Agent on the first Business Day of such month and shall be the same throughout such month and (y) to the extent Borrower chooses the LIBOR Rate to be based on the offered rate for loans in United States dollars for a three (3) month period, the applicable LIBOR Rate shall be determined by Agent on the first Business Day of the first month of such period and shall be the same throughout such period. The monthly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days and shall be calculated by determining the average daily principal balance of the Obligations outstanding for each day of the calendar month in question.

 2.3      Loan Disbursements; Requirement to Deliver Borrowing Certificate

(a)      At ~~any~~such time during the Revolving Period~~, so long as each of the conditions precedent contained in Section 4.2 are satisfied (including, without limitation, the~~

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~~condition that no Default or Event of Default shall have occurred and be continuing), Borrower may request~~ that Borrower desires to incur an Advance under the Loan ~~by delivering to Agent an irrevocable Request for Advance in the form attached hereto as Exhibit B (each, a “Request for Advance”)~~hereunder (a “Proposed Advance”), Borrower shall first provide Agent with notice thereof (which may be delivered via e-mail attachment, so long as it is signed by a Responsible Officer) not later than ~~3~~4:00 p.m. (New York City time) at least ~~two~~one (~~2~~1) Business ~~Days~~Day before the proposed Business Day on which such ~~requested~~Proposed Advance is to be made (each, a “Borrowing Date”) ~~and~~, together with a completed Borrowing Certificate, accompanied by relevant supporting documentation satisfactory to Agent in its sole discretion, which shall (~~a~~x) specify the proposed Borrowing Date of such Advance and (~~b~~y) specify the principal amount of such ~~requested Advance. Together with each such Request for Advance, Borrower shall deliver to Agent (i) a Borrowing Certificate accompanied by~~Proposed Advance.

(b) On the Borrowing Date, Borrower may formally request the Proposed Advance of the Loan by delivering to Agent an irrevocable Request for Advance in the form attached hereto as Exhibit B (each, a “Request for Advance”) (which may be delivered via e-mail attachment, so long as it is signed by a Responsible Officer) not later than 11:00 a.m. (New York City time) on such Borrowing Date, together with (i) a representation that the conditions precedent contained in Section 4.2 are satisfied as of ~~the date of~~ such Borrowing ~~Certificate~~Date (subject to the update of the Schedules hereto), together with calculations evidencing satisfaction of such conditions and (ii) ~~as well as~~ such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Agent shall request in its sole discretion. On each Borrowing Date, Borrower irrevocably authorizes Agent and Lenders to disburse the proceeds of the requested Advance to the applicable account(s) of Borrower or as otherwise specified in the applicable Borrowing Certificate (which in each case shall be one or more of the accounts set forth on Schedule 5.18B), for credit to the account of Borrower (or to such other account as to which Borrower shall instruct Agent in writing) via Federal funds wire transfer. Notwithstanding the foregoing, in no event shall Agent consider making any Advance under the Loan hereunder unless (x) all conditions set forth in Section 4.2 have been and continue to be satisfied or waived, and (y) no Default or Event of Default has otherwise occurred or is continuing or would result from the making of such proposed Loan Advance.

(c) Notwithstanding anything to the contrary in this Agreement, Agent and Lenders shall be entitled to rely upon the authority of a Responsible Officer of Borrower for communications with and instructions from Borrower until written notice has actually been received that such officer no longer has such authority.

2.4      Loan Collections; Repayment

(a) At all times Borrower shall and shall cause the Administrator (either itself or through the Sub-Administrator (as applicable)) to instruct and cause ~~each Underlying Borrower in respect of a Pledged Loan to pay directly by wire transfer to (i)~~ :

(i) for all Pledged Loans for which Borrower is acting as agent for itself and one or more other unaffiliated lenders, ~~a Deposit Account (other than the Blocked Account) over which Agent, on behalf of Lenders, has a Lien pursuant to~~

[Harvest] Loan and Security Agreement (Conformed)

~~documentation reasonably satisfactory to Agent, and (ii) for all other Pledged Loans, a blocked account~~each Underlying Borrower in respect of such Pledged Loan to pay directly by wire transfer to the applicable Syndicated Loan Clearing Account and/or any subaccounts thereof (which, for the avoidance of doubt, may be ledger or book entry accounts and not actual accounts), all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of the related Underlying Borrower with respect to such Pledged Loan;

(ii) for all Pledged Loans that are Third Party Agented Loans, the related Third Party Credit Agent to pay directly by wire transfer to the Blocked Account and/or any subaccounts thereof (which, for the avoidance of doubt, may be ledger or book entry accounts and not actual accounts), all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable to Borrower with respect to such Third Party Agented Loan; and

(iii) for all other Pledged Loans, each Underlying Borrower in respect of such Pledged Loan to pay directly by wire transfer to the applicable Borrower Loan Clearing Account and/or the Blocked Account (as applicable) and/or any subaccounts thereof (which, for the avoidance of doubt, may be ledger or book entry accounts and not actual accounts), and other amounts of any and every description payable by or on behalf of the related Underlying Borrower with respect to such Pledged Loan.

With respect to any Available Amounts deposited to any Loan Clearing Account pursuant to the foregoing clauses (i) or (iii), within one (1) Business Day after deposit into such applicable Loan Clearing Account of any Available Amounts as set forth in clauses (i) or (iii) above, Borrower shall transfer (or cause Administrator to transfer) all such Available Amounts in relation to any and all Pledged Loans and any other Collateral (in the form so received) payable to Borrower (as opposed to any other unaffiliated lender for which Borrower is acting as agent under the applicable Pledged Loan) to the Deposit Account established and maintained by Borrower in accordance with the provisions of the Blocked Account Agreement (collectively, the “Blocked Account”)~~, all Available Amounts in relation to any and all Pledged Loans and any other Collateral~~. In the event Borrower receives any payments on any Pledged Loan directly from or on behalf of the Underlying Borrower thereof, Borrower shall receive such payment in trust for the sole and exclusive benefit of Agent, and Borrower shall deliver ~~it~~such payment to the Administrator within two (2) Business Days (in the form so received), unless Agent shall have notified Borrower to deliver directly to Agent all payments in respect of the Pledged Loans which may be received by Borrower, in which event all such payments (in the form received) shall be endorsed by Borrower to Agent and delivered to Agent promptly upon Borrower’s receipt thereof. ~~Within two (2) Business Days after deposit into the Deposit Account of any Available Amounts as set forth in clause (i) above, Borrower shall transfer all such Available Amounts payable to Borrower (as opposed to any other unaffiliated lender for which Borrower is acting as agent under the applicable Pledged Loan) to the Blocked Account (in the form so received). On (i~~On (A) the last Business Day of each month and (~~ii~~B) the first (1st) Business Day to occur after an Underlying Loan has been paid in full (but solely with respect to proceeds of such Underlying Loan), Agent shall transfer 100% of cleared funds in the Blocked Account and the Lockbox Account (if established) to the Collection Account, via wire transfer, for distribution from the Collection Account by Agent in accordance with Section 2.5.

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(b) Agent shall have the right at any time to establish (or require the establishment of) a lockbox account in Agent’s name, controlled by Agent, established at an institution selected by Agent and pursuant to documentation acceptable to Agent (the “Lockbox Account”) for the collection of all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable to Borrower by or on behalf of any Underlying Borrower under any Collateral, and at any time and Agent shall have the right to notify any Underlying Borrower to deposit such sums into such Lockbox Account.

(c) Subject to the terms and provisions of this Agreement (including without limitation, Section 6.17 and 11.1 below (and without limiting the application thereof)), in addition to payments in the ordinary course of business as set forth above, the Loan may be prepaid in whole or in part by Borrower at any time upon not less than two (2) Business Days prior written notice (any such date on which the Loan is to be prepaid, referred to herein as the “Prepayment Date”). If the Loan is to be prepaid as provided in this clause (c), the prepayment price shall be equal to the sum of (x) the outstanding unpaid principal balance of the Loan to be voluntarily prepaid (the “Prepayment Amount”), plus (y) accrued and unpaid interest on the Prepayment Amount to the Prepayment Date. Notwithstanding any other provision of any Loan Document, no voluntary prepayment under this Agreement shall affect Agent’s rights or any of the Obligations existing as of the Prepayment Date, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are pending) have been fully performed and indefeasibly paid in cash in full.

2.5      Promise to Pay; Manner of Payment

(a) On each Payment Date and on the first (1st) Business Day after Agent has transferred funds received under clause (ii) of the last sentence of Section 2.4(a) for distribution to the Collection Account, prior to the occurrence and continuance of an Event of Default and subject to the other terms and conditions of this Agreement, all Available Amounts received during the month most recently ended shall be paid from the Collection Account by Agent to the following Persons in the following order of priority, to the extent amounts are due and owing to such Persons:

(i) to Agent, for any indemnities, costs, fees or expenses owed to Agent to the extent not previously reimbursed or paid;

(ii) to Agent, for the benefit of the Lenders on a pari-passu basis, first, an amount equal to any protective advances made pursuant to Section 2.8 hereof, together with all interest owed with respect to such protective advances, second, any indemnities, costs, fees or expenses owed to Lenders, third, all accrued and unpaid interest on the Obligations charged at the Default Rate and fourth, all other accrued and unpaid interest on the Obligations, in each case, to the extent not previously reimbursed or paid;

(iii) Investment Adviser, all accrued and unpaid Advisory Fees;

[Harvest] Loan and Security Agreement (Conformed)

(iv) to Blocked Account Bank, for any indemnities, costs, fees or expenses owed to the extent not previously reimbursed or paid in relation to the Blocked Account and/or any Loan Clearing Account;

(v) to the Lockbox Agent (if any), for any indemnities, costs, fees or expenses owed to the extent not previously reimbursed or paid in relation to the Lockbox Account;

(vi) to the Custodian, for any indemnities, costs, fees or expenses owed the Custodian pursuant to (a) the Custody Agreement dated as of May 2, 2013 by and between Custodian and Harvest, as amended from time to time, and (b) the Custodial Agreement to the extent not previously reimbursed or paid;

(vii) to (A) the Sub-Administrator, for any indemnities, costs, fees or expenses owed the Sub-Administrator with respect to the Delegated Functions pursuant to the Sub-Administration Agreement to the extent not previously reimbursed or paid, and (B) the Backup Administrator, (if any) for any indemnities, costs, fees or expenses owed the Backup Administrator pursuant to the Backup Administration Agreement to the extent not previously reimbursed or paid;

(viii) to Agent, for the benefit of Lenders on a pari-passu basis, an amount equal to the amount required (if any) to cause Borrower to be in compliance with Section 2.6 hereof;

(ix) during the Amortization Period, to Agent, for the benefit of Lenders on a pari-passu basis, any amounts due and owing pursuant to Section 2.7(b);

(x) to Agent and/or Lenders, any and all other Obligations due and payable as of such Payment Date;

(xi) during the Amortization Period, to Agent, for the benefit of the Lenders on a pari-passu basis, 90% of any Available Amount representing principal collections less amounts paid under clause (ix) above;

(xii) during the Amortization Period, to Agent, for the benefit of the Lenders on a pari-passu basis, 10% of any remaining Available Amount, but only so long as payment under this item would not result in Borrower’s inability to make sufficient distributions or dividends necessary to maintain its eligibility to qualify as a RIC or to avoid the imposition of a federal excise tax on undistributed earnings under Section 4982 of the Code;

(xiii) to Investment Adviser, the Incentive Advisory Fees;

(xiv) to Investment Adviser and Administrator, for any indemnities, costs, fees or expenses owed pursuant to the Advisory Agreement and the Administration Agreement, as applicable, to the extent not previously reimbursed or paid; and

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(xv) to Borrower, all remaining Available Amounts after giving effect to the payments described above in this Section 2.5, free and clear of the security interest created by this Agreement, to be used by Borrower any lawful purpose.

In the event that amounts distributed under Sections 2.5(a) on any Payment Date are insufficient for payment of the amounts set forth in Section 2.5(a)(i) through (x) for such Payment Date, Borrower shall pay an amount equal to the extent of such insufficiency within three (3) Business Days of request by Agent.

(b) Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or Underlying Collateral or any other event, including obsolescence of any property or improvements. Any payments made by Borrower, shall be made only by wire transfer on the date when due, without offset, deduction or counterclaim, in Dollars, in immediately available funds to such account as may be indicated in writing by Agent to Borrower from time to time. Any such payment received after 2:00 p.m. (New York City time) on any date shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the applicable interest rate then in effect during such extension) and/or fees, as the case may be. Borrower hereby waives setoff, recoupment, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Loan Document.

2.6       Repayment of Excess Advances

(a) If, at any time and for any reason, the outstanding unpaid principal balance of the Loan exceeds the Maximum Loan Amount, Borrower shall immediately, without the necessity of any notice or demand, and whether or not a Default or an Event of Default has occurred or is continuing, prepay the principal balance of the Loan in an amount equal to the difference between such sum and Availability (all accrued and unpaid interest with respect to such difference shall be simultaneously prepaid).

(b) If, at any time for any reason (including, without limitation, as a result of one or more Pledged Loans no longer constituting Eligible Loans (as a result of no longer complying with the eligibility criteria set forth in the definition thereof) and/or as a result of a decrease in Fair Value and/or Enterprise Value (as calculated by Borrower’s internal valuation methodology and/or any updated third party valuation report received by Agent pursuant to Section 6.1(i) hereof) as it applies to one or more Pledged Loans or Underlying Borrowers, as applicable), the outstanding unpaid principal balance of the Loan exceeds the value, in Dollars, of one hundred percent (100%) of the aggregate Borrowing Base, Borrower shall immediately, without the necessity of any notice or demand, and whether or not a Default or an Event of

[Harvest] Loan and Security Agreement (Conformed)

Default has occurred or is continuing, either immediately (i) prepay the principal balance of the Loan in an amount equal to the difference between such sum and the value, in Dollars, of one hundred percent (100%) of the aggregate Borrowing Base (all accrued and unpaid interest with respect to such difference shall be simultaneously prepaid) or (b) so long as Revolving Period is then in effect, increase the aggregate principal amount of Eligible Loans included in the calculation of the Borrowing Base so that the outstanding unpaid principal balance of the Loan is less than or equal to the value, in Dollars, of one hundred percent (100%) of the aggregate Borrowing Base. The pledge and delivery to Agent of additional Eligible Loans shall comply with the document delivery requirements set forth in Section 4.2, and shall be accompanied by a written certification of Borrower to the effect that such additional Pledged Loans are Eligible Loans and that, after giving effect to the pledge to Agent of such Eligible Loans no Default or Event of Default will exist.

2.7      Other Mandatory Prepayments

(a) If a Change of Control occurs that has not been consented to in writing by the Requisite Lenders (at their sole option) prior to the consummation thereof, on or prior to the first Business Day following the date of such Change of Control, Borrower shall prepay the Loan and all other Obligations in full in cash together with accrued interest thereon to the date of prepayment and all other amounts owing to Agent and Lenders under the Loan Documents.

(b) In addition to the foregoing, during the Amortization Period, Borrower shall pay down the principal balance of the Loan on a monthly basis in equal installments during the relevant calendar quarter, whether via the remittance of proceeds pursuant to Section 2.5(a) or otherwise, so that the principal balance of the Loan will be reduced by an amount equal to or greater than (i) four percent (4%) of the Maximum Loan Amount for each of the first two (2) full calendar quarters following the termination of the Revolving Period, (ii) six percent (6%) of the Maximum Loan Amount for each of the succeeding two (2) full calendar quarters and (iii) seven and one-half percent (7.5%) of the Maximum Loan Amount for each of the succeeding two (2) full calendar quarters.

(c) During the Amortization Period, if Borrower, in any transaction or series of related transactions, sells or issues any equity or debt securities, Equity Interests or other ownership interests other than in accordance with and pursuant to any employee stock option or similar plan, then Borrower shall apply 100% (or such lesser amount as is required to indefeasibly pay in cash in full the Obligations and all other amounts outstanding under the Loan Documents (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending)) of the cash proceeds thereof (net of reasonable, documented, out-of-pocket transaction costs and expenses and taxes) to the prepayment of the Obligations and other amounts outstanding under the Loan Documents.

2.8      Payments by Agent; Protective Advances

(a) Should any amount required to be paid under any Loan Document be unpaid beyond any applicable cure period, such amount may be paid by Agent, for the account of Agent or Lenders, which payment shall be deemed a request for an Advance under the Loan as of

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the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds by Agent, by way of direct payment of the relevant amount, interest or Obligations in accordance with Section 2.5 without necessity of any demand whether or not a Default or an Event of Default has occurred or is continuing. No payment or prepayment of any amount by Agent, Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent and/or Lenders under any Loan Document unless and until the Obligations have been fully performed and paid indefeasibly in cash and the Commitments have been terminated. Any sums expended or amounts paid by Agent and/or Lenders as a result of Borrower’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Loan and added to the Obligations.

(b) Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, but not any obligation, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance (at Borrower’s expense) covering any of the Underlying Collateral to the extent not obtained as required under any Underlying Loan Document or upon the Underlying Borrower’s failure to do so; (ii) discharge (at Borrower’s expense) taxes or Liens affecting any of the Underlying Collateral that have not been paid in violation of any Underlying Loan Document or that jeopardizes Borrower’s or Agent’s Lien priority in the Underlying Collateral; or (iii) make any other payment (at Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Underlying Collateral or Collateral. Agent shall be reimbursed for all such advances pursuant to Section 2.5 and any such advances shall bear interest at the Applicable Rate from the date the Advance is made until it is repaid. No such advance by Agent shall be construed as a waiver by Agent, or any Lender of any Default or Event of Default or any of the rights or remedies of Agent or any Lender.

2.9      Grant of Security Interest; Collateral

(a) To secure the payment and performance of the Obligations, Borrower hereby grants to Agent, for the benefit of Agent and Lenders, a valid, perfected and continuing first-priority security interest in and Lien upon, and pledges to Agent, for the benefit of Agent and Lenders, all of Borrower’s assets, personal property, goods, Instruments, Equipment, Inventory, Fixtures, Accounts, General Intangibles, Chattel Paper, Contract Rights, Contracts, Documents, Letter-of-Credit Rights, Deposit Accounts, Software, Money, Investment Property, Health-Care-Insurance Receivables, Supporting Obligations and the Proceeds of each and all other types of property, in each case whether now owned or existing or hereafter from time to time acquired or coming into existence, including without limitation, all of Borrower’s right, title and interest in, to and under all of the following, whether now owned or existing or hereafter from time to time acquired or coming into existence:

(i) all of Borrower’s tangible personal property related to the Underlying Loans, including, without limitation, all present and future Goods, Inventory and Equipment (including items of equipment which are or become Fixtures), and Computer Hardware and Software, now owned or hereafter acquired related to the Pledged Loans;

[Harvest] Loan and Security Agreement (Conformed)

(ii) all right, title and interest of Borrower in and to any and all Pledged Loans and Attached Equity Interests;

(iii) all of Borrower’s intangible personal property related to the Pledged Loans, including, without limitation, all present and future Accounts, Securities, Contract Rights, Permits, General Intangibles, Chattel Paper, Investment Property, Intellectual Property, Documents, Instruments, Deposit Accounts, Letter-of-Credit Rights and Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds (including, without limitation, proceeds of any life insurance policy), now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing, including, but not limited to, the following:

(A) ~~All~~all right, title and interest of Borrower in and to the Underlying Loans and Underlying Loan Documents related thereto;

(B) ~~All~~all right, title and interest of Borrower in and to all other property whether now or hereafter owned, acquired or held by Borrower which secures (or constitutes collateral for) any of the Underlying Loans or Underlying Loan Documents, including without limitation, all Attached Equity Interests and all right, title and interest in and to all financing statements perfecting such security interests in any of the foregoing;

(C) ~~All~~all right, title and interest of Borrower in and to all guaranties and other instruments by which any Person guarantees the payment or performance of the Underlying Loans;

(D) ~~All~~all right, title and interest of Borrower in and to all insurance policies pertaining to or obtained by any Underlying Borrower or Borrower in connection with, or arising out of, any Underlying Loan Document;

(E) ~~All~~all right, title and interest of Borrower in and to all commitments and other agreements to purchase any Pledged Loans;

(F) ~~All~~all right, title and interest of Borrower in and to all collections on, and proceeds of or from, any and all of the foregoing;

(G) ~~All~~all files, surveys, certificates, correspondence, appraisals, computer programs, software, tapes, discs, cards, accounting records, and other records, information, and data of Borrower relating to the Accounts (including all information, data, programs, tapes, discs and cards necessary to administer and service the Pledged Loans);

(H) all rights, claims, actions and causes of action under Underlying Loan Documents, now existing or hereafter accruing in favor of the holder thereof, including rights of acceleration, rights to exercise remedies, rights in respect of representations, warranties, covenants and indemnities and rights

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under guaranties or other instruments or agreements evidencing or assuring payment or performance thereunder;

(I) ~~All~~all right, title and interest of Borrower in and to (x) the Administration Agreement, and (y) the Sub-Administration Agreement, ~~and~~together with (in each case) all rights (including, without limitation, Borrower’s rights of enforcement and all precautionary Lien granted) thereunder;

(J) all policies of insurance (including without limitation, casualty and hazard insurance and policies of owner’s or mortgagee’s title insurance), or rights as loss payee or endorsee thereof, and escrow agreements, all tax, insurance, security or other deposits, including rights in respect of letters of credit evidencing or securing any such deposit, and rights acquired by reason of condemnation or exercise of the power of eminent domain with respect to any Underlying Collateral;

(K) ~~All~~all contract rights, accounts, rights to payment of money, and general intangibles, relating to such documents and contracts described in (A) through (J) above and as to all such Collateral described in (A) through this subparagraph (K) whether now existing or hereafter at any time acquired or arising;

(L) ~~All~~all now existing or hereafter arising rights to service, administer and/or collect Underlying Loans and all rights to the payment of money on account of such servicing, administration and/or collection activities;

(M) the Controlled Accounts and all money, investment property, instruments and other property credited to, carried in or deposited in the Controlled Accounts;

any and all additions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.

(b) Borrower shall promptly notify Agent of any Commercial Tort Claims related to the Pledged Loans in which Borrower has an interest arising after the Closing Date and shall provide all necessary information concerning each such Commercial Tort Claim and make all necessary filings with respect thereto to perfect Agent’s first-priority security interest therein.

(c) Borrower has full right and power to grant to Agent, for the benefit of Agent and Lenders, a perfected, first-priority security interest and Lien on the Collateral pursuant to this Agreement, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person. No financing statement relating to any of the Collateral is on file in any public office except those on behalf of Agent. Borrower is not party to any agreement, document or instrument that conflicts with this Section 2.9.

(d) Borrower hereby authorizes Agent to prepare and file financing statements provided for by the UCC and to take such other action as may be required, in Agent’s sole discretion, to perfect and to continue the perfection of Agent’s security interests in the Collateral.

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Without limiting the generality of the foregoing, Borrower hereby agrees that such financing statements may (i) describe the Collateral as "all personal property of debtor" or "all assets of debtor" or words of similar effect, (ii) describe the Collateral as being of equal or lesser scope or with greater detail, or (iii) contain any information required by part 5 of Article 9 of the Code for the sufficiency of filing office acceptance. Borrower also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction.

2.10      Collateral Administration

(a) All Collateral (except (x) Deposit Accounts and/or any Loan Clearing Account and (y) Collateral in the possession of Custodian) will at all times be kept by Borrower at the locations set forth on Schedule 5.18A hereto, and shall not, without thirty (30) calendar days prior written notice to Agent, be moved therefrom other than to another such location, and in any case shall not be moved outside the continental United States. Borrower hereby agrees to deliver, or cause to be delivered, to Custodian, the Custodian Deliverables with respect to each Pledged Loan (other than as it relates to an Approved Syndicated Loan or Broadly Syndicated Loan) within five (5) Business Days after the related Borrowing Date. All Pledged Loans shall, regardless of their location, be deemed to be under Agent’s dominion and control (with files so labeled) and deemed to be in Agent’s possession. Any of Agent’s officers, employees, representatives or agents shall have the right upon reasonable notice, at any time during normal business hours, in the name of Agent or any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to the Collateral, including inventory appraisals. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process or inventory appraisals. In addition to and notwithstanding any provision of any Loan Document, Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify any Person owing amounts pursuant to Pledged Loans that their Pledged Loan has been assigned to Agent and to collect such amounts directly in its own name and to charge collection costs and expenses, including reasonable attorneys’ fees, to Borrower, provided, however, that Borrower shall endeavor in the first instance to make collection of such amounts for Agent.

(b) As and when determined by Agent in its sole discretion, Agent will perform the searches described in clauses (i) and (ii) below against Borrower: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower are organized and/or maintain their executive offices, a place of business or assets; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

(c) Within five (5) Business Days after the applicable Borrowing Date, Borrower shall deliver, or cause to be delivered, to Agent or Custodian any Attached Equity Interests and all items of Collateral that Agent must receive possession of to obtain a first-priority perfected Lien in such Collateral to the extent not already in the possession of Agent or Custodian.

(d) Borrower shall keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit such records to Agent on such periodic basis as Agent may request in its sole discretion. If requested by Agent upon or at any time after

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the occurrence and during the continuation of an Event of Default, Borrower shall execute and deliver to Agent, formal written assignments of all of its Pledged Loans as Agent may request, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned Pledged Loans exceed the amount of the outstanding Obligations, upon confirmation by Agent of such excess amount and so long as no Default or Event of Default has occurred and is continuing, such excess amount shall be refunded to Borrower upon written request in accordance with the terms of this Agreement.

(e) Borrower hereby agrees to take the following protective actions to prevent destruction of records pertaining to Borrower’s Collateral: (i) if Borrower maintains its Collateral records on a manual system, such records shall be kept in a fire proof room or on no less than thirty (30) calendar days following the end of each calendar month, a record of all payments on Pledged Loans and all other matters relating to the Collateral shall be placed in an off-site safety deposit box (and Agent shall have access to such safety deposit box); or (ii) if the Collateral records are computerized, Borrower agrees to create an electronic “back-up” of the computerized information and to provide Agent monthly with an electronic copy of such “back-up” information (A) prior to the Closing Date and (B) no later than thirty (30) days following the end of each calendar month following the Closing Date.

(f) Promptly upon learning of the anticipated payment in full of any Pledged Loan, Borrower shall give written notice thereof to Agent. Within two (2) Business Days after the actual payment in full of any Pledged Loan and delivery of the proceeds thereof to the ~~Blocked~~applicable Loan Clearing Account or the Blocked Account (as applicable) in accordance with Section 2.4 hereof, Borrower shall give written notice thereof to Agent and Custodian of such payment.

(g) Notwithstanding anything set forth herein to the contrary, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, then upon Agent’s receipt of (i)(A) a written request for the release of Agent’s Lien on any Pledged Loan, (~~ii~~B) unless otherwise agreed to in writing by Agent in its sole discretion, evidence acceptable to Agent that such Pledged Loan is being sold to a third-party, non-Affiliate of Borrower on an arms-length basis for which purchase no Affiliate of Borrower is providing seller financing in connection with such sale and (~~iii~~C) receipt of payment (or payment into escrow pursuant to a mechanism acceptable to Agent) of an amount equal to (~~A~~x) 100% of the net proceeds of the sale of such Pledged Loan plus (~~B~~y) the amount required (if any) to cause borrower to be in compliance with Section 2.6 hereof following the release of such Pledged Loan, Agent shall, promptly, at Borrower’s cost and expense, deliver to Borrower (~~i~~I) any Collateral relating to such Pledged Loan and (~~ii~~II) Borrower-prepared release, satisfaction, discharge and/or termination agreements or similar instruments or filings in relation to such related Collateral and any other UCC or similar filings made by Agent in relation thereto, in form and substance reasonably satisfactory to Agent; and/or (ii)(A) written notice from Borrower that any Loan Clearing Account that was previously a “Borrower Loan Clearing Account” has become a “Syndicated Loan Clearing Account” and (B) an updated schedule to the Borrower Loan Clearing Account Agreement reflecting the removal of such Loan Clearing Account from the Borrower Loan Clearing Account Agreement, Agent shall, promptly, at Borrower’s cost and expense, deliver to Borrower an acknowledged copy of such updated schedule to the Borrower Loan Clearing Account Agreement. Upon the request of Borrower, Agent agrees to provide a payoff letter, in

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form and substance acceptable to Agent, for the release of Agent’s Lien on any such Pledged Loan, subject to the terms and conditions of this ~~Section 2.11~~clause (g). Borrower shall bear the responsibility of recording any such documents delivered pursuant to this clause (g) and shall bear all out-of-pocket expenses (including, without limitation, legal fees and disbursements of Agent or any Lender) in connection with any such payoff letter, supplemental schedule, release, reassignment and delivery delivered pursuant to this clause (g).

(h) Without limiting the foregoing (and in furtherance thereof), in the event any Syndicated Loan Clearing Account becomes a Borrower Loan Clearing Account, Borrower shall deliver to Agent (or cause Administrator to deliver to Agent), within ten (10) Business Days, an updated schedule to the Borrower Loan Clearing Account Agreement (acknowledged by Agent) reflecting such Borrower Loan Clearing Account (or such other document, instrument, or agreement as is necessary to perfect Agent’s Lien thereon and provide Agent control of, in each case in form and substance acceptable to Agent in its sole discretion).

2.11	Power of Attorney

(a) In addition to the powers set forth in the Power of Attorney, Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without obligating Agent to act as such) with full power of substitution to do the following: (i) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to Borrower and constitute collections on Borrower’s Pledged Loans or other Accounts; (ii) execute and/or file in the name of Borrower any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Loan Documents; (iii) execute and/or file in the name of Borrower assignments, instruments, documents, schedules and statements that it is obligated to give Agent under any of the Loan Documents; and (iv) do such other and further acts and deeds in the name of Borrower that Agent may deem necessary to enforce, make, create, maintain, continue, enforce or perfect Lender’s Lien or rights in any Collateral. In addition, if Borrower breaches its obligation hereunder to direct payments of Pledged Loans or other Accounts or the proceeds of any other Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Agent’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Pledged Loans or other Accounts or any other Collateral to the Lockbox Account or another account designated in writing by Agent.

(b) The power of attorney granted pursuant to the Power of Attorney is a power coupled with an interest and shall be irrevocable until the Obligations have been paid in full. The powers conferred on Agent under the Power of Attorney are solely to protect the Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon Agent or any Lender to exercise any such powers. Agent agrees that (i) except as specified in the Power of Attorney, it shall not exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing, and (ii) Agent shall account for any monies received by Agent in respect of any foreclosure on or disposition of Collateral pursuant to the Power of Attorney; provided, that Agent shall not have any duty as to any Collateral, and Agent

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shall be accountable only for amounts that it actually receives as a result of the exercise of such powers. NEITHER AGENT NOR ITS RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO ANY GRANTOR FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

2.12	Increase of Maximum Loan Amount.

Borrower, Agent and Lenders will be permitted, at any time prior to the Maturity Date, subject to the consent of any Person whose consent is required under the terms of any of the other Loan Documents, to increase the Maximum Loan Amount up to an aggregate amount of $85,000,000.00 with additional Commitments from Lenders or new Commitments from financial institutions acceptable to Agent; provided, that: (i) at the time of any such increase, no Event of Default, or any condition that would (or with the passage of time would) constitute an Event of Default under this Agreement or any other Loan Document, has occurred and is continuing; (ii) each of the other conditions precedent in Section 4.2 are satisfied, (iii) no Lender shall be obligated to participate in any such increase by increasing the amount of its own Revolving Exposure and/or Commitment, which decision shall be made in the sole discretion of each Lender; (iv) each Lender shall have been provided an opportunity to participate in such increase on a ratable basis; (v) such additional Commitment shall be in a minimum aggregate principal amount of $5,000,000.00 and integral multiples of $5,000,000.00 in excess thereof; and (vi) all documents reasonably required by Agent to evidence any such increase shall be executed and delivered to Agent on or before the effective date of such increase, including, without limitation, one or more new or replacement Notes.

2.13	Letters of Credit.

Subject to the terms and conditions set forth in this Agreement and on Annex I hereto, Borrower may request that one or more L/C Issuers issue Standby Letters of Credit (in accordance with each such L/C Issuer’s usual and customary business practices). To the extent Agent (in its sole discretion) agrees to issue such Standby Letter of Credit to Borrower, (a) Pacific Western (as an L/C Issuer) may elect (in its sole discretion) to (x) only issue any such Standby Letter of Credit in its own name, or (y) issue such Standby Letter of Credit and allow each Lender (in such Lender’s sole discretion) to incur or purchase participations in such Standby Letter of Credit in respect of Borrower in an amount equal to such Lender’s respective Pro Rata Share, or (b) Agent may (in its sole discretion) request that another Lender or other Lenders (in each such Lender’s sole discretion) agree to issue any such Standby Letter of Credit in such Lender’s own name (as an L/C Issuer). For the avoidance of doubt, the issuance of any Standby Letter of Credit to Borrower hereunder shall be made in the sole discretion of Agent, and the participation of Pacific Western (as a Lender and L/C Issuer) or any other Lender (as an L/C Issuer or as a participant in any Standby Letter of Credit) shall be made in the sole discretion of Pacific Western or such other Lender.

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III.        FEES AND OTHER CHARGES

3.1	Commitment Fee

(a) On the Closing Date, in addition to any fees set forth in the Fee Letter, Borrower shall pay to Agent, for the benefit of the Lenders, a nonrefundable commitment fee equal to one percent (1.0%) of the Maximum Loan Amount, which shall be deemed fully earned and non-refundable on the Closing Date.

(b) On the ~~Fifth~~Seventh Amendment Effective Date, in addition to any fees previously paid by Borrower pursuant the terms of this Agreement or any other Loan Document, Borrower shall pay to Agent, for the benefit of the Lenders, a nonrefundable commitment fee equal to one-quarter of one percent (0.25%) of the Maximum Loan Amount, which shall be deemed fully earned and non-refundable on the ~~Fifth~~Seventh Amendment Effective Date.

3.2	Early Termination Fee

(a) If, prior to ~~November~~May 1, ~~2018,~~2020, (~~a~~i) Agent demands or accelerates the Obligations, or Borrower is otherwise required to make payment in full of the Obligations, (~~b~~ii) a Change of Control occurs, and/or final payment of all outstanding Obligations pursuant to Section 2.7(a) occurs or is required to occur as a result thereof, (~~c~~iii) any other termination of this Agreement and/or final prepayment (in full) of the Loan or the Obligations occur, whether by virtue of Agent’s exercising its right of set-off or otherwise, or (~~d~~iv) any automatic acceleration of the Loan or the Obligations or cessation of lending on account of or during a bankruptcy, reorganization or other proceeding or liquidation or pursuant to any Debtor Relief Law (each, a “Termination”), then, at the effective date of any such Termination, Borrower shall pay Agent, for the ratable benefit of Lenders (in addition to the then outstanding principal, accrued interest and fees and other Obligations owing pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, a fee (an “Early Termination Fee”) in an amount equal to (x) if such Termination occurs on or before ~~April 30, 2018, an amount equal to~~October 31, 2019, one percent (1.0%) of the Maximum Loan Amount in effect as of such date of Termination, and (y) if such Termination occurs on or after ~~May~~November 1, ~~2018,~~2019, but on or before ~~October 31, 2018, an amount equal to~~April 30, 2020, one-half of one percent (0.5%) of the Maximum Loan Amount in effect as of such date of Termination.

(b) Notwithstanding the foregoing, in the event that on or after January 15, 2019, Borrower delivers to Agent a written request to (x) modify this Agreement to increase the maximum Leverage Ratio pursuant to Section 7.21 hereof to a ratio equivalent to a BDC Leverage Ratio of 1.40 to 1.00 or higher, (y) modify the definition of “Unsecured Longer-Term Indebtedness” or otherwise grant a limited waiver with respect thereto to permit Borrower to incur Unsecured Longer-Term Indebtedness, the aggregate amount of which is in excess of fifty percent (50%) of the Maximum Loan Amount (provided, that such Indebtedness otherwise satisfies the requirements for Unsecured Longer-Term Indebtedness under clauses (a) through (c) of the definition thereof), or (z) some combination of (I) an increase to the maximum Leverage Ratio pursuant to Section 7.21 hereof and (II) a modification or waiver with respect to the definition of “Unsecured Longer-Term Indebtedness” (of the sort described in the foregoing

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clause (y)) that, taken together, will otherwise equate to an increase in the maximum Leverage Ratio pursuant to Section 7.21 hereof to a ratio equivalent to a BDC Leverage Ratio of 1.40 to 1.00 or higher (a “Leverage Ratio Request”), Agent shall deliver to Borrower written notice (a “Leverage Ratio Response”), on or before the date that is sixty (60) days after Agent’s receipt of such Leverage Ratio Request, of whether Agent and the Lenders (in their Permitted Discretion) intend to modify this Agreement to accommodate the substance of the modifications requested in such Leverage Ratio Request (any such proposed modification and/or waiver, an “Accommodating Modification”).

(i) If Agent notifies Borrower in the Leverage Ratio Response delivered pursuant to this clause (b) that Agent and the Lenders intend to undertake an Accommodating Modification, Agent and Borrower shall negotiate in good faith and with reasonable efforts to negotiate to execution an amendment to this Agreement to give effect to such Accommodating Modification on or before May 4, 2019 (or such later date agreed to by Agent and Borrower).

(ii) If (x) Agent notifies Borrower in the Leverage Ratio Response delivered pursuant to this clause (b) that Agent and the Lenders do not intend to undertake an Accommodating Modification, or (y) Agent fails to deliver a Leverage Ratio Response prior to the expiration of the sixty (60) day period after Agent’s receipt of the Leverage Ratio Request, Borrower may solicit bona fide written offers from any third party to refinance the Loan with (A) terms and provisions that provide for a BDC Leverage Ratio covenant of 1.00 to 1.00 or higher and (B) economic terms that are substantially similar to or more beneficial to Borrower than the economic terms under this Agreement(an “Increased Leverage Refinancing Offer”). Within five (5) Business Days following receipt of such Increased Leverage Refinancing Offer, Borrower shall notify Agent in writing of (I) the existence of such Increased Leverage Refinancing Offer and (II) whether Borrower intends to accept such Increased Leverage Refinancing Offer.

(1) If (a)(i) Agent fails to deliver a Leverage Ratio Response prior to the expiration of the sixty (60) day period after Agent’s receipt of the Leverage Ratio Request as provided in this clause (b) or (ii) the terms and provisions outlined in any such Increased Leverage Refinancing Offer include a BDC Leverage Ratio covenant equal to or higher than the equivalent BDC Leverage Ratio to be accomplished under the proposed modifications set forth in the Leverage Ratio Response delivered by Agent pursuant to this clause (b), and (b) Borrower accepts such Increased Leverage Refinancing Offer, then if, on or before the date that is one-hundred fifty (150) days (the “Leverage Refinancing Deadline”) from either (i) the date upon which Agent notifies Borrower in the Leverage Ratio Response delivered to Borrower that Agent and the Lenders do not intend to undertake an Accommodating Modification, or (ii) if Agent fails to deliver a Leverage Ratio Response, the expiration of the sixty (60) day period after Agent’s receipt of the Leverage Ratio Request (or the expiration of the five (5) day period set forth in clause (2) below), Borrower is able to negotiate to closing documents, instruments, and agreements to consummate a credit facility with the Person providing such Increased Leverage Refinancing Offer that substantially matches the terms and provisions of such Increased Leverage

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Refinancing Offer, Borrower shall not be required to pay any Early Termination Fee otherwise payable pursuant to clause (a) above with respect to the resulting Termination.

(2) If (a) Agent delivers a Leverage Ratio Response prior to the expiration of the sixty (60) day period after Agent’s receipt of the Leverage Ratio Request as provided in this clause (b), (b) the terms and provisions outlined in any such Increased Leverage Refinancing Offer include a BDC Leverage Ratio covenant of 1.00 to 1.00 or higher but less than the equivalent BDC Leverage Ratio to be accomplished under the proposed modifications set forth in the Leverage Ratio Response delivered by Agent pursuant to this clause (b), and (c) Agent delivers to Borrower written notice, on or before the date that is five (5) days after Agent’s receipt of such Increased Leverage Refinancing Offer, that Agent and the Lenders intend to undertake a modification as set forth in the Leverage Ratio Response initially delivered by Agent to Borrower, Agent and Borrower shall negotiate in good faith and with reasonable efforts to negotiate to execution an amendment to this Agreement to give effect to such modification on or before May 4, 2019 (or such later date agreed to by Agent and Borrower); provided, however, that if Agent, upon receipt of the Increased Leverage Refinancing Offer, notifies Borrower that Agent and the Lenders do not intend to undertake a modification as set forth in the Leverage Ratio Response initially delivered by Agent to Borrower (or Agent fails to deliver a Leverage Ratio Response prior to the expiration of the five (5) day period referenced in this clause (2)), the terms and provisions of clause (1) above shall apply as if the terms and provisions outlined in the Increased Leverage Refinancing Offer include a BDC Leverage Ratio covenant equal to or higher than the equivalent BDC Leverage Ratio to be accomplished under the proposed modifications set forth in the Leverage Ratio Response delivered by Agent.

Notwithstanding the foregoing, if (A) Borrower is unable to negotiate to closing documents, instruments, and agreements to consummate a credit facility with the Person providing any Increased Leverage Refinancing Offer that substantially matches the terms and provisions of such Increased Leverage Refinancing Offer, on or before the Leverage Refinancing Deadline, or (B) Agent and Borrower successfully negotiate to execution an amendment to this Agreement to give effect to the Accommodating Modification or other modifications (as applicable) referenced in the Leverage Ratio Response delivered by Agent pursuant to this clause (b), Borrower shall be required to pay any Early Termination Fee otherwise payable pursuant to clause (a) above with respect to any subsequent Termination.

3.3	Unused Line Fee

Commencing on the Closing Date and due on each Payment Date thereafter during (and immediately following the termination of, as provided herein) the Revolving Period, Borrower agrees to pay to Agent, for the benefit of Lenders, with respect to the preceding calendar month (or the portion thereof, if the termination of the Revolving Period does not occur on the first day of a calendar month) a non-refundable unused line fee as follows (the “Unused Line Fee”):

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(i) if the average daily principal balance of the Obligations (including for the avoidance of doubt the Letter of Credit Usage) outstanding for the prior calendar month is less than fifty percent (50%) of the Maximum Loan Amount, then an amount equal to three quarters of one percent (0.75%) per annum of the difference between (A) the Maximum Loan Amount and (B) the average daily principal balance of the Obligations outstanding during such prior calendar month; or

(ii) if the average daily principal balance of the Obligations (including for the avoidance of doubt the Letter of Credit Usage) outstanding for the prior calendar month is equal to or greater than fifty percent (50%) of the Maximum Loan Amount, then an amount equal to one-half of one percent (0.5%) per annum of the difference between (A) the Maximum Loan Amount and (B) the average daily principal balance of the Obligations outstanding during such prior calendar month.

3.4	Computation of Fees; Lawful Limits

All fees hereunder (other than the Commitment Fee) shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of Agent and Lenders, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under Applicable Law in excess of the Maximum Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.4 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.5	Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate in effect from time to time thereafter shall automatically be increased by three percent (3.00%) per annum (subject to the Maximum Rate) (the “Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived, and shall be payable upon demand.

3.6	Increased Costs; Capital Adequacy

(a) If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender and the result of any of the foregoing shall be to increase

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the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, as applicable, with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender’s or such Lender’s holding company, as applicable, for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in Sections 3.6(a) and (b), shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.6 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that Borrower shall not be required to compensate a Lender pursuant to this Section 3.6 for any increased costs or reductions incurred more than 180 days prior to the date such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive or if Lender is prohibited under Applicable Law from giving such notice, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof or any period where such notice could not lawfully be given.

3.7	Standby Letters of Credit Fee

(a) For the period from and including the date of issuance of each Standby Letter of Credit to and including the date of termination or expiration of such Standby Letter of Credit, Borrower shall pay to Agent (for the benefit of the applicable L/C Issuer) a standby letter of credit fee equal to four and one-half of one percent (4.50%) per annum (the “Standby Letter of Credit Fee”) of the aggregate, undrawn face amount of all outstanding Standby Letters of Credit issued for the account of Borrower, which fee shall be payable in arrears on each Payment Date. Upon the occurrence and during the continuation of any Event of Default, all Standby Letter of Credit Fees shall be payable on demand at a rate equal to (x) the Standby Letter of Credit Fee, plus (y) three percent (3.00%) per annum, in each case, on the aggregate undrawn face amount of all outstanding Standby Letters of Credit issued for the account of Borrower. Borrower also shall pay on demand the normal and customary administrative charges for

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issuance, amendment, negotiation, renewal or extension of any Standby Letter of Credit imposed by the applicable L/C Issuer.

(b) On demand by Agent at any time after the occurrence and during the continuance of any Event of Default, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash Collateral, in an amount equal to one hundred five percent (105%) of the Letter of Credit Usage, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Collateral or out of any other funds of Borrower coming into Agent’s possession at any time. Agent will invest such cash Collateral (less applicable reserves) in such short-term money-market items as to which Agent in its Permitted Discretion may determine and the net return on such investments shall be credited to such account and constitute additional cash Collateral. Borrower may not withdraw amounts credited to any such account unless all Obligations have been indefeasibly paid in full, all Standby Letters of Credit have expired or been terminated and this Agreement has been terminated.”

IV.        CONDITIONS PRECEDENT

4.1	Conditions to the Initial Advance and Closing

The obligations of Lenders to consummate the transactions contemplated herein and the obligations of Lenders to make the initial Advance under the Loan (the “Initial Advance”), are subject to the satisfaction (or waiver), in the sole judgment of Agent, of the following:

(a) Agent shall have received from (i) Borrower all Loan Documents to which it is a party duly executed by a Responsible Officer of Borrower, and (ii) each other Person, all Loan Documents to which such Person is a party duly executed and delivered by such Person;

(b) Agent shall have received (i) a report of UCC financing statement, tax and judgment lien searches performed with respect to Borrower in each jurisdiction determined by Agent in its sole discretion, and such report shall show no Liens on the Collateral, (ii) each document (including, without limitation, any UCC financing statement) required by any Loan Document or under law or requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of Agent and Lenders, a first-priority and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(c) Agent shall have received (i) copies of the Charter and Good Standing Documents of Borrower, (ii) a certificate of the corporate secretary or assistant secretary of Borrower in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of Borrower, as applicable, in form and substance acceptable to Agent in its Permitted Discretion, and (iii) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date and the Borrowing Date for the Initial Advance that all conditions contained in this Agreement (including those in Section 4.2) have been satisfied;

[Harvest] Loan and Security Agreement (Conformed)

(d) Agent shall have received usual and customary written legal opinions for transactions of this type from counsel and/or special counsel of Borrower, in each case in form and substance satisfactory to Agent and its counsel;

(e) Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to Agent in its sole discretion (a “Solvency Certificate”), certifying (i) the solvency of Borrower, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to Borrower’s financial resources and anticipated ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date, and after giving effect to such transaction and Indebtedness: (A) the assets of Borrower, individually and on a consolidated basis, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower;

(f) Agent shall have received copies of the Borrower’s Credit Policy, the Valuation Policy, all material Permits, and each Material Contract, each certified to be true, complete and correct by a Responsible Officer of Borrower;

(g) Agent shall have received satisfactory results of its various due diligence examinations of Borrower, as determined by Agent in its sole discretion, including, without limitation: (i) the terms and conditions of all obligations owed by Borrower deemed material by Agent; (ii) reference checks and calls, credit checks, and background checks with respect to the relevant key management and principals of Borrower and Joseph Jolson; (iii) the books, records, business, obligations, financial condition and operational state of Borrower;

(h) Agent shall have received all financial statements, projections, budgets, and other financial information relating to the Collateral and Borrower, in each case, satisfactory to Agent in its sole discretion;

(i) Agent shall have received (or is satisfied that it will receive simultaneously with the funding of the Initial Advance) all fees, charges and expenses due and payable to Agent and Lenders on or prior to the Closing Date pursuant to the Loan Documents;

(j) Agent shall have received such consents, approvals and agreements from such third parties as Agent and its counsel shall deem are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, (ii) claims against Borrower or the Collateral, and/or (iii) agreements, documents or instruments to which Borrower is a party or by which any of its properties or assets are bound or subject;

(k) Agent shall have received copies of certificates of all such required insurance policies and endorsements thereto and confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming only Agent, for the benefit of Agent and Lenders, as sole beneficiary or loss payee and additional insured, as deemed appropriate in the discretion of Agent;

[Harvest] Loan and Security Agreement (Conformed)

(l) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be satisfactory to Agent in its sole discretion;

(m) Borrower shall be in compliance with Applicable Laws, no default shall exist as to any obligations of Borrower, including, without limitation, any obligations under any Underlying Loan or Material Contract, and there shall exist no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to result in a Material Adverse Effect;

(n) neither Borrower, nor any of its principal or key management personnel, shall have been indicted or is under active investigation by a U.S. Attorney for a felony crime;

(o) there shall not have occurred any Material Adverse Effect from that which was reflected on the financial statements of Borrower, dated June 30, 2013, provided to Agent, or any liabilities or obligations of any nature with respect to Borrower which could reasonably be likely to have a Material Adverse Effect;

(p) Agent shall have received satisfactory evidence that the Blocked Account has been established on terms satisfactory to Agent in its sole discretion and the Blocked Account Agreement executed and delivered by the parties thereto; and

(q) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

4.2	Conditions to Each Advance

The obligations of Lenders to make any Advance under the Loan (including, without limitation, the Initial Advance) are subject to the satisfaction, in the sole discretion of Agent and each Lender, of the following conditions precedent:

(a) Borrower shall have previously complied with all conditions set forth in Section 4.1 as of the Closing Date or such conditions shall have been previously waived;

(b) at least two (2) Business Days prior to the proposed Borrowing Date, Borrower shall have delivered to Agent a Request for Advance (which Request for Advance shall include representations and warranties by Borrower as to (i) the Fair Value of each Underlying Loan to be pledged in connection with such Advance, (ii) the Enterprise Value of the Underlying Borrower in relation to each such Underlying Loan and (iii) whether each such Underlying Loan is an Eligible Covenant-Lite Loan, Eligible Junior Secured Loan, Eligible Junior Secured Subordinated Loan, Eligible Secured Subordinated Loan, Eligible Senior Secured Last-Out Loan or Eligible Senior Secured Loan, Eligible Allowed Affiliated Interest Loan, Eligible Allowed Controlling Interest Loan, Eligible Agreed Asset Loan (secured by Agreed Asset Collateral located in the United States or Canada), or Eligible Agreed Asset Loan (secured by Agreed Asset Collateral located in a Permitted Foreign Jurisdiction), as applicable) and Borrowing Certificate, accompanied by all necessary supporting documentation and executed by a Responsible Officer

[Harvest] Loan and Security Agreement (Conformed)

of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date that the conditions contained in this Section 4.2, have been satisfied;

(c) each of the representations and warranties made by Borrower in or pursuant to the Loan Documents (including the Administration Agreement) shall be accurate before and after giving effect to the making of such Advance (except for those representations and warranties made as of a specific date), Borrower shall be in full compliance with all covenants, agreements and obligations under each Loan Document, and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Advance on such Borrowing Date;

(d) immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Loan shall not exceed Availability;

(e) there shall be no liabilities or obligations with respect to Borrower of any nature whatsoever which, either individually or in the aggregate, could reasonably be likely to have or result in a Material Adverse Effect;

(f) there shall not have occurred any Material Adverse Effect;

(g) Agent shall have received all fees, charges and expenses payable to Agent and Lenders on or prior to such date pursuant to the Loan Documents;

(h) Agent shall be satisfied that upon funding such Advance, Agent will have a valid and enforceable first-priority security interest in the Underlying Loan to be pledged in connection with such Advance;

(i) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent;

(j) (provided, that no Default or Event of Default hereunder has occurred and is continuing) each Advance shall be made within two (2) Business Days or such other time as agreed by Borrower and Custodian following the last to occur of Agent’s receipt of the Request for Advance and Borrowing Certificate and all items required to be submitted to Agent hereunder, including but not limited to those items referenced in this Section 4.2; and

(k) no other Advance shall have been disbursed to Borrower within seven (7) calendar days prior to the date of the requested Advance.

V.        REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of each Borrowing Date as follows:

5.1	Organization and Authority

[Harvest] Loan and Security Agreement (Conformed)

(a) (i) Harvest is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and (ii) each Subsidiary Borrower is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation.

(b) (i) Borrower has all requisite power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (ii) Harvest is duly qualified to do business in the jurisdictions set forth on Schedule 5.1, which are all of the jurisdictions in which failure to so qualify could reasonably be likely to have or result in a Material Adverse Effect.

(c) Borrower has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to acquire the Pledged Loans and other Collateral, (iii) to consummate the transactions contemplated under the Loan Documents to which it is a party, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. Borrower has all requisite power and authority to borrow hereunder.

(d) Harvest is an “investment company” under the Investment Company Act.

(e) No transaction contemplated in this Agreement or the other Loan Documents requires compliance with any bulk sales act or similar law.

5.2	Loan Documents

The execution, delivery and performance by each of Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by or on behalf of Borrower; (b) do not violate any provisions of (i) any Applicable Law, statute, rule, regulation, ordinance or tariff, (ii) any order of any Governmental Authority binding on Borrower or any of its properties, or (iii) the bylaws (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its equity owners or among any such equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower is bound, the effect of which could reasonably be expected to be, have or result in a Material Adverse Effect; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower other than a Permitted Lien and (e) except for filings in connection with the perfection of Agent’s Liens, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which Borrower is a party and to which Administrator is a party will constitute the legal, valid and binding obligation of ~~Borrower (and to the extent party thereto, Administrator),~~each such Person enforceable against each such Person in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the

[Harvest] Loan and Security Agreement (Conformed)

availability of equitable remedies. Borrower has furnished to Agent true, correct and complete copies of the Administration Agreement and the Sub-Administration Agreement.

5.3	Subsidiaries, Capitalization and Ownership Interests

As of the Sixth Amendment Effective Date, Borrower has no Subsidiaries other than Harvest’s ownership of one-hundred percent of the Equity Interests in each Subsidiary Borrower. As of the Closing Date, eleven and forty-nine one hundredths of one percent (11.49%) of the outstanding Equity Interest in Harvest is directly owned (both beneficially and of record) by Sponsor free and clear of any Liens other than Liens in favor of Agent and/or Lenders, if any. The outstanding Equity Interests of Borrower have been duly authorized and validly issued. Schedule 5.3 lists the officers or directors of Harvest as of the Closing Date. Other than Equity Interests acquired in compliance with Section 7.3(a), Attached Equity Interests, Retained Equity Interests, and Harvest’s ownership of one-hundred percent of the Equity Interests in each Subsidiary Borrower, Borrower does not (a) own any Investment Property other than as otherwise permitted under this Agreement or (b) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person.

5.4	Properties

Borrower (a) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, license of, or right to use, all of its properties and assets, including the Pledged Loans and Underlying Loan Documents and the other Collateral, whether personal or real, subject to no transfer restrictions (except for provisions restricting or prohibiting assignment of leases or other contracts listed on Schedule 5.4) or Liens of any kind except for Permitted Liens, and (b) is in compliance in all material respects with Permit or other license to which it is a party or otherwise bound. Borrower does not own fee title to, or leasehold interest in, any real property.

5.5	Other Agreements

Borrower is not: (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would have a Material Adverse Effect on its ability to execute and deliver, or perform its obligations under, any Loan Document to which it is a party; (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to be, have or result in a Material Adverse Effect; (c) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Underlying Loan Document; or (d) except pursuant to the Administration Agreement and the Advisory Agreement, a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its business or the Underlying Loans.

[Harvest] Loan and Security Agreement (Conformed)

Except as set forth on Schedule 5.16 or as otherwise permitted under Section 5.16 or Section 7.5, there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of its officers, directors, stockholders, employees or affiliates or any member of their respective immediate families.

5.6	Litigation

(a) Borrower is not a party to any material pending or threatened action, suit, proceeding or investigation related to the business of Borrower, (b) there is no pending or, to the knowledge of Borrower, as applicable, threatened action, suit, proceeding or investigation involving Borrower or its business that could reasonably be expected to prevent or materially delay the consummation by Borrower, as applicable, of the transactions contemplated herein, (c) Borrower does not have any reason to believe that any material action, suit, proceeding or investigation may be brought or threatened against Borrower’s business, (d) Borrower is not a party to or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, (e) Borrower is not currently subject to an action, suit, proceeding or investigation, and (f) Borrower does not owe any existing accrued and/or unpaid Indebtedness to any Governmental Authority.

5.7	Hazardous Materials

Borrower is in compliance in all material respects with all applicable Environmental Laws and it has not been notified of any action, suit, proceeding or investigation (a) relating in any way to non-compliance by or liability of Borrower under any Environmental Laws, (b) which otherwise alleges that any of them has a liability or potential liability with respect to any Hazardous Substance or any Environmental Law, or (c) which seeks to suspend, revoke or terminate any Permit or other license or approval of Borrower necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.

5.8	Tax Returns; Governmental Reports; Taxes

Borrower (a) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed, and (b) has paid prior to delinquency all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that are currently being contested in good faith and described on Schedule 5.8 and for which adequate reserves have been established in accordance with GAAP, consistently applied.

5.9	Financial Statements and Reports

All financial statements, budgets, projections, and financial information relating to Borrower that have been or may hereafter be delivered to Agent by, or with respect to, Borrower (a) are consistent with the books of account and records of such Person, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of such Person at the dates and for the relevant periods indicated in accordance with GAAP consistently applied. Borrower does not have any material obligations or liabilities of any

[Harvest] Loan and Security Agreement (Conformed)

kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Agent pursuant to Section 6.1, there has not occurred any Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Effect. For the avoidance of doubt, Material Adverse Effect as used in this Section 5.9 shall not include any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) with respect to the Investment Adviser ~~or~~, Administrator, or Sub-Administrator.

Each designation of an Underlying Loan by Borrower as an Eligible Covenant-Lite Loan, Eligible Junior Secured Loan, Eligible Junior Secured Subordinated Loan, Eligible Secured Subordinated Loan, Eligible Senior Secured Last-Out Loan or Eligible Senior Secured Loan, Eligible Allowed Affiliated Interest Loan, Eligible Allowed Controlling Interest Loan, Eligible Agreed Asset Loan (secured by Agreed Asset Collateral located in the United States or Canada), or Eligible Agreed Asset Loan (secured by Agreed Asset Collateral located in a Permitted Foreign Jurisdiction), as applicable, whether in connection with a Request for Advance or otherwise, is true and correct, and any determination by Borrower as to Fair Value or Enterprise Value was made in accordance with GAAP and Borrower’s general valuation practices and procedures.

5.10	Compliance with Law; Business

Borrower (a) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower, the Business, Borrower’s assets and/or Borrower’s operations, and any laws or regulations pertaining to the Business, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal. Borrower has not received any notice that Borrower is not in compliance in any material respect with any of the requirements of any of the foregoing. Borrower has (i) not engaged in any non-exempt prohibited transactions as defined in Section 406 of ERISA and Section 4975 of the Code, (ii) not failed to meet any applicable minimum funding requirement under Section 302 of ERISA with respect to any pension plan subject thereto or made any application for a funding waiver or delayed extension of any amortization period under Section 412(d) and (e) of the Code, (iii) no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation (a Federal corporation created by the Employee Retirement Income Security Act of 1974, as amended) to institute proceedings under Title IV of ERISA to terminate any of its employee benefit plans, (iv) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees and their beneficiaries, or (v) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the Title IV of ERISA. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(c)(2) and 4043(c)(3) thereof, for which the thirty (30) day notice period contained in the applicable regulations thereto has not been waived. Borrower has maintained in all material respects all records required to be maintained by any applicable Governmental Authority. Since its formation, Borrower has not engaged, or engage, directly or indirectly, in any business other than the Business and such activities as are incidental to the Business.

5.11	Intellectual Property

[Harvest] Loan and Security Agreement (Conformed)

Except as set forth on Schedule 5.11, Borrower does not own, license, utilize, and is not a party to, any patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights, domain name registrations, copyright applications, trade secrets, trade names, software (other than mass marketed, commercially available software) or licenses or other registrations or applications for registration of Intellectual Property. The items listed on Schedule 5.11 constitute all of the Intellectual Property necessary or required for the operation of the Business as of the Closing Date and each of them owns or has a valid and enforceable right to use all such Intellectual Property. All such items are in full force and effect and none are in known conflict with the rights of others. Borrower is not in breach of or default under the provisions of any license agreement, domain name registration or other agreement related to Intellectual Property, nor is there any event, fact, condition or circumstance which breach or default would reasonably be expected to be, have or result in a Material Adverse Effect.

5.12	Licenses and Permits; Labor

Borrower is in compliance with and has all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of the Business as presently conducted and as proposed to be conducted. All Permits necessary or required by Applicable Law or Governmental Authority for the operation of Borrower’s Business are in full force and effect and not in known conflict with the rights of others, except where such conflict or lack of being in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect. Borrower has not been involved in any labor dispute, strike, walkout or union organization which could reasonably be expected to be, have or result in a Material Adverse Effect.

5.13	No Default; Solvency

No Default or Event of Default exists. Borrower is and, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, will be solvent and able to meet its obligations and liabilities as they become due, and the assets of Borrower, at a Fair Valuation, exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), and no unreasonably small capital base with which to engage in its business exists with respect to Borrower (on a consolidated basis).

5.14	Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Agent and/or Lenders and prepared by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished. There is no fact known to Borrower which has not been disclosed to Agent in writing which could reasonably be expected to be, have or result in a Material Adverse Effect. For the avoidance of doubt, Material Adverse Effect as used in this Section 5.14 shall not include any development, event, condition,

[Harvest] Loan and Security Agreement (Conformed)

obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) with respect to the Investment Adviser or Administrator.

5.15	Existing Indebtedness; Investments, Guarantees and Contracts; Contractual Obligations

Borrower does not (a) have any outstanding Indebtedness, except Permitted Indebtedness, or (b) except as set forth on Schedule 5.15 and as permitted pursuant to Section 7.3 own or hold any equity or long-term debt investments in, or have any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person. Borrower has performed all material obligations required pursuant to or in connection with any Permitted Indebtedness and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder. Except for Permitted Indebtedness, any investment which may be made by Borrower in a Financing Subsidiary or each Subsidiary Borrower in the future in accordance with the terms and conditions of this Agreement and the investments, cash or accounts in which any Subsidiary Borrower or such Financing Subsidiary (as applicable) may have an interest, Borrower has not, directly or indirectly, made, and there does not exist, any loan, advances or guarantees to or for the benefit of any Person or agreements to assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person.

5.16	Affiliated Agreements

Except (x) as set forth on Schedule 5.16, (y) with respect to the Administration Agreement, the Multi-Party Agreement, the Sub-Administrator Multi-Party Agreement, and the Advisory Agreement, and (z) as otherwise permitted pursuant to the terms and provisions of Section 7.5, there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower, on the one hand, and Borrower’s investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.

5.17	Insurance

As of the Closing Date, Borrower has in full force and effect such insurance policies as are listed on Schedule 5.17.

5.18	Names; Location of Offices, Records and Collateral; Deposit Accounts

Since the Closing Date, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than its current name. Borrower has maintained its place of business and chief executive offices only at the location set forth on Schedule 5.18A, and all Pledged Loans of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall be only, in and at such locations (other than (i) Deposit Accounts, and (ii) Collateral in the possession of Agent or the Custodian). All of the

[Harvest] Loan and Security Agreement (Conformed)

Collateral is located only in the continental United States. Schedule 5.18B lists all of Borrower’s Deposit Accounts as of the ~~Closing~~Seventh Amendment Effective Date.

5.19	Non-Subordination

The Obligations are not subordinated in any way to any other obligations or Indebtedness of Borrower or to the rights of any other Person.

5.20	Pledged Loans

With respect to each Pledged Loan that constitutes an Eligible Loan, Borrower represents to Agent and Lenders that during the Term and so long as any of the Obligations remain unpaid and until the Commitments and this Agreement have been terminated: (i) in determining which Underlying Loans are Eligible Loans, Agent may rely upon all statements or representations made by Borrower, and (ii) such Pledged Loans designated as Eligible Loans meet each of the following requirements:

(a) such Pledged Loan is genuine; is in all respects what it purports to be; and the related Underlying Loan Documents have only one original counterpart to the extent any such Underlying Loan Document is chattel paper or a negotiable instrument;

(b) such Pledged Loan represents undisputed bona fide transactions created by the lending of money by the Harvest to the applicable Underlying Borrower;

(c) the amounts of the Principal Balance shown on any schedule or report delivered to Agent represents amounts actually and absolutely owing to Borrower and are not contingent for any reason;

(d) the Underlying Borrower with respect to such Pledged Loan is in compliance with the Patriot Act; and

(e) with respect to each Broadly Syndicated Loan, the Fair Value of such Broadly Syndicated Loan (as compared to the Fair Value of such Broadly Syndicated Loan as of the date it was originated) has not decreased (x) in the aggregate, more than thirty-three percent (33%) since the date such Broadly Syndicated Loan was originated, or (y) more than ten percent (10%) in any three (3) consecutive fiscal quarters.

5.21	Administrator; Investment Adviser

(a) (i)(A) Harvest has entered into the Administration Agreement with Administrator pursuant to which Borrower has engaged Administrator, as administrator and as Borrower’s agent, to monitor, manage and collect the Pledged Loans and disburse any collections in respect thereof as provided by the Administration Agreement and the Multi-Party Agreement, subject to the terms of this Agreement~~.~~ , and (B) as of the Seventh Amendment Effective Date, Administrator is party to the Sub-Administration Agreement with Sub-Administrator pursuant to which Administrator has engaged Sub-Administrator, as a delegee of the Delegated Functions and (in such capacity) as Borrower’s agent, to undertake such Delegated Functions for and on behalf of Borrower and Administrator with respect to the Delegated Functions, as provided by

[Harvest] Loan and Security Agreement (Conformed)

the Sub-Administration Agreement and the Sub-Administrator Multi-Party Agreement, subject to the terms of this Agreement, (ii) Borrower hereby represents that Administrator ~~is~~and Sub-Administrator are the only ~~Person~~Persons providing such services to Borrower~~.~~ , (iii) Borrower acknowledges that Administrator ~~has~~and Sub-Administrator have the requisite knowledge, experience, expertise and capacity to service the Pledged Loans in such manner~~. The~~, and (iv) each of the Administration Agreement ~~is~~and Sub-Administration Agreement are in full force and effect and no material default exists thereunder.

(b) Harvest has entered into the Advisory Agreement with Investment Adviser pursuant to which Borrower has engaged Investment Adviser to perform investment advisory services to Borrower (including without limitation enforcing, modifying and disposing of Pledged Loans) in accordance with Applicable Law. Borrower acknowledges that Investment Adviser has the requisite knowledge experience, expertise and capacity to perform such services. The Advisory Agreement is in full force and effect and no material default exists thereunder.

5.22	Legal Investments; Use of Proceeds

Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.23	Broker’s or Finder’s Commissions

Except as set forth on the “Broker Schedule” attached hereto, no broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to Agent and Lenders. Borrower agrees to indemnify Agent and each of the Lenders and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent and/or Lenders without the knowledge of Borrower.

5.24	Licensing, Permits, Etc.

Borrower possesses and will at all times continue to possess all requisite franchises, certificates of convenience and necessity, operating rights, Permits, consents, authorizations, exemptions, and orders as are reasonably necessary or appropriate to carry on its Business as it is now being conducted, without any known conflict with the rights of others and, with respect to Borrower and the Collateral, in each case subject to no mortgage, pledge, Lien, lease, encumbrance, charge, security interest, title retention agreement, or option other than the Permitted Liens. All such franchises, certificates of convenience and necessity, operating rights, Permits, consents, authorizations, exemptions, and orders are presently in full force and effect, and there is no action currently pending or threatened effort to revoke or modify any of them.

[Harvest] Loan and Security Agreement (Conformed)

5.25	Anti-Terrorism; OFAC

(a) (i) Neither Borrower nor any Person controlling or controlled by Borrower, nor any Person having a beneficial interest in Borrower, nor any Person for whom Borrower is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b) No part of the proceeds of the Loans or Underlying Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) Borrower acknowledges by executing this Agreement that each Lender has notified Borrower that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record such information as may be necessary to identify Borrower (including, without limitation the name and address of Borrower) in accordance with the Patriot Act.

5.26	Environmental Matters

To Borrower’s knowledge (after reasonable due inquiry), no Underlying Collateral consisting of real property contains any Hazardous Substances. Neither Borrower, nor any representative thereof has received notice from any Governmental Authority or other Person with regard to Hazardous Substances on, under, or affecting all or any portion of the Collateral, and neither Borrower, nor any Collateral are in violation of any Environmental Laws.

5.27	Survival

Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances.

5.28	Regulated Entities; Investment Company Act

(a) Status as Business Development Company. Harvest is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act, and Harvest qualifies as a RIC or will take such actions as may be necessary to qualify as a RIC beginning with the taxable year ended December 31, 2013.

[Harvest] Loan and Security Agreement (Conformed)

(b) Compliance with Investment Company Act. The business and other activities of Borrower, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by the Loan Documents do not result in a violation or breach of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC, in each case, that are applicable to the Borrower.

(c) Credit Policy. Borrower is in compliance with its Credit Policy delivered to the Agent and the Lenders prior to the Closing Date.

(d) Other Regulations. Borrower is not subject to regulation under any Federal or state statute or regulation that would prevent Borrower from incurring Indebtedness as contemplated by this Agreement, except for limitations on the amount of indebtedness that may be incurred by the Borrower that are imposed by rules and regulations applicable to the Borrower under the Investment Company Act of 1940.

5.29	Material Contracts

Schedule 5.29 attached hereto sets forth all Material Contracts to which Borrower is a party or is bound as of the Closing Date. Borrower is not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

VI.       AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that, until full performance and satisfaction, and payment in full in cash of all the Obligations and termination of the Commitments and this Agreement:

6.1	Financial Statements, Reports and Other Information

(a) Financial Reports. Borrower shall furnish to Agent (i) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet, income statement and statement of cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied; provided, that the requirements set forth in this clause (i) may be fulfilled by providing to the Agent the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year; (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet, income statement and statement of cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statements of assets and liabilities, operations, changes in net assets and cash flows, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by an officer of

[Harvest] Loan and Security Agreement (Conformed)

the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the requirements set forth in this clause (ii) may be fulfilled by providing to Agent the report of the Borrower to the SEC on Form 10-Q for the applicable quarterly period; and (iii) within 30 days after the end of each calendar month, the consolidated balance sheet, income statement and statement of cash flows of Borrower as of the end of the immediately preceding month, certified by an officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower on a consolidated basis in accordance with GAAP consistently applied other than with respect to the valuation of Borrower’s investments, it being understood that any such monthly financial statements need only reflect the available valuation of Borrower’s investments as of the most recent quarter end.

(b) With each annual financial statement of Borrower and for monthly financial statements of Borrower of each year, Harvest shall also deliver a compliance certificate of an officer of Harvest, in the form satisfactory to Agent, stating that (i) such officer of Borrower has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (ii) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (iii) Borrower is in compliance with the financial covenants set forth in Article VII. Such certificate shall be accompanied by the calculations necessary to show compliance with such financial covenants in a form satisfactory to Agent in its Permitted Discretion.

(c) Other Materials. Borrower shall furnish to Agent as soon as available, and in any event within thirty (30) calendar days after the preparation or issuance thereof or such other time as set forth below, as applicable: (i) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders and/or other equity owners, (ii) copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, and (iii) such additional information, documents, statements, reports and other materials as Agent may request in its Permitted Discretion from time to time.

(d) Borrowing Base Details. On the tenth (10th) day of each month and at least two (2) Business Days prior to the proposed Borrowing Date, and in each case, if such day or date is not a Business Day then on the immediately preceeding Business Day, Harvest shall furnish Agent a Borrowing Certificate, together with such supporting documentation with respect to the Borrowing Base and the figures and information in the Borrowing Certificates as Agent may request.

(e)     Pledged Loan Data.     On each Reporting Date, Harvest shall furnish to Agent an electronic activity report, showing, with respect to all Pledged Loans: (i) a list of each Pledged Loan, (ii) a list of each Underlying Borrower, together with its phone number and address, (iii) the original principal amount of each Pledged Loan and the principal, interest and other payments received with respect to such Pledged Loans since the previous Reporting Date, (iv) the Principal Balance and maturity date of each Pledged Loan and any deferred interest

[Harvest] Loan and Security Agreement (Conformed)

payable thereunder, (v) a list of delinquencies and all other defaults under each Pledged Loan; and (vi) such other matters as Agent may from time to time request, all prepared by Harvest and certified as to being true, correct and complete in all material respects by the chief financial officer or other Responsible Officer of Harvest;

(f)     Notices.     Borrower shall promptly, and in any event within two (2) Business Days notify Agent in writing of (i) any pending or threatened legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated by or against Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that could reasonably be expected to be, have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any matter(s) in existence at any one time affecting in any material respect the value, enforceability or collectability of any Collateral, (v) receipt of any material notice or request from any Governmental Authority regarding any liability, (vi) receipt of any material notice or document by Borrower regarding any lease of real property of Borrower (and such notice shall include a copy of the notice or document), (vii) any lease of real property entered into by Borrower after the Closing Date, (viii) the filing, recording or assessment of any federal, state, local or foreign tax lien against the Collateral or Borrower, (ix) any action taken or threatened to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to Borrower which could reasonably be expected to be, have or result in a Material Adverse Effect or with respect to any Collateral, (x) any change in the corporate name of Borrower, and/or (xi)(A) copies of any Material Contract to which Borrower is a party or by which its properties or assets are subject or bound that (x) Borrower files on EDGAR at the www.sec.gov website or any successor service provided by the Securities and Exchange Commission and (y) is not otherwise reflected on Schedule 5.29 attached hereto, and (B) the loss or termination of any ~~material contract~~Material Contract to which Borrower is a party or by which its properties or assets are subject or bound.

(g) Consents. Borrower shall obtain and deliver to Agent from time to time all required consents, approvals and agreements from such third parties as are necessary and that are satisfactory to Agent in its sole discretion with respect to (i) the Loan Documents and the transactions contemplated thereby, (ii) claims against Borrower or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which Borrower is a party or by which any properties or assets of Borrower or any of the Collateral is or are bound or subject.

(h) Deposit Accounts, Other Accounts and Investment Property. To the extent the same relates to any Pledged Loan, Borrower shall (i) promptly, and in any event within five (5) Business Days after Borrower (A) establishes any Deposit Account, securities account, money market account or any similar account, or (B) becomes the owner of any Investment Property, in each case, on and with respect to which Agent does not have a perfected, first-priority Lien, notify Lender of such, and thereafter (ii) deliver to Agent, within ten (10) Business Days, documentation to perfect Agent’s Lien thereon and provide Agent control of, in each case in form and substance acceptable to Agent in its sole discretion.

[Harvest] Loan and Security Agreement (Conformed)

(i) Notice of Ineligible Loan. Harvest shall promptly notify Agent upon the discovery that any Pledged Loan is or has become an Ineligible Loan.

(j) Third Party Valuations of Pledged Loans. Harvest shall provide to Agent within five (5) Business Days of receipt a third party valuation report, prepared by CTS Capital Advisors, LLC, or such other third-party acceptable to Agent in its Permitted Discretion, and otherwise in form and substance acceptable to Agent in its Permitted Discretion, in relation to each Underlying Loan and each Underlying Borrower, which report shall include, without limitation, a calculation of Fair Value for each Pledged Loan that is a Level 3 Asset, as defined in FAS 157; provided, however, that with respect to each Pledged Loan that is a Level 3 Asset with an investment rating of “1” or “2” (a “Specified Level 3 Asset”), in lieu of a third party valuation report, Harvest may (in its reasonable discretion and in accordance with commercially reasonable business practices) prepare an internal portfolio monitoring report (a “PMR”) that shall include a commercially reasonable calculation of Fair Value for such Specified Level 3 Asset (provided, that (I) in each case, the form and substance of each such PMR shall be acceptable to Agent in its sole discretion, and (II) notwithstanding the foregoing, in the event Agent determines in its sole discretion that a PMR is insufficient for the calculation of the Fair Value for any Specified Level 3 Asset, Harvest shall deliver to Agent within thirty (30) days of Agent’s notice to Harvest of such determination a third party valuation report for such Specified Level 3 Asset, prepared by CTS Capital Advisors, LLC, or such other third-party acceptable to Agent in its Permitted Discretion); provided further, however, that notwithstanding the foregoing, no more than ten percent (10%) (as determined on the basis of the Aggregate Principal Balance of such Pledged Loans) of the Pledged Loans in the Financed Portfolio shall be Specified Level 3 Assets with respect to which Harvest has delivered a PMR in lieu of a third party valuation report pursuant to this clause (j). Harvest shall not be required to obtain and provide all such PMRs or other reports for the same period or at the same time during the calendar year so long as one such PMR or other report is provided for each Underlying Loan and Underlying Borrower (x) within twelve (12) months of the date of the Advance in conjunction with which such Underlying Loan was pledged to Agent, and (y) within each subsequent twelve (12) month period thereafter.

(k) Other Documentation. Upon Agent’s request, Borrower shall deliver to Agent such other documentation and/or evidence (including, without limitation, copies of any and all Underlying Loan Documents requested by Borrower in relation to one or more Underlying Loans) as Agent may request in its Permitted Discretion to support Borrower’s designation of an Underlying Loan as an Eligible Covenant-Lite Loan, Eligible Junior Secured Loan, Eligible Junior Secured Subordinated Loan, Eligible Secured Subordinated Loan, Eligible Senior Secured Last-Out Loan or Eligible Senior Secured Loan, Eligible Allowed Affiliated Interest Loan, Eligible Allowed Controlling Interest Loan, Eligible Agreed Asset Loan (secured by Agreed Asset Collateral located in the United States or Canada), or Eligible Agreed Asset Loan (secured by Agreed Asset Collateral located in a Permitted Foreign Jurisdiction), as applicable.

6.2	Payment of Obligations

Borrower shall make full and timely payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable.

[Harvest] Loan and Security Agreement (Conformed)

6.3	Conduct of Business and Maintenance of Existence and Assets

Borrower shall (a) conduct its Business in accordance with its current business practices, (b) engage principally in the same or similar lines of business substantially as heretofore conducted, (c) collect (or cause to be collected) its Accounts and all Pledged Loans in the ordinary course of business, (d) maintain all of its Collateral used or useful in its Business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), (e) from time to time to make all necessary repairs, renewals and replacements thereof, (f) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its Business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be expected to be, have or result in a Material Adverse Effect, (g) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect, and (h) maintain, comply with and keep in full force and effect its existence and all Intellectual Property and Permits necessary to conduct its Business, except in each case where the failure to maintain, comply with or keep in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect.

6.4	Compliance with Legal and Other Obligations

Borrower shall (a) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all taxes (including any real estate taxes), assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind when due and payable, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed with any Governmental Authority.

6.5	Insurance

Borrower shall keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount required by this Agreement, Applicable Law and any agreement to which Borrower is a party or pursuant to which Borrower provides any services, including, without limitation, fidelity bonds, directors and officers liability, errors and omissions and property and business interruption insurance, as applicable; and maintain general liability insurance at all times against liability on account of damage to Persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business of a similar size engaged in activities similar to those of Borrower; all of the foregoing insurance policies and coverage levels to (i) be satisfactory in form and substance to Agent in its sole discretion, (ii) name Agent, for the benefit of Agent and Lenders, as a loss payee or additional insured thereunder, as applicable, and (iii) expressly provide that

[Harvest] Loan and Security Agreement (Conformed)

such insurance policies and coverage levels cannot be altered, amended or modified in any manner which is adverse to Agent and/or Lenders, or canceled or terminated without thirty (30) calendar days prior written notice to Agent, and that they inure to the benefit of Agent and Lenders, notwithstanding any action or omission or negligence of or by Borrower, or any insured thereunder.

6.6	True Books

Borrower shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects, and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its Business.

6.7	Inspection; Periodic Audits; Quarterly Review

Borrower shall permit the representatives of Agent for the benefit of Agent and each Lender, at the expense of Borrower, from time to time during normal business hours upon reasonable notice (provided, that so long as no Default or Event of Default has occurred and is continuing, Borrower shall only be liable for the out-of-pocket expense of the foregoing twice per calendar year), to (a) visit and inspect Borrower’s offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss Borrower’s business, operations, prospects, properties, assets, liabilities, condition and/or Pledged Loans with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing). Borrower’s officers and Agent shall meet at least once per quarter, if requested by Agent (which meeting may take place telephonically if requested by Agent), to review Borrower’s Business, operations, prospects, properties, assets, liabilities, condition and/ or Pledged Loans.

6.8	Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall (a) within five (5) Business Days (or such longer period in the case of actions involving third parties as determined by Agent in its sole discretion) after Agent’s demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Agent may request in its Permitted Discretion in order to effectuate the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8, and (c) upon the exercise by Agent, any Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any

[Harvest] Loan and Security Agreement (Conformed)

Loan Document or under Applicable Law or at equity which requires any consent, approval, registration, qualification or authorization of such Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Agent may, at any time and from time to time, request a certificate from an officer of Borrower representing that all conditions precedent to the making of the Loan contained herein are satisfied. Agent may, at its option, cease to make any further Advances until Agent has received such certificate, and, in addition, Agent has determined that such conditions are satisfied, in its Permitted Discretion.

6.9	Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy when due and payable (subject to applicable grace periods and, in the case of trade payables, to ordinary course of payment practices) all of its obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves shall have been made in accordance with GAAP consistently applied.

6.10	Other Liens

If Liens other than Permitted Liens exist, Borrower immediately shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens. Immediately upon discovery of any Lien other than a Permitted Lien, Borrower shall notify Agent.

6.11	Use of Proceeds

Borrower shall use the proceeds of the Loans solely as follows: (a) to acquire and fund Underlying Loans and Equity Interests that are subject to a first priority, perfected Lien in favor of Agent, in compliance in all material respects with the Investment Company Act and Borrower’s Credit Policy, and in compliance with this Agreement, (b) for working capital and general corporate purposes, including for the avoidance of doubt payment of dividends in accordance with the terms of this Agreement and (c) to pay costs and expenses required to be paid pursuant to this Agreement in each case, not in contravention of any Applicable Law and not in violation of this Agreement.

6.12	Collateral Documents; Security Interest in Collateral

On demand of Agent, Borrower shall make available to Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including, without limitation, any and all Underlying Loan Documents. Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise requested by Agent, in its sole discretion, to be executed, filed, registered, obtained, delivered or recorded to create, maintain,

[Harvest] Loan and Security Agreement (Conformed)

perfect, preserve, validate or otherwise protect Borrower’s interest in the Collateral and the pledge of the Collateral to Agent’s perfected first-priority Lien on the Collateral (and Borrower irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), (ii) maintain, or cause to be maintained, at all times, the pledge of the Collateral to Agent and Agent’s perfected first-priority and perfected Lien on the Collateral, and (iii) defend the Collateral and Agent’s first-priority and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent, and pay all costs and expenses (including, without limitation, in-house documentation and diligence fees and legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Agent’s discretion, be added to the Obligations. Without limiting the foregoing (and in furtherance thereof), in the event any Syndicated Loan Clearing Account becomes a Borrower Loan Clearing Account, Borrower shall deliver to Agent (or cause Administrator to deliver to Agent), within ten (10) Business Days, an updated schedule to the Borrower Loan Clearing Account Agreement (acknowledged by Agent) reflecting such Borrower Loan Clearing Account (or such other document, instrument, or agreement as is necessary to perfect Agent’s Lien thereon and provide Agent control of, in each case in form and substance acceptable to Agent in its sole discretion).

6.13	Attached Equity Interests and Retained Equity Interests

Borrower shall take any and all actions necessary or as Agent may reasonably request, to create and maintain a valid perfected first-priority Lien in the Attached Equity Interests and any Retained Equity Interests, including, without limitation, by delivery of duly executed blank transfer powers.

6.14	Portfolio Collateral Documents

Borrower agrees and covenants that it shall:

(a) Deliver, or cause to be delivered, to Custodian (or Agent) all Underlying Loan Documents, instruments and other documentation required by Section 2.10(a) and (c);

(b) Deliver, or cause to be delivered, to Agent such assignment documents required by this Agreement or any other Loan Document in connection with Agent’s ability to transfer ownership of any Pledged Loan and the related Underlying Loan Documents to Agent or its assigns, and all collateral securing the Pledged Loans after and during the occurrence of Default or an Event of Default; and

(c) Cause the Administrator (either directly or indirectly (through the Sub-Administrator with respect to the Delegated Functions) to maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing the Pledged Loans in the event of the destruction or loss of the originals thereof) and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pledged Loans (including without limitation records adequate to permit the daily identification of all collections with respect to, and adjustments of amounts payable under, each Pledged Loan).

[Harvest] Loan and Security Agreement (Conformed)

6.15     Administration Agreement; Sub-Administration Agreement; Backup Administrator; Advisory Agreement

(a) (i) Harvest shall cause Administrator (either directly or indirectly (through the Sub-Administrator with respect to the Delegated Functions) to perform any roles and functions as to all Pledged Loans in accordance with the terms of the Administration Agreement ~~and the~~, the Multi-Party Agreement, and (to the extent that Delegated Functions have been (and during such time as such Delegated Functions are) delegated to the Sub-Administrator) the Sub-Administration Agreement and the Sub-Administrator Multi-Party Agreement. (ii) Harvest shall (A) comply with all provisions, terms and conditions set forth in the Administration Agreement and the Advisory Agreement ~~and Harvest shall~~, (B) not terminate the Administration Agreement, or the Advisory Agreement without Agent’s prior written consent, acting on its behalf and at the direction of the Requisite Lenders~~. At no time shall Harvest permit the Investment Adviser to perform any of the~~, and (C) not permit Administrator to terminate the Sub-Administration Agreement without prior written notice to Agent. All duties of the Administrator under the Administration Agreement with respect to the Pledged Loans~~, and all such duties~~ shall be performed by the Administrator (and/or Sub-Administrator as a delegee of Administrator) on behalf of Harvest.

(b) (i) Agent shall have the right, to (A) in its sole discretion, at any time and from time to time and at Harvest’s sole expense, ~~to~~ engage a Backup Administrator pursuant to a Backup Administration Agreement which, prior to a Default or Event of Default, shall be reasonably acceptable to Harvest, to monitor the Collateral, Harvest and Administrator and to perform certain other functions on behalf of Agent in connection with this Agreement and the Collateral, all in accordance with the terms of the Backup Administration Agreement~~. Agent shall have the right~~, and (B) upon the occurrence of a Default or an Event of Default to immediately (i1) terminate (x) the Administration Agreement in accordance with the terms of the Administration Agreement ~~and/or (ii~~and (y) the Sub-Administration Agreement in accordance with the terms of the Sub-Administration Agreement and/or the Sub-Administrator Multi-Party Agreement and/or (2) substitute the Backup Administrator, Agent or any other third party administrator acceptable to Agent in its sole discretion, in all of Administrator’s roles and functions as contemplated by the Loan Documents and the Administration Agreement (including without limitation any Delegated Functions delegated to the Sub-Administrator as of such date (as applicable)), exercisable at Agent’s sole option. (ii) Harvest covenants and agrees (A) not to, and will cause Administrator and Sub-Administrator (or cause Administrator to cause Sub-Administrator) not to, interfere with Backup Administrator’s performance of its duties under any Backup Administration Agreement or to take any action that would be inconsistent in any way with the terms of such Backup Administration Agreement. ~~Harvest covenants~~, and ~~agrees~~(B) to, and will cause Administrator and Sub-Administrator (or cause Administrator to cause Sub-Administrator) to, provide any and all information and data requested by Agent to be provided promptly to Backup Administrator in the manner and form requested by Agent. Harvest shall pay all costs and expenses of Agent entering into and maintaining the Backup Administration Agreement and any fees, expenses or costs payable to Backup Administrator pursuant to such Backup Administration Agreement.

(c) Upon the occurrence and during the continuance of an Event of Default, and at the election of Agent, acting on its behalf and at the instruction of the Requisite Lenders,

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by written notice to Harvest, Harvest shall (i) not permit Investment Adviser to consent to modifications to Underlying Loans in the Financed Portfolio or to make any acquisition or disposition of Underlying Loans in the Financed Portfolio hereunder and (ii) cause Investment Adviser to direct Harvest to dispose of any Underlying Loan as directed by Agent, acting on its behalf and at the instruction of the Requisite Lenders in their sole discretion.

6.16	BDC Status

Harvest shall maintain its status as a business development company and shall comply with all Applicable Law of any Governmental Authority with respect to Harvest’s status as an externally-managed BDC.

6.17	Refinancing Right of First Refusal

In the event Borrower (a) receives a bona fide written offer (other than an Increased Leverage Refinancing Offer (which shall be subject to the terms and provisions of Section 3.2 above) from any third party to refinance the Loan during any period that Pacific Western Bank is Agent, (a “Financing Offer”); (b) desires to accept such Financing Offer, Borrower shall immediately (i) notify Agent in writing of the existence of the Financing Offer and its desire to accept same (the “Financing Offer Notice”); (ii) provide Agent with a copy of all documents constituting the Financing Offer; and (iii) provide Agent with such other information as it shall reasonably request, in the case of each of clause (ii) and clause (iii), to the extent Borrower is not restricted from doing so. Borrower shall not accept any Financing Offer until the earlier of (x) the day after the fifteenth (15th) Business Day following the Business Day Agent received the Financing Offer Notice (“Acceptance Period”); and (y) the date on which Agent notifies Borrower in writing that it will not match the Financing Offer. If Agent exercises its right, in writing, to provide additional financing or refinancing that matches the terms of the Financing Offer during the Acceptance Period (the “Acceptance Notice”), Borrower and Agent shall use reasonable efforts to consummate such transaction. If Borrower receives an Acceptance Notice during the Acceptance Period, (i) Agent and Borrower shall act in good faith and with reasonable efforts to close the additional financing or refinancing within thirty (30) days from the date Borrower receives the Acceptance Notice and (ii) Borrower may not voluntarily prepay the Loan. Notwithstanding the foregoing, Borrower acknowledges that Agent is under no obligation whatsoever to make any offer to refinance the Loan, provided additional financing or to match any Financing Offer to Borrower on any specific terms and conditions. Notwithstanding the foregoing, any partial prepayment of Permitted Indebtedness shall not give rise to any rights of Agent hereunder. For the avoidance of doubt, only Pacific Western Bank may exercise any rights pursuant to this Section 6.17, and no such rights shall extend to any successors or assigns of Pacific Western Bank. For the avoidance of doubt, this Section 6.17 shall not apply to any rights or obligations with respect to any Increased Leverage Refinancing Offer governed by Section 3.2.

6.18	Portfolio Requirements

Borrower shall at all times cause the Financed Portfolio to be in full compliance with the following requirements:

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(a) the average Allocated Loan Amount of all Pledged Loans in the Financed Portfolio and all other Pledged Loans in the Financed Portfolio payable by any Underlying Borrower or its Affiliates shall not exceed seven and one-half of one percent (7.5%) of the Maximum Loan Amount, unless waived by the Requisite Lenders in writing in their sole discretion; provided, however, that solely for purposes of determining compliance with this clause (a), the WBL Entities shall not be considered “Affiliates”;

(b) the lesser of (x) the average Adjusted Principal Balance, or (y) the Fair Value of each Pledged Loan in the Financed Portfolio and all other Pledged Loans in the Financed Portfolio payable by any Underlying Borrower or its Affiliates, shall not exceed, in the aggregate, seven and one-half of one percent (7.5%) of Harvest’s Investible Capital, unless waived by the Requisite Lenders in writing in their discretion; provided, however, that solely for purposes of determining compliance with this clause (b), the WBL Entities shall not be considered “Affiliates”;

(c) the lesser of (x) the average Adjusted Principal Balance of each Pledged Loan in the Financed Portfolio payable by an Underlying Borrower and its Affiliates, or (y) the Fair Value of each Pledged Loan, in the aggregate, shall not exceed (unless waived by the Requisite Lenders in writing in their sole discretion) (I) at all times prior to any increase to the Maximum Loan Amount pursuant to and in accordance with Section 2.12 hereof ten percent (10%) of the Maximum Loan Amount, or (II) if the Maximum Loan Amount is increased pursuant to and in accordance with Section 2.12 hereof, seven and one-half percent (7.5%); provided, however, that solely for purposes of determining compliance with this clause (c), the WBL Entities shall not be considered “Affiliates”;

(d) the weighted average interest rate (which, for the avoidance of doubt, shall not include any interest paid or payable in-kind but shall include the imposition of any interest rate floors) of the Financed Portfolio shall be two and one-half percent (2.50%) greater than the interest rate payable by Borrower pursuant to Section 2.2(a) hereof;

(e) the weighted average Obligor Indebtedness to Enterprise Value ratio (through Borrower’s last dollar) of the Financed Portfolio shall be less than or equal to sixty-seven and one-half of one percent (67.5%), as determined by the most recently delivered third-party valuation report;

(f) the weighted average ratio of total Obligor Indebtedness to EBITDA (through Borrower’s last dollar) for (x) the Financed Portfolio, as measured on a trailing twelve (12) month basis, shall be less than or equal to 4.25:1.00, and (y) all Underlying Loans that are included in the Financed Portfolio that are not Broadly Syndicated Loans, as measured on a trailing twelve (12) month basis, shall be less than or equal to 4.00:1.00;

(g) the weighted average Fixed Charge Coverage Ratio of the Financed Portfolio, as measured on a trailing twelve (12) month basis, shall be greater than or equal to 1.30:1.00;

(h) the weighted average remaining term to maturity of (x) the Financed Portfolio (excluding the term to maturity of any Broadly Syndicated Loan for purposes of

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determining compliance with this clause (x)) shall be less than or equal to fifty-four (54) months, and (y) the entire Financed Portfolio shall be less than or equal to seventy-six (76) months;

(i) no more than ten percent (10%) (as determined on the basis of the Aggregate Principal Balance of such Pledged Loans) of the Pledged Loans in the Financed Portfolio shall be greater than thirty days (30) days contractually delinquent;

(j) no more than ten percent (10%) (as determined on the basis of the Aggregate Principal Balance of such Pledged Loans) of the Pledged Loans in the Financed Portfolio shall be owing by Underlying Borrowers that are organized under the laws of Canada or that otherwise are based in Canada;

(k) no more than (x) ten percent (10%) of the Pledged Loans in the Financed Portfolio that are not Broadly Syndicated Loans, and (y) twenty-five percent (25%) of all Pledged Loans in the Financed Portfolio (in each case, as determined on the basis of the Aggregate Principal Balance of such Pledged Loans), shall have a total Obligor Indebtedness to EBITDA ratio (through Borrower’s last dollar), as measured on a trailing twelve (12) month basis, equal to or greater than 5:00:1.00; and

(l) no more than twenty-five percent (25%) (as determined on the basis of the Aggregate Principal Balance of such Pledged Loans) of the Pledged Loans in the Financed Portfolio shall be owing by Underlying Borrowers that share a common Lead Investor.

VII.       NEGATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and payment in full in cash of all the Obligations and termination of the Commitments and this Agreement:

7.1	Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than the following (collectively, the “Permitted Indebtedness”): (a) Indebtedness incurred hereunder and pursuant to the Loan Documents; (b) repurchase obligations arising in the ordinary course of business with respect to U.S. Government Obligations; (c) obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business; (d) Other Permitted Indebtedness; (e) Unsecured Longer-Term Indebtedness so long as (i) no Default exists at the time of the incurrence thereof, and (ii) the aggregate amount of such Unsecured Longer-Term Indebtedness, taken together with other then-outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 7.19 and Section 7.21; (f) any Subordinated Debt; (g) Permitted SBIC Guarantees; and (h) Standard Securitization Undertakings.

7.2	Liens

Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens created pursuant to this Agreement or

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under any other Loan Documents or otherwise arising in favor of Agent, for the benefit of Agent and Lenders; (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (c) Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA; (d) Liens securing repurchase obligations arising in the ordinary course of business with respect to U.S. Government Obligations; (e) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided, that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (f) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (g) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (h) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under Article VIII; and (i) any right of set-off granted in favor of any financial institution in respect of Deposit Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; provided, that with respect to any such Deposit Account, Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its sole discretion.

7.3	Investment Property; Collateral; Subsidiaries

Borrower shall not, directly or indirectly:

(a) merge with, purchase, own, hold, invest in or otherwise acquire any obligations or Equity Interests or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, other than the following, which in each case are subject to a first priority, perfected Lien in favor of Agent and are expressly permitted, (i) the ownership of Attached Equity Interests or any Retained Equity Interests constituting Collateral in accordance with the terms of the Loan Documents; (ii) investments in each Subsidiary Borrower; (iii) investments in a Financing Subsidiary; (iv)(x) investments in the equity of collateralized loan obligations made in accordance with the Credit Policy, and (y) other investments made in accordance with the Credit Policy, in the case of clause (x) and clause (y), in the aggregate up to but not exceeding fifteen percent (15%) of the total assets of Harvest; and (v) as otherwise provided in this Section 7.3;

(b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except (i) for (x) Deposit Accounts with financial institutions as required by this Agreement; provided, that with respect to any such Deposit Accounts, Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its sole

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discretion; or (y) Cash Equivalents with respect to which Agent has a perfected, first-priority Lien and control agreement each in form and substance satisfactory to Agent in its sole discretion; or (ii) as otherwise provided in this Section 7.3);

(c) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person, other than (i) those created by the Loan Documents, (ii) Permitted Indebtedness; (iii) Underlying Loans (provided, that such loans are permitted under the Investment Company Act and the Credit Policy); and (iv) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States other than in Canada; or

(e) have any Subsidiaries other than (x) Harvest’s ownership of the Equity Interests of each Subsidiary Borrower, and (y) a Financing Subsidiary; provided, that (i) Borrower shall cause any SBIC Subsidiary to execute and deliver to the Agent such certificates and agreements, in form and substance satisfactory to the Agent, as it shall determine are necessary to confirm that such SBIC Subsidiary continues to maintain its license as an “SBIC Subsidiary”, pursuant to the definition thereof, and (ii) in the event that any SBIC Subsidiary shall cease to be licensed as an “SBIC Subsidiary” pursuant to the definition thereof, the Borrower will, in each case, on or before thirty (30) days following the date such Subsidiary ceases to be licensed, cause such new Subsidiary to join this Agreement and the other Loan Documents as a Borrower pursuant to documentation that is in form and substance satisfactory to Agent in its Permitted Discretion.

7.4	Dividends; Redemptions; Equity

(a) Subject to clause (b) below, Borrower may apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing issued by Harvest (“Securities Repurchase”); provided, that Borrower (x) upon the prior request of Agent (in its Permitted Discretion), delivers to Agent evidence (the form and substance of which is acceptable to Agent in its sole discretion) that upon the consummation of such Securities Repurchase, Borrower will (on a pro forma basis having given effect to such Securities Repurchase in the calculation thereof) have Liquidity of not less than $5,000,000, and (y) in making any such Securities Repurchase(s), shall not, in any fiscal quarter, utilize an aggregate amount greater than (I) the Liquidity of Borrower calculated as of the first day of such fiscal quarter, multiplied by (II) twenty percent (20%).

(b) Upon the occurrence and during the continuance of a Default or an Event of Default, Harvest shall not (i) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (iii) otherwise make any

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payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, or (iv) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Harvest. Notwithstanding the preceding sentence, Borrower may declare, pay or make any distribution or dividend necessary to maintain its eligibility to qualify as a RIC or to avoid the imposition of a federal excise tax on undistributed earnings under Section 4982 of the Code.

7.5	Transactions with Affiliates

Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than (a) transactions with a Financing Subsidiary at prices and on terms and conditions not less favorable to Borrower than could be obtained at the time on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrowers, (c) the execution, delivery of and performance under the Advisory Agreement ~~and~~, the Administration Agreement, the Multi-Party Agreement, and the Sub-Administrator Multi-Party Agreement, (d) transactions with JMP Securities LLC in connection with a public offering, or a repurchase, of Borrower’s debt or equity securities, at prices and on terms and conditions not less favorable to Borrower than could be obtained at the time on an arm’s-length basis from unrelated third parties (and otherwise in compliance with Applicable Laws), (e) co-investment transactions with any Affiliate as and to the extent permitted by the exemptive order dated December 10, 2015, issued by the SEC to Harvest and certain Affiliates, (f) with respect to any Affiliated Underlying Borrower, (w) any Underlying Loan made to such Affiliated Underlying Borrower, (x) any ownership of Attached Equity Interests of such Affiliated Underlying Borrower (and related transactions in conjunction therewith), (y) any transactions related to the management of (I) any Underlying Loan made to such Affiliated Underlying Borrower, (II) any Attached Equity Interests with respect thereto, or (III) the operations of any such Affiliated Underlying Borrower (in each case, to the extent otherwise permitted pursuant to the terms and provisions hereof), and (z) any other transaction expressly permitted in writing by Agent in its sole discretion, (g) with respect to any Person issuing Retained Equity Interests to Borrower, (x) any ownership of Retained Equity Interests of such Person (and related transactions in conjunction therewith), (y) any transactions related to the management of (I) any Retained Equity Interests with respect thereto, or (II) the operations of any such Person issuing Retained Equity Interests to Borrower (in each case, to the extent otherwise permitted pursuant to the terms and provisions hereof), and (z) any other transaction expressly permitted in writing by Agent in its sole discretion, and (h) the payment of compensation and reimbursement of expenses of officers and directors in a manner consistent with current practice of the Borrower and general market practice, and indemnification of officers and directors in the ordinary course of business.

7.6	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names

Borrower shall not (a) amend, modify, restate or change its certificate of incorporation, bylaws or similar charter or governance documents in a manner adverse to Agent and Lenders, (b) change its state of organization or change its registered name, without prior written consent of Agent, which consent shall not be unreasonably withheld (c) change its fiscal year, (d) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which could reasonably be expected to be, have or result

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in a Material Adverse Effect without the prior written consent of the Requisite Lenders, which consent shall not be unreasonably withheld, (e) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (f) use any proceeds of any Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (g) amend, modify, restate or change any insurance policy in a manner materially adverse to Agent or Lenders without the prior written consent of Agent, (h) engage, directly or indirectly, in any business other than the Business, (i) change its federal tax employer identification number or similar tax identification number under the relevant jurisdiction or establish new or additional trade names without providing not less than thirty (30) days advance written notice to Agent, (j) revoke, alter or amend any Tax Information Authorization (on IRS Form 8821 or otherwise) or other similar authorization mandated by the relevant Government Authority given to Agent or (k) cause any Collateral to be converted from a General Intangible to Investment Property, in each case without Agent’s prior written consent.

7.7	Transfer of Collateral

Except (x) as provided in Section 7.10, (y) for any transfer or assignment of Attached Equity Interests or Retained Equity Interests by Harvest to any Subsidiary Borrower or by any Subsidiary Borrower to Harvest, and (z) for any transfer or assignment to the ICC Loan Holder by Harvest of Harvest’s right, title, and interest in, and rights and obligations under, the ICC Loan, Borrower shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral.

7.8	Guarantees

Except as otherwise expressly permitted by this Agreement, Borrower shall not enter into any Guarantee or otherwise assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to officers and directors of such Person to the extent permitted by Applicable Law); provided, however, that nothing contained in this Section 7.8 shall prohibit Borrower from endorsing checks in the ordinary course of its business.

7.9	Truth of Statements

Borrower shall not furnish to Agent any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.10	Sale of Collateral

(a) Borrower shall not sell, transfer or otherwise dispose of any Pledged Loans (or any Attached Equity Interests with respect thereto) in the Financed Portfolio unless such Pledged Loans (and any Attached Equity Interests with respect thereto) are being sold and: (i) notice of such sale is given to Agent ~~ten (10) dayst~~hree (3) Business Days (or such shorter period agreed to by Agent in its Permitted Discretion) prior to the occurrence of such sale (which notice

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shall describe the timing and terms of such sale), (ii) the consideration for such sale is cash payable at the closing of such sale, (iii) all proceeds of such sale are deposited into the Blocked Account or the applicable Loan Clearing Account (as applicable) within one (1) Business Day of the closing of such sale, (iv) before and after giving effect to such sale, no Default or Event of Default shall have occurred and be continuing, (v) before and after giving effect to such sale Availability is, and will be, greater than zero and (vi) the aggregate Adjusted Principal Balance of all such Pledged Loans sold during any twelve (12) month period shall not exceed twenty-five percent (25%) of the aggregate Adjusted Principal Balance of all Pledged Loans at the beginning of such twelve (12) month period.

(b) Borrower shall not sell, transfer or otherwise dispose of any Retained Equity Interests unless such Retained Equity Interests are being sold and: (i) notice of such sale is given to Agent ~~ten (10) days~~three (3) Business Days (or such shorter period agreed to by Agent in its Permitted Discretion) prior to the occurrence of such sale (which notice shall describe the timing and terms of such sale), (ii) the consideration for such sale is cash payable at the closing of such sale, (iii) all proceeds of such sale are deposited into the Blocked Account or the applicable Loan Clearing Account (as applicable) within one (1) Business Day of the closing of such sale, (iv) before and after giving effect to such sale, no Default or Event of Default shall have occurred and be continuing, and (v) before and after giving effect to such sale Availability is, and will be, greater than zero.

(c) Notwithstanding the foregoing conditions in clauses (a) and (b) above, (i) Borrower shall be permitted to (x) transfer Underlying Loans to an SBIC Subsidiary pursuant to a transaction not prohibited hereunder immediately after originating or purchasing such Underlying Loan, or (y) sell any Collateral on such other conditions as Agent, acting on its behalf and at the instruction of the Requisite Lenders in their sole discretion, shall approve in advance in writing, and (ii) nothing in this Section 7.10 shall in any way limit any rights of Borrower pursuant to Section 7.7(y) and (z) above.

(d) Notwithstanding anything to the contrary herein, Borrower shall not sell, transfer or otherwise dispose of any Collateral during the continuance of a Default or Event of Default or if a Default or Event of Default would result therefrom.

7.11	Credit Policy

Harvest shall not, nor shall it permit Investment Adviser to, amend, modify, change, supplement or rescind its Credit Policy in any material respect, without the prior written consent of Agent acting on its behalf and at the instruction of the Requisite Lenders (other than any change required by Applicable Law) (provided, that Harvest shall provide prompt evidence of the same to Agent).

7.12	Anti-Terrorism; OFAC

Borrower shall not (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or

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transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

7.13	Deposit Accounts

(a) Borrower shall not open any Deposit Account (other than those listed on Schedule 5.18B as of the ~~Closing~~Seventh Amendment Effective Date), without the prior written consent of Agent.

(b) Borrower shall not add or terminate any bank as a Blocked Account Bank, or make any change in the instructions to any Underlying Borrower regarding payments to be made to ~~any~~the applicable Loan Clearing Account or the Blocked Account ~~or~~(as applicable) or the Lockbox Account (if any) without the prior written consent of Agent in its sole discretion.

7.14	Change in Business

Harvest shall not engage in any business in a manner that would violate in any material respect the applicable Credit Policy, the Investment Company Act, or any Applicable Law applicable to Harvest as a BDC. Harvest will at all times comply with any portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies. Harvest will at all times, subject to applicable grace periods and similar cure periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs.

7.15	Administration Agreement; Sub-Administration Agreement; Advisory Agreement

Borrower shall not:

(a) ~~with respect to the~~ (i) with respect to the Administration Agreement or Advisory Agreement, make any material change to or terminate the Administration Agreement or Advisory Agreement, without the prior written consent of Agent acting on its behalf and at the instruction of the Requisite Lenders, or (ii) with respect to the Sub-Administration Agreement ~~or Advisory Agreement, (i)~~, permit Administrator to make any material change to ~~or terminate~~ the Sub-Administration Agreement ~~or Advisory Agreement~~to increase the scope of Delegated Functions to be performed by Sub-Administrator pursuant to the terms and provisions thereof, without the prior written consent of Agent acting on its behalf and at the instruction of the Requisite Lenders (which consent, prior to the occurrence and continuance of an Event of Default, shall not be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing, and for the avoidance of doubt so long as no Event of Default has occurred and is continuing, Administrator may (or Harvest may cause Administrator to) terminate the Sub-Administration Agreement or otherwise amend the Sub-Administration Agreement to update the scope of the Delegated Functions (including without limitation to reduce the scope of Delegated Functions to be performed by Administrator) with prior written notice to Agent and

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otherwise in accordance with the terms and provisions of the Sub-Administration Agreement and the Sub-Administrator Multi-Party Agreement;

(b) except (i) in connection with the replacement of the Administrator by the Backup Administrator, Agent, or any other third party administrator acceptable to Agent in its sole discretion after a Default or an Event of Default pursuant to the provisions of this Agreement, and/or (ii) Administrator’s delegation of the Delegated Functions (if any) from time to time under the Administration Agreement to the Sub-Administrator pursuant to the terms and provisions of the Sub-Administration Agreement, allow Administrator to delegate any of its duties or functions under the Administration Agreement to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of the Administrator or Borrower; and

(c) except in connection with the replacement of the Administrator by the Backup Administrator after a Default or an Event of Default pursuant to the provisions of this Agreement, transfer the duties and functions of the Administrator under any Administration Agreement to any other Person (provided, that for the avoidance of doubt, Agent and Lenders acknowledge and agree that Administrator entering into the Sub-Administration Agreement with the Sub-Administrator shall not be deemed to be a transfer of the duties and functions of the Administrator for purposes of this clause (c)).

7.16	Valuation Policy.

Borrower shall not make any material change in its Valuation Policy without the prior written consent of Agent acting on its behalf and at the instruction of the Requisite Lenders (other than any change required pursuant to GAAP or Applicable Law).

7.17	RIC Status.

Subsequent to filing its United States federal income tax return for its taxable year ended December 31, 2013, Harvest shall not fail to qualify as a RIC (subject to applicable grace periods and cure provisions set forth in the Code).

7.18	Tangible Net Worth

Harvest shall not permit its Tangible Net Worth at any time to be less than Sixty Million and No/100 Dollars ($60,000,000).

7.19	Debt Service Coverage Ratio

(a) Borrower shall not permit its Debt Service Coverage Ratio to be less than 1.40 to 1.00 as of the end of any quarter during the Revolving Period, commencing with the quarter ended September 30, 2013.

(b) Borrower shall not permit its Debt Service Coverage Ratio to be less than 1.25 to 1.00 as of the end of any quarter during the Amortization Period.

7.20	Minimum Liquidity

[Harvest] Loan and Security Agreement (Conformed)

Borrower shall at all times maintain Liquidity (calculated on a consolidated basis) of not less than 4.0% multiplied by the Maximum Loan Amount.

7.21	Maximum Leverage Ratio

Borrower shall not permit its Leverage Ratio to be more than 1.00 to 1.00 at any time.

7.22	SBIC Guarantee.

The Borrower will not cause or permit the occurrence of any event or condition that would result in any recourse to Borrower under any Permitted SBIC Guarantee.

7.23	Payments of Unsecured Longer-Term Indebtedness.

Except for any Permitted ULTI Refinancing, the Borrower will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Unsecured Longer-Term Indebtedness, except for regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness.

VIII.        EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (in all cases, whether on any payment date, at maturity, by reason of acceleration, required prepayment or otherwise) and in each case irrespective of whether Available Amounts are sufficient for payment thereof;

(b) Borrower shall fail to comply with Section 2.6;

(c) any representation, statement or warranty made or deemed made by Borrower or Administrator in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made only as of a specific date;

(d) except as provided in the foregoing clauses (a) and (b) above, Borrower, or any other party hereto, other than Agent or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any other covenant, obligation or agreement set forth in this Agreement (other than any violation, breach, failure or default in the covenants set forth in (i) Section 2.4 and Article VII, for which there shall be no cure period or (ii) Section 2.7, for which there shall be a two (2) day cure period), and, in each case, such violation, breach,

[Harvest] Loan and Security Agreement (Conformed)

failure or default shall continue or not be cured within a period of fifteen (15) days after the earlier of the actual knowledge of Borrower or the delivery of written notice by Agent of such violation, breach, failure or default or such other applicable period set forth in this Agreement;

(e) any Person party thereto, other than Agent or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document (other than this Agreement) and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document;

(f) (i) any of the Loan Documents ceases to be in full force and effect (other than in accordance with its terms), or (ii) any Lien created thereunder ceases to constitute a valid first-priority perfected Lien on the Collateral in accordance with the terms thereof, or Agent and Lenders cease to have a valid perfected first-priority Lien in any of the Collateral or any securities pledged to Agent, for the benefit of Agent and Lenders, pursuant to the Loan Documents;

(g) (i) one or more judgments or decrees in an aggregate amount in excess of five percent (5%) of the consolidated gross assets of Harvest and its Subsidiaries (on a consolidated basis) is rendered against any Borrower, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered, or (ii) any one or more non-monetary final judgments rendered against Borrower that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case,

(A) enforcement proceedings are commenced by any creditor upon such judgment or order, or

(B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(h) (i) any default or breach occurs, which is not cured within any applicable grace period or waived, (x) in the payment of any amount with respect to any Material Indebtedness, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any of Borrower is a party or to which any of its properties or assets are subject or bound under or pursuant to which any Material Indebtedness was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period or permits the holder of any such Indebtedness to accelerate the maturity thereof, or (ii) any Material Indebtedness (A) is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or (B) is not paid when due or within any applicable grace period, or (C) becomes or is declared to be due and payable before the expressed maturity thereof, or (D) there occurs any event which would cause any Material Indebtedness to become, or allow any such obligation to be declared, due and payable;

(i) Borrower shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, (v) file a petition seeking reorganization or liquidation or similar relief

[Harvest] Loan and Security Agreement (Conformed)

under any Debtor Relief Law or any other Applicable Law or (vi) otherwise become subject to an Insolvency Event;

(j) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any of Borrower or the whole or any substantial part of any of Borrower’s properties, which shall continue unstayed and in effect for a period of thirty (30) calendar days, (B) approve a petition filed against Borrower seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other Applicable Law, which is not dismissed within thirty (30) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law or statute, assume custody or control of Borrower or of the whole or any substantial part of any of Borrower’s properties, which is not irrevocably relinquished within thirty (30) calendar days, or (ii) there is commenced against Borrower any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute, which (A) is not unconditionally dismissed within thirty (30) calendar days after the date of commencement, or

(B) is with respect to which Borrower takes any action to indicate its approval of or consent;

(k) (i) any Change of Control occurs, (ii) any Material Adverse Effect occurs, (iii) Harvest ceases any material portion of its business operations as contemplated by the Loan Documents or (iv) Borrower is enjoined, restrained or in any way prevented by a court order or other binding decree or resolution from continuing to conduct all or any material part of its business affairs as of the Closing Date;

(l) Borrower or any of its directors, managers, or senior officers is criminally indicted or convicted (a) of a felony, or (b) under any law that could lead to a forfeiture of any material (as determined by Agent in its Permitted Discretion) Collateral;

(m) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against Borrower or any of its or their material property or assets or against any of the Collateral, in each case which is/are not satisfied, stayed, vacated, dismissed or discharged within thirty (30) calendar days of being issued or executed;

(n) any SBIC Subsidiary shall be transferred into liquidation status or receivership by the SBA;

(o) an Administrator Default or an Investment Adviser Default occurs; or

(p) Harvest without the consent of Agent, acting on its behalf and at the instruction of the Requisite Lenders, (A) fails to comply (or fails to cause any Subsidiary Borrower or any other Subsidiary to comply) with the Valuation Policy in any material respect adverse to the Lenders, or (B) fails to comply (or fails to cause any Subsidiary Borrower or any other Subsidiary to comply) with its Credit Policy and, in each case, such failure shall continue un-remedied for a period of thirty (30) or more calendar days after the earlier of notice thereof by the Agent to Harvest or knowledge thereof by a Responsible Officer;

In any such event, notwithstanding any other provision of any Loan Document, (I) Agent may (and at the request of Requisite Lenders, shall), by notice to Borrower (i) cease making Advances, (ii) terminate its obligations hereunder, whereupon the same shall immediately

[Harvest] Loan and Security Agreement (Conformed)

terminate, (iii) pursue its rights under Sections 6.15(b) and (c) of this Agreement, including, but not limited to, terminating the Administration Agreement and (to the extent that Delegated Functions have been (and during such time as such Delegated Functions are) delegated to the Sub-Administrator) the Sub-Administration Agreement and substituting the Backup Administrator, Agent, or any other third party administrator acceptable to Agent in its sole discretion in accordance with Section 6.15(b), (iv) with respect to the Collateral: (A) upon foreclosure of the Collateral, service the Collateral in all respects, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (B) receive, collect, open and read all mail of Borrower or Administrator, for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Loan Document; (C) collect all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Underlying Borrower pursuant to any Pledged Loan or Underlying Loan Document; and (D) apply all amounts in or subsequently deposited in the Controlled Accounts to the payment of the unpaid Obligations in accordance with the provisions of this Agreement; and (v) declare all or any of the Loan and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(f), Section 8(i) or Section 8(j), in which event all of the foregoing shall automatically and without further act by Agent or Lenders be due and payable and Agent’s or Lenders’ obligations hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower) and (II) effective immediately upon receipt of notice from Agent (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Agent or any Lender), no action permitted to be taken under Article VII hereof may be taken.

IX.        RIGHTS AND REMEDIES AFTER DEFAULT

9.1	Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its sole discretion, (viii) reduce or otherwise change the amount of the Maximum Loan Amount, Availability, the Borrowing Base and/or any component of the foregoing and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Agent, in its sole discretion,

[Harvest] Loan and Security Agreement (Conformed)

shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be deemed Advances hereunder and shall be added to the Obligations until reimbursed to Agent, for its own account and for the benefit of the Lenders, and shall be secured by the Collateral, and such payments by Agent, for its own account and for the benefit of the Lenders, shall not be construed as a waiver by Agent or Lenders of any Event of Default or any other rights or remedies of Agent or Lenders.

(b) Borrower agrees that notice received at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by Applicable Law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by Borrower which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2	Application of Proceeds

Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.5 hereof), in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of collection and to the payment of all sums which Agent or Lenders may be required or may elect to pay in the exercise of any remedies with respect to Borrower or the Collateral or any part thereof, and all other payments that Agent or Lenders may be required or authorized to make under any provision of the Loan Documents (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, ratably to the payment of all Obligations; (iii) third, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction; provided, that Borrower shall be liable for any deficiency if such proceeds are insufficient to indefeasibly satisfy the Obligations or any of the other items referred to in this Section in full in cash.

[Harvest] Loan and Security Agreement (Conformed)

Notwithstanding the foregoing, Obligations arising under Bank Products Agreements shall be excluded from the application described above if Agent has not received written notice thereof, together with such supporting documentation as Agent may request, from the applicable Lender or Affiliate of such Lender.

9.3	Rights to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4	Attorney-in-Fact

Borrower hereby irrevocably appoints (which appointment is coupled with an interest) Agent as its attorney-in-fact for the limited purpose of taking any action permitted under the Loan Documents that Agent deems necessary or desirable (in Agent’s sole discretion) upon the occurrence and continuation of an Event of Default to protect and realize upon Agent’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrower’s name, and said appointment shall create in Agent a power coupled with an interest.

9.5	Rights and Remedies not Exclusive

Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent and Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights, Liens or remedies under any Loan Document, Applicable Law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.       WAIVERS AND JUDICIAL PROCEEDINGS

10.1	Waivers

Except as expressly provided for herein, Borrower hereby waives set off, rescission counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses

[Harvest] Loan and Security Agreement (Conformed)

and counterclaims it may have or could interpose in any action or procedure brought by Agent to obtain an order of court recognizing the assignment of, or Lien of Agent in and to, any Collateral.

10.2	Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s part in enforcing any such provision shall affect the liability of Borrower or operate as a waiver of such provision or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3	Jury Waiver

(A) EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

(B) IN THE EVENT ANY SUCH CLAIM OR CAUSE OF ACTION IS BROUGHT OR FILED IN ANY UNITED STATES FEDERAL COURT SITTING IN THE STATE OF CALIFORNIA OR IN ANY STATE COURT OF THE STATE OF CALIFORNIA, AND THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 10.3(A) IS DETERMINED OR HELD TO BE INEFFECTIVE OR UNENFORCEABLE, THE PARTIES AGREE THAT ALL CLAIMS AND CAUSES OF ACTION SHALL BE RESOLVED BY REFERENCE TO A PRIVATE JUDGE SITTING WITHOUT A JURY, PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, BEFORE A MUTUALLY ACCEPTABLE REFEREE OR, IF THE PARTIES CANNOT AGREE, A REFEREE SELECTED BY THE PRESIDING JUDGE OF THE LOS ANGELES COUNTY, CALIFORNIA. SUCH PROCEEDING SHALL BE CONDUCTED IN LOS ANGELES COUNTY, CALIFORNIA, WITH CALIFORNIA RULES OF EVIDENCE AND DISCOVERY APPLICABLE TO SUCH PROCEEDING. IN THE EVENT CLAIMS OR CAUSES OF ACTION ARE TO BE RESOLVED BY JUDICIAL REFERENCE, ANY PARTY MAY SEEK FROM ANY COURT HAVING JURISDICTION

[Harvest] Loan and Security Agreement (Conformed)

THEREOVER ANY PREJUDGMENT ORDER, WRIT OR OTHER RELIEF AND HAVE SUCH PREJUDGMENT ORDER, WRIT OR OTHER RELIEF ENFORCED TO THE FULLEST EXTENT PERMITTED BY LAW NOTWITHSTANDING THAT ALL CLAIMS AND CAUSES OF ACTION ARE OTHERWISE SUBJECT TO RESOLUTION BY JUDICIAL REFERENCE.

10.4	Amendment and Waivers

(a) Except as otherwise permitted in Section 12.8 and Section 13.2, and subject to Section 13.2, no amendment, modification, termination, or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower and the other signatures hereto.

(b) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent, to take or impose a Lien on additional Collateral pursuant to any Loan Document.

(c) Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Agent, Lenders, Borrower and each other signatory hereto.

XI.        EFFECTIVE DATE AND TERMINATION

11.1	Effectiveness and Termination

Subject to Agent’s right to accelerate the Loan and terminate and cease making and funding Advances upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in this Section 11.1. Borrower may not terminate this Agreement and/or the Commitment prior to November 1, 2017. Any such early termination by Borrower on or after November 1, 2017, shall be effective upon not less than thirty (30) calendar days prior written notice to Agent and upon full performance and payment in full in cash of all Obligations (including any ~~Voluntary~~Early Termination Fee) on or prior to such 30th calendar day after Receipt by Agent of such written notice. Upon the earlier to occur of the expiration of the Revolving Period, the Maturity Date, or the Receipt by Agent of such written notice from Borrower electing to terminate this Agreement in accordance with this Section 11.1, the obligation of Lenders to make Advances shall terminate. All of the Obligations shall be immediately due and payable upon the earlier of any such termination on the Maturity Date or the termination date stated in the notice of termination delivered to Agent pursuant to this Section 11.1, as applicable ~~(the “Voluntary Termination Date”)~~. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full. The Liens granted to Agent and/or under the Loan Documents and the financing statements filed pursuant thereto and the rights and

[Harvest] Loan and Security Agreement (Conformed)

powers of Agent shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly paid in full in cash and the Commitments and this Agreement have been terminated.

11.2	Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.1, 3.2, 3.4, 3.5, 3.6, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.8, 12.9, 12.10, 12.11 and 13.8 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII.      MISCELLANEOUS

12.1	Governing Law; Jurisdiction; Service of Process; Venue

(A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY THE LAWS OF THE ~~UNITED STATES OF AMERICA (“FEDERAL LAW”) AND, FOR THE PURPOSES OF EXPORTATION OF INTEREST AND INTEREST FEES UNDER FEDERAL LAW, AGENT RELIES ON CALIFORNIA LAW. TO THE EXTENT THAT STATE LAW APPLIES AND IS NOT PREEMPTED BY FEDERAL LAW, THEN PURSUANT TO~~STATE OF NEW YORK IN RELIANCE ON NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-~~1401 THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE LOAN DOCUMENTS~~1401, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION~~.TO THE EXTENT THAT AGENT OR ANY LENDER HAS GREATER RIGHTS OR REMEDIES UNDER FEDERAL LAW, WHETHER AS A NATIONAL BANK OR OTHERWISE, THIS PARAGRAPH SHALL NOT BE DEEMED TO DEPRIVE AGENT OR SUCH LENDER OF SUCH RIGHTS AND REMEDIES AS MAY BE AVAILABLE UNDER FEDERAL LAW~~; EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE APPLICABLE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE APPLICABLE LAW OF SUCH STATE, FEDERAL LAW OR THE APPLICABLE LAW OF THE STATE OF NEW YORK, AS APPLICABLE, SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ~~CREDIT PARTIES~~BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE APPLICABLE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

[Harvest] Loan and Security Agreement (Conformed)

(B) BY EXECUTION AND DELIVERY OF EACH LOAN DOCUMENT TO WHICH IT IS A PARTY, BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. BORROWER AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(C) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION 12.1. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(D) EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS AND AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.2	Successors and Assigns; Assignments and Participations

(a) Subject to Sections 12.2(f) and (h), a Lender may at any time assign all or a portion of its rights and delegate all or a portion of its obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (a “Transferee”); provided, however, that so long as no Default or Event of Default has occurred and is continuing, no such Transferee shall be a BDC or a wholly-owned Subsidiary of a BDC. Notwithstanding anything to the contrary in this Agreement, but subject to the immediately proceeding proviso, there shall be no limitation or restriction on any Lender’s ability to assign, pledge or otherwise transfer any Note or other Obligation. The Transferee and such Lender shall execute and deliver for acceptance and recording in the Register, a Lender

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Addition Agreement, which shall be in form and substance reasonably acceptable to Agent in its sole discretion (“Lender Addition Agreement”). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but, with respect to matters occurring before such assignment, shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7). Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a “Lender” hereunder. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder.

(b) A  Lender may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (each, a “Participant”); provided, however, that so long as no Default or Event of Default has occurred and is continuing, no such Participant shall be a BDC or a wholly-owned Subsidiary of a BDC. In the event of any such sale by a Lender of a participation to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) all amounts payable pursuant to Section 6.2 by Borrower hereunder shall be determined as if such Lender had not sold such participation. Any agreement pursuant to which a Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender’s rights and enforce Borrower’s obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (A) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (B) any extension of the termination date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such holder participates; and (C) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents). Borrower hereby acknowledges and agrees that the Participant under each participation shall, solely for the purposes of Sections 12.4 and 12.7 of this Agreement be considered to be a “Lender” hereunder.

(c) Agent, on behalf of Borrower, shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and a written or

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electronic register (the “Register”) for the recordation of the names and addresses of Lenders and the Commitment of, and the principal amount of the Loan owing to, and the Notes evidencing such Loan owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, Borrower and Agent shall treat each Person whose name is recorded in the Register as the owner of the Loan, the Notes and the Commitment recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)     Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Loan or the Notes evidencing such Loan shall be effective unless and until Agent shall have recorded the assignment pursuant to Section 12.2(c). Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and a Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to Lender and Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Borrower, at its own expense, shall, upon the request of Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

(e) Any Lender may furnish any information concerning Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

(f) Notwithstanding any other provision set forth in this Agreement, a Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including, without limitation, the Loan owing to it and the Notes held by it and the other Loan Documents and Collateral.

(g) Borrower agrees to use commercially reasonable best efforts to assist each Lender in assigning or selling participations in all or any part of any Loan made by any Lender to another Person identified by such Lender.

(h) Notwithstanding anything in the Loan Documents to the contrary, (i) a Lender and its Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transaction involving its Affiliates or lenders, (ii) no lender to or funding or financing source of any Lender or its Affiliates shall be considered a Transferee, (iii) there shall be no limitation or restriction on any Lender’s ability to assign or otherwise transfer any Loan Document to any such Affiliate or lender or funding or financing source, and (iv) there shall be no limitation or restriction on such Affiliates’ or lenders’ or financing or funding sources’ ability to assign or otherwise transfer any Loan Document, Loan, Note or Obligation (or any of its rights thereunder or interest therein); provided, however, such Lender shall continue to be liable as a “Lender” under the Loan Documents unless such Affiliate or lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a “Lender”.

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(i) The Loan Documents shall inure to the benefit of Agent, Lenders, Transferee, Participant (to the extent expressly provided herein only) and all future holders of the Notes, the Obligations and/or any of the Collateral, and each of their respective successors and permitted assigns. Each Loan Document shall be binding upon the Persons other than Agent that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in any Loan Document shall be construed as a delegation to Agent of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT AGENT AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN. Each Transferee and Participant shall have all of the rights, obligations and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof; provided, that notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to Agent had such participation not been effected. Agent may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Agent.

(j) Any Lender may assign or pledge all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security to secure obligations of such Lender, including without limitation, any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank; provided, that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

12.3	Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent. Except as specifically provided in this Agreement, any

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payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.

12.4	Indemnity

Borrower hereby indemnifies and holds harmless Agent, each Lender, each Participant, and their respective Affiliates, managers, members, officers, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to, any act of or omission by Borrower or, any of its Affiliates acting on Borrower’s behalf or any of their respective managers, members, officers, employees, agents, or representatives, including, without limitation: (i) fraud, willful misconduct, misrepresentation or failure to disclose a material fact by or on behalf of Borrower, or any of its respective agents or representatives in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO); (ii) any theft, misappropriation or conversion by or on behalf of Borrower of Collateral (including failure to turn over to Agent on demand following an Event of Default); (iii) any misappropriation of funds of use of the proceeds of the Loan not in accordance with the terms of the Loan Agreement or any other Loan Document; (iv) the forfeiture by Borrower of any Collateral, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or, any of its Affiliates or any of their respective managers, members, officers, employees, agents, or representatives; (v) any Change of Control not approved in writing by Agent (at its sole option); (vi) any waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by the Loan Agreement or the other Loan Document; or (vii) the breach of any representation, warranty, covenant or indemnification in any Loan Document concerning Environmental Laws or Hazardous Substances. If any Indemnified Person uses in-house counsel for any purpose for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that their indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed. Agent agrees to give Borrower reasonable notice of any event of which Agent becomes aware for which indemnification may be required under this Section 12.4, and Agent may elect (but is not obligated) to direct the defense thereof; provided, that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed, and Borrower shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 12.4 and to employ counsel at its own expense to assist in the handling of such matter. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral, subject to Borrower’s prior approval of any settlement, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Agent agrees not to exercise its right to select counsel to defend the

[Harvest] Loan and Security Agreement (Conformed)

event if that would cause Borrower’s insurer to deny coverage; provided, however, that Agent reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Agent obtains recovery from a third party other than an Indemnified Person of any of the amounts that Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Agent shall promptly pay to Borrower the amount of such recovery. Without limiting any of the foregoing, Borrower hereby indemnifies the Indemnified Parties for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Party has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby.

12.5	Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

12.6	Severability; Captions; Counterparts; Electronic Signatures

If any provision of any Loan Document is adjudicated to be invalid under Applicable Laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by electronic transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7	Expenses

Borrower shall pay, whether or not the Closing occurs, all fees, costs and expenses incurred or earned by Agent, any Lender, and/or its Affiliates, including, without limitation, portfolio management, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable internal and external attorneys’ fees and expenses, (i) in any effort to

[Harvest] Loan and Security Agreement (Conformed)

enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Agent of any action requested by Borrower, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (viii) in connection with all actions, visits, audits and inspections undertaken by Agent or its Affiliates pursuant to the Loan Documents, and/or (ix) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Affiliate in its sole discretion for the work performed. Without limiting the foregoing, Borrower shall pay all Taxes (other than Taxes based upon or measured by a Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

12.8	Entire Agreement

This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to the term sheet dated on or about May, 2013), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Requisite Lenders, as appropriate. Except as otherwise permitted in Section 10.4 and Section 13.2, and subject to Section 13.2, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by in writing signed by Borrower, Agent and Requisite Lenders; provided, that no consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XII so long as no additional duties are required to be assumed by Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.

[Harvest] Loan and Security Agreement (Conformed)

12.9	Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent, the Lenders or any Lender, as applicable, in its sole and absolute discretion. Neither Agent nor any Lender shall have any responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10	Confidential/Publicity

(a) Borrower, Agent and Lenders shall mutually agree on the contents of any press release, public announcement or other public disclosure regarding this Agreement and the transactions contemplated hereunder to be made following the mutual execution and delivery of this Agreement; provided, that (i) Agent or any Lender may disclose the terms hereof and give copies of the Loan Documents to assignees and participants and to prospective assignees and participants and (ii) Borrower may disclose the terms and copies hereof in its filings with the Securities and Exchange Commission and thereafter such information shall be made generally available in the public domain. If either party fails to respond to the other party in writing with either an approval or a disapproval within five (5) Business Days of a party’s receipt of the other party’s request for consent or approval as expressly contemplated pursuant to this Section 12.10, then such consent or approval will be deemed to have been given; provided, that such five (5) Business Day period will not commence to run unless and until the other party has received all information, materials, documents and other matters required to be submitted to it hereunder, with respect to such consent or approval and all other information, materials, documents and other matters reasonably essential to its decision process.

(b) Borrower shall not, without the prior written consent of Agent, use the name of Agent or any Lender in connection with any of its business activities, except in connection with internal business matters, potential or current investors and/or lenders, and as required in dealings with governmental agencies and other financial institutions and as may otherwise be required pursuant to Applicable Laws or in a press release with respect to the Loan. Upon the consent of Borrower, Agent and Lenders may use the name of Borrower and any of its Affiliates in any press release, advertisement or other promotional materials issued with respect to the Loan.

(c) Agent and each Lender (each a “Receiving Party”) understands that Borrower may disclose to a Receiving Party confidential or proprietary information relating to Borrower’s business, including, without limitation: (i) marketing philosophy, objectives, strategies and information; (ii) competitive advantages and disadvantages; (iii) cost, pricing, budgets and other financial data, information, objectives and strategies; (iv) information concerning customers, vendors and other business partners; (v) market position and objectives; (vi) business methods; (vii) data processing and management information systems, programs and practices; (viii) application, operating system, communication and other software; (ix) source and object code, technical data, system architecture, formulae, flowcharts and algorithms; (x) trade secrets and any other information that derives independent economic value from not being

[Harvest] Loan and Security Agreement (Conformed)

generally known to, and not being readily ascertainable through proper means by, the public; (xi) insurance and risk management related quotes, costs, data and/or information and (xii) any and all improvements or additions to any of the above (together, “Confidential Information”)

(d) In consideration of access Receiving Party may be provided to Confidential Information, Receiving Party hereby agrees: (i) to hold the Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information, including, without limitation, all precautions Receiving Party employs with respect to its most confidential materials; (ii) not to sell, copy, transfer, modify, publish, or display any such Confidential Information or any information derived therefrom to any third person; provided, that Receiving Party may disclose the Confidential Information to its Representatives who have a legitimate “need to know” for the sole purpose of providing support to those individuals who have such need; provided, that such Representatives are informed of the confidential nature of such information and must have agreed to treat such Confidential Information (which agreement may be oral) in accordance with the terms of this Section 12.10, and (iii) not to make any use whatsoever at any time of such Confidential Information except for the purposes contemplated by the parties in this Agreement. Notwithstanding the foregoing or otherwise, Receiving Party shall be liable for any breach or threatened breach of the confidentiality obligations set forth herein by Receiving Party or any Representative of said Receiving Party.

(e) Confidential Information will not include, however, information which: (a) was publicly known or made generally available in the public domain prior to the time of receipt by Receiving Party; (b) becomes publicly known or made generally available in the public domain after receipt by Receiving Party through no action or inaction by Receiving Party in breach of this Section 12.10; (c) at the time of receipt by Receiving Party, was already in Receiving Party’s possession, as evidenced by Receiving Party’s files and records immediately prior to Receiving Party’s receipt thereof; (d) is obtained by Receiving Party from a Person other than Borrower or Borrower’s Representatives without a breach of such Person’s obligations of confidentiality or similar obligation or violation by such Person of any Applicable Law; or (e) is independently developed by Receiving Party without use of or reference to any Confidential Information.

(f) In the event that Receiving Party is required by Applicable Law or by legal process to disclose any Confidential Information, Receiving Party, if legally permissible, shall provide Borrower with immediate notice of such requirement in order to enable Borrower to seek an appropriate protective order or other remedy, to consult with Receiving Party with respect to Borrower’s taking steps to resist or narrow the scope of such requirement or legal process, or to waive compliance, in whole or in part, with the terms of this Section 12.10. In any such event Receiving Party shall use commercially reasonable efforts to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment and that any disclosure will be the minimum disclosure required under the circumstances. Nothing contained in this Section 12.10 shall limit Agent or any Lender’s right to disclose such Confidential Information (i) as may be required in connection with such Person’s actual or potential exercise or enforcement of any right or remedy under any Loan Document or (ii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information.

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(g) Each Receiving Party hereby acknowledges that United States securities laws prohibit any person with material, non-public information about a registered security from buying or selling such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Each Receiving Party hereby agrees that the Confidential Information may contain material, non-public information and further agrees to comply, and to insure compliance by its Representatives, with applicable securities laws concerning the Confidential Information, so long as any such disclosure comports with all Applicable Laws.

(h) For purposes of this Section 12.10, “Representative” means, as to any Person, its affiliates and its and their directors, officers, employees, trustees, partners, members, managers, agents, advisors and professional consultants (including, without limitation, financial advisors, attorneys and accountants), controlling Persons, lenders, funding or financing sources, and any applicable rating agency. Unless the context clearly requires otherwise, references in this Section 12.10 to Receiving Party shall include Receiving Party’s Representatives.

12.11	Release of Collateral

So long as no Default or Event of Default has occurred and is continuing, upon request of Borrower, Agent shall release any Lien granted to or held by Agent upon any Collateral being sold or disposed of in compliance with the provisions of the Loan Documents, as determined by Agent in its Permitted Discretion. Promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations and the termination of the Commitments and this Agreement, the Liens created hereby shall terminate and Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Agent’s Liens in the Collateral and shall return the Collateral to Borrower or the Person lawfully entitled thereto; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and/or Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent and/or Lender. Neither Agent nor any Lender shall be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from Agent’s own acts.

12.12	Appointment of Servicer

(a) Agent may from time to time enter into a servicing agreement (a “Loan Servicing Agreement”) with CapitalSource Finance LLC or an Affiliate of Agent or CapitalSource Finance LLC (a “Loan Servicer”) to service and enforce the Loan Documents and collect the Obligations on Agent’s behalf. Pursuant to the Loan Servicing Agreement, Agent may authorize the Loan Servicer to take certain actions, perform certain duties and exercise certain powers on Lender’s behalf under the provisions of the Loan Documents and any other

[Harvest] Loan and Security Agreement (Conformed)

instruments and agreements referred to in this Agreement, all of to which Borrower hereby consent.

(b) The Loan Servicer shall have no duties or responsibilities to Borrower, but only to Agent and then only as expressly set forth in the Loan Servicing Agreement. Without limiting the generality of the foregoing, the Loan Servicer shall have no obligation to make any loans or advances to Borrower. Neither the Loan Servicer nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by them under this Agreement or in connection herewith, unless caused by its or their willful misconduct. The Loan Servicer’s duties shall be mechanical and administrative in nature; nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Loan Servicer any obligations with respect to the Loan Documents except as expressly set forth herein. Neither Borrower nor Sponsor shall in any way be construed to be a third party beneficiary of any relationship between Loan Servicer and Agent.

(c) The Loan Servicer shall be entitled to rely, and shall be fully protected in relying, upon any communication whether written or oral believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) Borrower shall be entitled to rely upon any communication whether written or oral sent or made by the Loan Servicer for and on behalf of Agent with respect to all matters pertaining to the Loan Documents and Borrower’ duties and obligations hereunder, unless and until Borrower receive written notice from Lender that the Loan Servicer is no longer servicing the Loans.

(e) The Loan Servicing Agreement may be terminated at any time without prior notice to or consent of Borrower, and Agent will notify Borrower within a reasonable period of time thereafter of such termination. Upon termination of the Loan Servicing Agreement and failure to replace the Loan Servicing Agreement with a new servicing agreement, all references herein to the Loan Servicer shall thereafter mean and refer to Lender.

XIII.      AGENT PROVISIONS; SETTLEMENT

13.1	Agent

(a) Appointment. Each Lender hereby designates and appoints Pacific Western as the administrative agent, payment agent and collateral agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Pacific Western, as Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such on the conditions contained in this Article XIII. The provisions of this Article XIII are solely for the benefit of Agent and Lenders, and Borrower shall have no rights as third-party beneficiaries of any of the provisions of this Article XIII other than the second sentence of Section 13.1(h)(iii). Agent may perform any of its duties hereunder, or under the

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Loan Documents, by or through its agents, employees or sub-agents. Agent may not be removed hereunder without its prior written consent.

(b) Nature of Duties.     In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or Borrower. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower. Except for information, notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder or given to Agent for the account of or with copies for Lenders, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender. Agent shall promptly notify each Lender in writing any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided, that the foregoing shall not prevent Agent from being be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted

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or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

(d) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.

(e) Indemnification. Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Agent in its Individual Capacity. With respect to the Loans made by it, if any, Pacific Western and its successors as Agent shall have, and may exercise, the same rights and powers under the Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Loan Documents, as any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall include Agent in its individual capacity as a Lender. Agent and its Affiliates may accept deposits from, lend money to, act as the financial

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advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Agent pursuant hereto.

(g) Successor Agent.

(i) Resignation. Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (g)(i) of this Section 13.1, Requisite Lenders shall appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists); provided, however, that so long as no Default or Event of Default has occurred and is continuing, no such successor Agent shall be a BDC or a wholly-owned Subsidiary of a BDC. If a successor Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders, appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists), who shall serve as Agent until such time as Requisite Lenders appoint a successor Agent as provided above; provided, however, that so long as no Default or Event of Default has occurred and is continuing, no such successor Agent shall be a BDC or a wholly-owned Subsidiary of a BDC. If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Requisite Lenders thereafter shall perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents; provided, that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession. After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

(h) Collateral Matters.

(i) Collateral. Each Lender agrees that any action taken by Agent (or at the direction of the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders)) in accordance with the provisions of this

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Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent (or at the direction of the Requisite Lenders (or, where so required, such greater number of Lenders)) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Agent. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Credit Parties or any of their Subsidiaries; (iii) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all right and remedies given to such Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise.

(ii) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent, for the benefit the of Lenders, upon any Property covered by the Loan Documents (A) upon termination of this Agreement and the payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); (B) constituting Property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); or (C) constituting Property leased to any Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended.

(iii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 13.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 13.1(h)(ii). So long as no Event of Default exists, upon receipt by Agent of confirmation from the requisite percentage of Lenders of its authority to release any particular item or types of Property covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days’ prior written request by Borrower, Agent shall (and hereby is irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit of Lenders, herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free

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and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Subsidiary of any Borrower in respect of) all interests retained by Borrower or any Subsidiary of any Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Loan Documents.

(iv) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Loan Documents exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 13.1(h) or in any of the Loan Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Loan Documents, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Collateral covered by this Agreement or the Loan Documents as one of Lenders and Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i) Agency for Perfection. Each Lender hereby appoints Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of Lenders, notify Agent thereof and, promptly upon Agent’s request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.

(j) Exercise of Remedies. Except as set forth in Section 13.4, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral security for the Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Loan Documents.

13.2	Amendments, Waivers and Consents

(a) Except as otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Requisite Lenders (or by the Agent on their behalf) without taking into account the Revolving Exposure and/or Commitments held by Defaulting Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific

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purpose for which given; provided, however, that except as otherwise expressly provided herein, no amendment, waiver or consent shall, unless in writing and signed by Borrower and all Lenders (other than any Defaulting Lender), do any of the following at any time: (a) change the number of Lenders that shall be required for Lenders or any of them to take any action hereunder; (b) amend the definition of “Requisite Lenders”; (c) amend this Section 13.2; (d) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loan or any fees or other amounts payable hereunder; or (e) postpone any date on which any payment of principal of, or interest on, the Loan or any fees or other amounts payable hereunder is required to be made; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by (i) a Lender, change the Pro Rata Share or increase the Commitment of such Lender, (ii) the Agent, in addition to Lenders required above, to take any such action that affects the rights or duties of Agent under this Agreement or any other Loan Document and (iii) all Lenders (or by the Agent at their instruction), any change adverse to the Lenders affecting the provisions of this Agreement relating to the Borrowing Base (including the definitions used therein), the Eligible Loans (including the definitions used therein), or the provisions of Section 6.18 (including the definitions used therein); provided, further, that notwithstanding clause (iii) in the immediately preceding proviso, as between Agent and Lenders, Agent shall be permitted to waive eligibility requirements with respect to proposed Eligible Loans in its reasonable discretion consistent with past practices without the consent of Requisite Lenders (it being understood that any such waiver shall be in Agent’s sole discretion as between Agent and Borrower).

(b) In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Lender.

(c) In the event Agent requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans to Agent for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees due such Lender, which principal, interest and fees will be paid to Lender when collected from Borrower. In the event that Agent elects to require any Lender to assign its interest to Agent pursuant to this Section 13.2 Agent will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent no later than five (5) calendar days following receipt of such notice.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of Requisite Lenders, the consent of the Requisite Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 13.7(d) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

13.3	Set-off and Sharing of Payments

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In addition to any rights and remedies now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by law, with the prior written consent of Agent and without notice to Borrower or any other Person other than Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender at any of its offices for the account of Borrower (regardless of whether such balances are then due to any Borrower ), and (b) other Property at any time held or owing by such Lender to or for the credit or for the account of any Borrower, against and on account of any of the Obligations which are not paid when due; provided, that no Lender or any such holder shall exercise any such right without prior written notice to Agent. Any Lender that has exercised its right to set-off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loans shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Borrower agrees, to the fullest extent permitted by law, that (y) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (z) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and other Obligations in the amount of such participation.

13.4	Disbursement of Funds

Agent may, on behalf of Lenders, disburse funds to Borrower for the Advances requested. Each Lender shall reimburse Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender shall remit to Agent its Pro Rata Share of any Advance before Agent disburses such Advance to or on account of Borrower. If Agent so elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender’s Pro Rata Share of such requested Advance no later than one (1) Business Day prior to the Borrowing Date, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account not later than 2:00 p.m. (New York City time). If Agent shall have disbursed funds to Borrower on behalf of any Lender and such Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment by Borrower required pursuant to this Section 13.4 shall be without premium or penalty. Nothing in this Section 13.4 or elsewhere in this Agreement or the other Loan Documents, including, without limitation, the provisions of Section 13.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its

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obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

13.5	Settlements; Payments; and Information

(a) Advances; Payments; Interest and Fee Payments.

(i) The amount of outstanding Loans pursuant to Advances may fluctuate from day to day through Agent’s disbursement of funds to or on account of, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender, notwithstanding terms to the contrary set forth in Section 13.4, Advances and repayments thereof may be settled according to the procedures described in Sections 13.5(a)(ii) and 13.5(a)(iii). Notwithstanding these procedures, each Lender’s obligation to fund its Pro Rata Share of any Advances made by Agent to or on account of Borrower will commence on the date such Advances are made by Agent. Nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Default or Event of Default exists. All such payments will be made by such Lender without set-off, counterclaim or deduction of any kind.

(ii) Once each week, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by 1:00 p.m. (New York City time) on a Business Day by telephone, telex or telecopy of the amount of each such Lender’s Pro Rata Share of the outstanding Advances. In the event payments are necessary to adjust the amount of such Lender’s share of the Advances to such Lender’s Pro Rata Share of the Advances, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other’s account not later than 2:00 p.m. (New York City time) on the Business Day following the Settlement Date.

(iii) Not later than the first Business Day after the Payment Date of each month (“Interest Settlement Date”), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrower for the preceding month in respect of the Loans. Provided that such Lender has made all payments required to be made by it under this Agreement and provided that Lender has not received its Pro Rata Share of interest and fees directly from Borrower, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on Schedule A of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender’s share of such interest and fees.

(b) Availability of Lenders’ Pro Rata Share.

(i) Unless Agent has been notified by a Lender prior to any proposed Borrowing Date of such Lender’s intention not to fund its Pro Rata Share of an Advance, Agent may assume that such Lender will make such amount available to Agent on the

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proposed Borrowing Date or the Business Day following the next Settlement Date, as applicable; provided, however, that nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Default or Event of Default exists. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

(ii) Nothing contained in this Section 13.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent, any other Lender or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from any Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

13.6	Dissemination of Information

Upon request by a Lender, Agent will distribute promptly to such Lender, unless previously provided by any Borrower to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including, without limitation, financial and reporting information received from Borrower or generated by a third party (and excluding only internal information generated by Pacific Western for its own use as a Lender or as Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Loan Documents as received by Agent. Agent shall not be liable to any of Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

13.7	Defaulting Lender

(a) Agent may recover from a Defaulting Lender on demand the Defaulting Lender’s Pro Rata Share of any Loans made available by Agent on such Lender’s behalf that

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Defaulting Lender fails to pay to Agent or any other amount owing by a Defaulting Lender to Agent hereunder that such Defaulting Lender fails to pay to Agent.

(b) The failure of any Lender to fund its Pro Rata Share of any Advance shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Advance. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender’s Pro Rata Share of an Advance.

(c) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Lender’s Commitment or Loans made by it, as applicable, for such purposes shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (i) the Defaulting Lender has paid all amounts required to be paid to Agent hereunder or (ii) Borrower, the Requisite Lenders and Agent shall have waived such Lender’s default in writing. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender or to relieve or excuse the performance by Borrower of its duties and obligations hereunder.

(d) If any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.2), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Agent which consent shall not unreasonably be withheld or delayed, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if prior thereto the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

13.8	Taxes

(a) Subject to Section 13.8(g), any and all payments by or on account of any obligations of Borrower to each Lender or Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority, excluding, in the case of each Lender and Agent, (i) such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income, overall receipts or total capital of such Lender or Agent, respectively, by the jurisdiction in which such Lender or Agent, as the case may be, is organized or maintains a Lending Office or any

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political subdivision thereof, and (ii) any branch profits taxes imposed by the United States of America (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, Borrower shall pay to the relevant Governmental Authority any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”) not paid pursuant to Section 13.8(a).

(c) Subject to Section 13.8(g), Borrower shall indemnify, defend and hold harmless each Lender and Agent for the full amount of any and all Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.8) paid or payable by such Lender or Agent and any liability (other than any penalties, interest, additions, and expenses that accrue after the 180th day after the receipt by Agent or such Lender of written notice of the assertion of such Taxes or Other Taxes unless before the date that Agent or such Lender provides Borrower with a certificate relating thereto pursuant to Section 13.8(1)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payments under this indemnification shall be made within thirty (30) days from the date any Lender or Agent makes written demand therefor.

(d) If Borrower shall be required by applicable law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then, subject to Section 13.8(g):

(i) the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.8), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii) Borrower shall make such deductions; and

(iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(e) As soon as practicable after the date of any payment by Borrower of Taxes or Other Taxes to a Governmental Authority, Borrower shall furnish to Agent (and the applicable Lender) the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent (and the applicable Lender).

(f) Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income or is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”) shall deliver to Borrower and Agent (or, in the case of an assignment that is not disclosed to Borrower in

[Harvest] Loan and Security Agreement (Conformed)

accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower) two (2) copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. In addition to properly completing and duly executing Forms W-8BEN or W-8IMY (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States Federal income tax under Section 871(h) or 881(c) of the Code, such Lender hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental securities law or other legal requirements, (D) it is not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code of Borrower, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code and such Non-U.S. Lender agrees that it shall provide Agent, and Agent shall provide to Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower), with prompt notice at any time after becoming a Lender hereunder that it can no longer make the foregoing representations and warranties. Each Non-U.S. Lender shall promptly notify Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and not to Borrower) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose). If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or ~~the Administrative~~ Agent as may be necessary for the Borrower and the Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Notwithstanding any other provision of this section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver. Each Lender who makes an assignment pursuant to Section 12.2 where the assignment and assumption agreement is not delivered to Borrower shall indemnify and agree to hold Agent, Borrower and the other Lenders harmless from and against any United States federal withholding tax, interest and penalties that would not have been imposed but for (i) the failure of the Affiliate or the Related Fund that received such assignment

[Harvest] Loan and Security Agreement (Conformed)

under Section 12.2 to comply with this Section 13.8(f) or (ii) the failure of such Lender to withhold and pay such tax at the proper rate in the event such Affiliate or Related Fund does not comply with this Section 13.8(f) (or complies with Section 13.8(f) but delivers forms indicating it is entitled to a reduced rate of such tax). Upon Borrower’s reasonable request, any Lender that is a U.S. Lender shall deliver to Borrower and Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is entitled to receive any and all payments under this Agreement and each other Loan Document free and clear from withholding of United States federal income taxes and (ii) such other reasonable documentation as will enable Borrower and/or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section 13.8(f) and Section 13.8(h), and shall make the representations and warranties set forth in clauses (A) — (F) above; provided, that the obligations of such Participant, pursuant to this Section 13.8(f) and Section 13.8(h), shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to Lender from which the related participation shall have been purchased.

(g) Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 13.8(d) to any Lender or Agent or to indemnify any Lender or Agent pursuant to Section 13.8(c) to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 13.8(f) for any reason; (ii) with respect to a Lender, the obligation to withhold amounts with respect to United Stated Federal income tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a lending office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Loan; provided, however, that this clause (ii) shall not apply to the extent the additional amounts any Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (ii)) do not exceed the additional amounts that the Person making the transfer, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation; (iii) the Internal Revenue Service has determined (which determination shall be final and non-appealable) that such Lender or Agent is treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881-3 or any successor provision; provided, however, that nothing contained in this clause (iii) shall preclude the payment of additional amounts or indemnity payments by Borrower to the person for whom the “conduit entity” is acting; or (iv) such Lender is claiming an exemption from withholding of United States Federal income tax under Sections 871(h) or 881(c) of the Code but is unable at any time to make the representations and warranties set forth in clauses (A) (F) of Section 13.8(f); or (v) any U.S. federal withholding taxes imposed under FATCA, including, for the avoidance of doubt, U.S. federal withholding taxes if imposed under FATCA as a result of a Lender’s failure to comply with legislation with respect to or implementing an intergovernmental agreement entered into by two or more Governmental Authorities with respect to FATCA.

(h) Each Non-U.S. Lender agrees to provide Borrower and Agent, upon the reasonable request of Borrower, such other forms or documents as may be reasonably required

[Harvest] Loan and Security Agreement (Conformed)

under applicable law in order to establish an exemption from or eligibility for a reduction in the rate or imposition of Taxes or Other Taxes. If, at any time, Borrower requests any Lender to deliver any such additional forms or other documentation, then Borrower shall, on demand of such Lender through Agent, reimburse such Lender for any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

(i) If Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to this Section 13.8, then such Lender or Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower or to designate a Lending Office from a different jurisdiction (if such a Lending Office exists) so as to eliminate or reduce any such additional payments by Borrower which may accrue in the future if such filing or changes in the reasonable judgment of such Lender or Agent, would not require such Lender to disclose information such Lender deems confidential and is not otherwise disadvantageous to such Lender or Agent.

(j) If Agent or a Lender, in its reasonable judgment, receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 13.8 and no Default or Event of Default exists, it shall promptly pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 13.8 with respect to the Taxes or Other Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund; provided, that Borrower, upon the request of Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay the applicable refund to such Governmental Authority.

(k) Notwithstanding anything herein to the contrary, if Agent is required by law to deduct or withhold any Taxes or Other Taxes or any other taxes from or in respect of any sum payable to any Lender by Borrower or Agent, Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Agent from Borrower.

(l) Any Lender claiming reimbursement or compensation pursuant to this Section 13.8 shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

(m) The agreements and obligations of Borrower in this Section 13.8 shall survive the payment of all other Obligations.

13.9	Inability to Determine Rates

If Agent determines that (i) for any reason adequate and reasonable means do not exist for determining the LIBOR Rate with respect to a proposed Advance, (ii) it is illegal or unlawful for to make or incur Advances based on the LIBOR Rate, or (iii) that the LIBOR Rate

[Harvest] Loan and Security Agreement (Conformed)

with respect to a proposed Advance does not adequately and fairly reflect the cost to the Lenders of funding such Advance, Agent will promptly notify Borrower and all Lenders. Thereafter, the obligation of the Lenders to make Advances or maintain the Loan based on the LIBOR Rate shall be suspended until Agent revokes such notice in writing.

13.10	Patriot Act

Each Lender that is subject to the requirements of the Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and each Lender to identify Borrower in accordance with the Patriot Act. Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

[Harvest] Loan and Security Agreement (Conformed)

IN WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.

BORROWER:

HARVEST CAPITAL CREDIT CORPORATION, a Delaware corporation

By:
Name:	~~Richard P. Buckanavage~~
Title:	~~Chief Executive Officer and President~~

Address:

Harvest Capital Credit Corporation
~~450 Park Avenue, Suite 500~~
767 Third Ave., 29th Floor
New York, New York ~~10022~~10017
Attn: ~~Richard P. Buckanavage, President and CEO~~William E. Alvarez, Jr., CFO
Email: ~~rbuckanavage~~balvarez@harvestcaps.com

with a copy to:

~~JMP Credit Advisors LLC~~ Eversheds Sutherland (US) LLP ~~3440 Preston Ridge Road, Suite 350~~999 Peachtree Street NE, Suite 2300
~~Alpharetta, Georgia 30005~~ Atlanta, Ga 30309-3996
Attn: ~~Renee Lefebvre~~Eric R. Fenichel Email:
~~rlefebvre@jmpcredit~~ericfenichel@eversheds-sutherl and.com

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

AGENT AND A LENDER:

CAPITALSOURCE BANK,
a California industrial bank

By:
Name:	~~David Zimmerman~~
Title:	~~SVP, Portfolio Manager~~

Address:

Pacific Western
5404 Wisconsin Ave, 2nd Floor Chevy Chase, Maryland 20815 Attn: Sue Choi

with a copy to:

Holland & Knight LLP
300 Crescent Court, Suite 1100
Dallas, Texas 75201
Attn: Matthew Fontane

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

LENDER:

CITY NATIONAL BANK,
as a Lender

By:
Name:
Title:

Address:

City National Bank
555 South Flower Street, 24th Floor Los Angeles, CA 90071
Attn: Eric Lo, Vice President Fax: (213) 673-9801
Email: eric.lo@cnb.com

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

SCHEDULE A

Commitments; Account Information

	Commitments
Lender	Dollars	Percentage
Pacific Western Bank	$40,000,000	72.7%
City National Bank	$15,000,000	27.3%

Lender	Account Information

Pacific Western Bank

5404 Wisconsin Ave, 2nd Floor

Chevy Chase, Maryland 20815

Attn: Karen Ruano

Fax: (301) 272-3688

Email: kruano@capitalsource.com

City National Bank

555 South Flower Street, 24th Floor

Los Angeles, CA 90071

Attn: Elena Garcia

Fax: (310) 297-8737

Email: 354syndi@cnb.com

[Harvest] Loan and Security Agreement (Conformed)

Annex I - 135

Annex I

LETTERS OF CREDIT

Subject to the terms and conditions of this Annex and of this Agreement, Agent may from time to time prior to the expiration of the Revolving Period cause the L/C Issuer to issue Standby Letters of Credit for the account of Borrower; provided, however, that the Lenders shall not issue or to cause to be issued any Standby Letters of Credit (i) to the extent that the issuance of such Standby Letters of Credit would then cause the sum of the outstanding Advances and all outstanding Letter of Credit Usage, to exceed the lesser of (x) the Maximum Loan Amount, and (y) the Availability (with the requested Standby Letters of Credit being deemed to be outstanding for the purposes of calculating Availability), or (ii) if a Default or an Event of Default shall have occurred and be continuing or would exist after giving effect to the issuance of the Standby Letter of Credit on such date. The maximum amount of outstanding Standby Letters of Credit under this Agreement shall not exceed $2,000,000 in the aggregate at any time. Each disbursement or payment by the L/C Issuer any Lender (with respect to its participation in any Standby Letter of Credit) of an amount drawn under Standby Letters of Credit shall be deemed to be an Advance, or shall be automatically reimbursed to the L/C Issuer or Agent (on behalf of the L/C Issuer) as an Advance, made pursuant to this Agreement and shall bear interest at the Applicable Rate as of the date of such Advance pursuant to this Agreement. Standby Letters of Credit that have not been drawn upon shall not bear interest.

(a) Borrower may from time to time upon notice not later than 11:00 a.m., New York City time, at least three (3) Business Days in advance, request that Pacific Western (and in Agent’s sole discretion, the other Lenders) assist Borrower in establishing or opening a Standby Letter of Credit by delivering to Agent on Pacific Western’s (or such other L/C Issuer’s) standard form of standby letter of credit application (the “Standby Letter of Credit Application”) completed to the satisfaction of the L/C Issuer and such other certificates, documents and other papers and information as Agent or the L/C Issuer, respectively may reasonably request.

(b) Each Standby Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Standby Letter of Credit’s date of issuance (provided, that such expiry date may be renewed for additional twelve (12) month periods unless L/C Issuer or Agent and Lenders notifies Borrower otherwise) and in no event later than the Maturity Date. Each Standby Letter of Credit Application and each Standby Letter of Credit shall be subject to the International Standby Practices (ISP98) issued by the Institute for International Banking Law and Practice, Inc., and any amendments or revision thereof.

(c) In connection with the issuance of any Standby Letter of Credit issued on behalf of Borrower, Borrower shall indemnify, save and hold Agent, each Lender, and each L/C Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent and any Lender or any L/C Issuer, and reasonable expenses and reasonable attorneys’ fees incurred by Agent and any Lender or any L/C Issuer arising out of, or in connection with, any Standby Letter of Credit to be issued for the account of Borrower.

[Harvest] Loan and Security Agreement (Conformed)

Annex I - 1

Borrower shall be bound by the L/C Issuer’s regulations and good faith interpretations of any Standby Letter of Credit issued or created for Borrower’s account, although these interpretations may be different from Borrower’s own; and, neither Agent, any Lender nor any L/C Issuer, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in any Standby Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Standby Letter of Credit, except for Agent’s, any Lender’s, such L/C Issuer’s or such correspondents’, as the case may be, gross negligence, bad faith or willful misconduct.

(d) Borrower shall authorize and direct the L/C Issuer to name Borrower as the “Account Party” therein and to deliver to Agent and Lenders all instruments, documents, and other writings and property received by the L/C Issuer pursuant to the Standby Letters of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Standby Letters of Credit and the applications therefor.

(e) To the extent (x) Pacific Western has agreed to issue a requested Standby Letter of Credit as L/C Issuer, or (y) Agent has (in its sole discretion) requested that another Lender (in such Lender’s sole discretion) agree to issue any such requested Standby Letter of Credit in such Lender’s own name (as an L/C Issuer), upon any issuance of such Standby Letter of Credit in accordance with the terms of this Agreement, with respect to such Standby Letter of Credit and all disbursements made with respect to such Standby Letter of Credit, each Lender shall be deemed to have irrevocably purchased, without recourse or warranty, an undivided interest and participation (in an amount equal to such Lender’s respective Pro Rata Share) in such Standby Letter of Credit, the aggregate amount of all disbursements made with respect to such Standby Letter of Credit, and each Advance made as a consequence of such disbursement. Each Lender shall make the amount of its participation in such Advance available to Agent (for the benefit of the L/C Issuer) not later than 2:00 p.m. (Eastern Time) on the Business Day following such Advance in same day funds by wire transfer to Agent’s account.

(f) By making available to Agent the amount of its participation in any Advance made as a consequence of any disbursement on a Standby Letter of Credit, such Lender shall be deemed to have made a Loan to Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay the related Letter of Credit Usage.

(g) The obligations of each Lender to make payments to Agent, for the account of any L/C Issuer, with respect to a Standby Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(a) any lack of validity or enforceability of this Agreement or any of the Loan Documents;

(b) the existence of any claim, setoff, defense or other right that Borrower may have at any time against a beneficiary named in such Standby Letter of Credit or any transferee of such Standby Letter of Credit (or any Person for which any such transferee

[Harvest] Loan and Security Agreement (Conformed)

Annex I -  2

may be acting), Agent, L/C Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Standby Letter of Credit, the transactions contemplated herein or any related transactions (including any underlying transactions between a Borrower or any other party and the beneficiary named in such Standby Letter of Credit);

(c) any draft, certificate or any other document presented under such Standby Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or any of the Loan Documents;

(e) any failure by Agent to provide any notices required pursuant to this Agreement relating to such Standby Letter of Credit;

(f) any payment by the L/C Issuer under any of the Standby Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Standby Letter of Credit (if, in the good faith opinion of the L/C Issuer, such prepayment is deemed to be appropriate);

(g) Borrower; or

(h) any adverse change in the condition (financial or otherwise) of the the occurrence and continuation of any Default or Event of Default.

*       *       *       *       *

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Annex I -  3

SCHEDULE 5.18B

TO SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

(See attached.)

[Harvest] Seventh Amendment